Securities Act Rule 424(b)(3)
                                                     Registration No. 333-118613



          $20,000,000 of 8.25% FIVE YEAR BONDS AND GRADUATED RATE BONDS
                        1,500,000 SHARES OF COMMON STOCK

                                   Cornerstone
                                   Ministries
                                Investments, Inc.


We are offering two different five-year bonds. One has a fixed 8.25% interest rate. The other has a graduated rate and may be redeemed on any anniversary of its purchase. We are also offering shares of our common stock. These offerings are described in the prospectus summary on page 3. The net proceeds from these offerings will be used to finance churches and nonprofit faith-based schools, senior housing, affordable housing, student housing and daycare facilities.

We do not expect that there will be any trading market for the bonds or shares.


We are offering these securities directly to investors. Our president will participate in the sale of these bonds and shares, in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934. Selected brokers will also sell bonds and shares as our agents. Wellstone Securities LLC will be the lead underwriter. This is not a firm commitment underwriting. The selected brokers are obligated only to use their best efforts to sell these securities.

The offering will end when all these securities have been purchased or earlier, if we decide to close the offering, but not later than June 30, 2006. There is no requirement that a minimum amount must be sold and no arrangement to place the funds in escrow, trust or similar account. The minimum investment is $500 for bonds and $100 for shares.


   These securities are not insured or guaranteed by any governmental agency.

  See "Risk Factors" beginning on page 4 for risks particular to this offering.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             Public Offering         Broker-dealer              Proceeds
                                 Price            Commissions and Fees       to Cornerstone
----------------------------------------------------------------------------------------------
8.25% five-year bonds             $500.00                $25.00                   $475.00
Graduated rate bonds              $500.00                $25.00                   $475.00
Per Share                         $  6.50                 $0.325                   $6.175
----------------------------------------------------------------------------------------------
    Total                     $29,750,000            $1,487,500               $28,262,500
==============================================================================================

                The date of this Prospectus is December 27, 2004



We have not authorized anyone to give you any information or make any representation that is not in this prospectus. The information in this prospectus is current and correct only as of the date of this prospectus, regardless of the time of its delivery or of any sale of the bonds or shares. We are offering to sell, and seeking offers to buy the bonds or shares only in jurisdictions where offers and sales are permitted.




                             -----------------------




                                                     TABLE OF CONTENTS

                                                        Page                                                   Page
                                                        ----                                                   ----
Prospectus summary...................................     3   Certain transactions..........................    31
Risk factors.........................................     4   Principal shareowners.........................    31
Note about forward-looking statements ...............     6   Description of securities.....................    32
Recent offerings of our bonds and common stock.......     6   Future resale of securities...................    35
Use of proceeds......................................     6   Plan of distribution......................        35
Management's discussion and analysis of financial ...         Legal Matters.................................    36
   condition and results of operations...............     7   Experts.......................................    36
Business.............................................    20   Available Information.........................    37
Management...........................................    27   Index to financial statements.................    37

                             -----------------------

                               Prospectus summary

         This summary highlights key information from this prospectus. To understand this offering fully, please read the entire prospectus carefully, including the risk factors and the financial statements.

Our business


Cornerstone Ministries Investments, Inc. finances land and buildings for churches and other nonprofit faith-based schools, senior housing, affordable housing and daycare facilities. We began operations in 1985 as Presbyterian Investors Fund, Inc., a nonprofit corporation. Cornerstone Ministries Investments, Inc. was organized as a for profit corporation in 1996. The two were merged in December 2000. At June 30, 2004, we owned $92,888,884 in real estate loans and joint venture investments, of which 59% were for senior housing facilities, 30% for community housing and 11% for churches. 64% of our revenues in the first six months of 2004 came from two nonprofit organizations. Funding has come from $97,112,123 in bonds, $6,162,500 in mortgage participations and $5,162,914 in shares of common stock and retained earnings. Our loans earn 10% annual interest. They are for one-year terms and we collect fees for making or renewing a loan. Our bonds have an interest cost of 6.25% to 9%, plus our selling costs. All of the net proceeds of this offering, other than from bonds sold to replace maturing bonds, will be used for making loans. The margin, between interest, fees and participations on our loans and interest and selling costs on our bonds, pays our operating costs and provides retained earnings for payment of any dividends.


Our objectives

Our goal is to help churches and other nonprofit organizations buy or build the facilities they need to carry out their missions and goals. Our loans are in smaller amounts, and to groups in an earlier stage of development, than loans from conventional sources. We use our own funds, often together with financing from banks or other investors. Where there is no suitable existing building, we may assist in developing a new facility for a qualified candidate. We are not long-term lenders in these properties. Rather, we seek to provide basically a bridge to qualification for conventional financing.

This offering of bonds and shares of common stock

This prospectus offers two different types of securities. The bonds require us to pay investors interest at a fixed rate and to return invested principal on the agreed date. Recourse in the event of default is as a general creditor, through the bond trustee. Our common stock is equity ownership, with no required payments. Any return to shareowners would be from any dividends our directors decide to pay, if earnings and cash are available, and from any resale of the shares to other investors. Recourse in the event of our liquidation is to any assets remaining after payment to creditors.

Payment of interest, principal and dividends

This chart summarizes the interest rates and principal repayment dates for the two types of bonds offered:

   Bond               Annual percentage                When  principal
   type               rate of interest               is due to be repaid
   ----               ----------------               -------------------
Five-year                 8.25%                  At the five-year maturity date
Graduated       6.25%, increasing to 8.25%        Any anniversary of purchase,
                                                      on 10 days' notice

The description of securities section of this prospectus explains how interest is calculated and paid, when principal may be repaid before the due date and other terms of the bonds.


For the past five years, we have been paying cash dividends on our common stock, at annual rates of 8% to 10.5% on the $6.50 share purchase price. Dividend payments in the future will depend upon our having sufficient net income and cash, and a decision by our board of directors.


How to buy bonds or shares

You can fill out the order form and return it with your check for the amount of your investment. You can also purchase bonds or shares from any of the securities broker-dealers who are our sales agents for this offering. The minimum investment is $500 for bonds and $100 for shares.

How you can communicate with us

Our office is at 2450 Atlanta Highway, Suite 904, Cumming, Georgia 30040. Our telephone number is (678) 455-1100 and our fax number is (678) 455-1114.

                                  Risk factors

If payments to us are delayed or uncollectible, we may not be able to pay investors on time. The ability of any borrower to make the loan payments is dependent on the continuing strength of its contributions and income. To the extent that a church or project suffers a decline in contributions or income from ministries, it may be unable to meet its loan obligations. It is our practice for some loans to have limited personal guarantees in which each individual guarantor pledges a maximum of $5,000. We may have difficulty suing individuals to force their compliance with the guarantee agreement and may have to take a loss on the loan.


We could become unable to pay current interest, dividends or principal repayments if we have to take over property for nonpayment and resell it. We have a mortgage on the borrower's real estate, to secure payments of interest and repayment of principal. If a borrower is unable to pay its loan and we must take over the property, we may find it difficult to find a buyer for the property at a price that will not result in our losing money. Many of the properties will be designed specifically to meet certain needs and would be of limited use to other buyers. We rely upon professional appraisers for their evaluation of the amount at which we could sell the property. We lend up to 100% of this value to non-profit owners of senior housing facilities. A foreclosure sale could result in a much lower price, because of the property's condition, general market conditions or factors beyond our control.


If we must foreclose on a loan, we could also lose money because of the time and cost it could take to sell the property. The particular purposes for which our borrowers use property may make it more difficult than with other types of real estate to take possession, to repair the building, to find a buyer, or to maintain and protect the property. In the event of a foreclosure, property may not sell for its appraised value, if the appraised value is based on its special purpose. There is a very limited market for church property.

We could lose income, or suffer loss on sale of a property, if an uninsured event happened. We require comprehensive liability, fire, flood and extended insurance coverages on all buildings that secure our loans. However, insurance is often not available for certain types of losses, such as riots, acts of war, floods or earthquakes.

We may incur liability under environmental laws, to an extent that keeps us from making current payments to investors. Various federal, state and local laws make property owners and lenders pay the costs of removal or remediation of certain hazardous substances released on a property. They often impose a penalty without regard to whether an owner, operator, or lender knew of, or was responsible for, the release of hazardous substances. The presence of, or failure to properly remediate, hazardous substances can hurt occupancy of the contaminated property, the ability to operate it as intended and the ability to sell or borrow against it. The presence of hazardous wastes could also result in personal injury or similar claims by private plaintiffs. We require a transaction screen, appraisal or on-site inspection for every property on which we make a loan. If we then decide it is necessary, we have a Phase I environmental site assessment performed, to identify potential contamination for which an owner or lender may be responsible and to assess the status of regulatory compliance.

There may be unexpected regulatory compliance costs that would lower our cash flow to pay interest, dividends and principal. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.


We lend in smaller amounts and to borrowers in earlier stages of development, than conventional lenders. Our loans are more costly to administer and may have higher risks of nonpayment than loans made by conventional lenders. Banks and insurance companies generally require borrowers to have at least three years of operating history, with annual receipts of at least $200,000. We lend to churches that have been in existence at least one year, have 100 or more members and $125,000 of receipts. Our costs of administering loans require us to charge higher loan fees and interest rates. Lack of operating history generally means higher risk.

Because our loan portfolio has grown rapidly, many of our loans may be too new to reveal possible losses. We would incur losses on loans if a borrower did not make payments on a timely basis, we took steps to enforce payment and then foreclosed on the property securing the loan and were unable to recover the amount of our loan and accrued interest. Our past experience in delinquent loans does not necessarily predict the future for the loans we have recently made and will make with the proceeds of this offering.


A delay or inability to refinance a single loan could reduce our cash flow below our ability to pay interest and principal on our bonds or dividends on our common stock. The amount of one loan for developing a housing ministry could be a significant percentage of our total loans receivable, before that loan is repaid from long-term financing.

Most of our current revenue comes from two borrowers, so that any failure by them in making current payments could create serious cash flow problems for us. In the first six months of 2004, approximately 46% of our revenues came from interest and fees on loans to Senior Housing Services, Inc. and approximately 18% came from interest and fees on loans to Wellstone Housing Corporation. Any adverse developments for these borrowers, which made them unable to make timely payments to us, could keep us from paying interest and principal on our bonds and any dividends on our common stock.



We have had negative retained earnings in the past and if this happens again, it could strain our ability to pay interest and dividends. We had negative retained earnings in the years 2000 and 2001 and through June 30, 2003, because we paid more in dividends in those periods than we earned. If we were to have losses in the future, we could impair our ability to pay interest on our bonds unless we raised additional equity, which we might not be able to do.


We could be unable to repay our debt when due, because we did not have enough cash. We receive cash from loan repayments, fees earned and from sale of common stock and bonds. We use cash in making loans and to repay our bonds. This is a schedule of the years of maturity and amounts of our bonds outstanding at June 30, 2004:


      Years To Maturity                    Amount Due
      -----------------                    ----------
     On Demand and 1 Year                 $15,606,131
      2 Years                              10,803,667
      3 Years                              15,415,539
      4 Years                              38,404,494
      5 years                              16,882,292
     Total principal                      $97,112,123

We expect to pay all amounts which come due, using cash inflow from maturing loans and net cash inflow from sales and redemptions of our bonds. However, we must balance the amount of cash we have at any moment with the amount that we need. This task is difficult because, if we keep too much cash in reserve, we will not earn sufficient income to pay interest on our debts or earn income for our shareowners. If we keep too little cash available, we might default on our obligations. We believe that most bond owners will purchase new bonds to replace matured ones, so we will not have to send them cash. This may not be what happens and we may be unable to repay all of the maturing principal when due. If we cannot pay the bonds, we would have to try finding other financing or selling some of our assets.

We may have to pay interest from our shareowners' equity if our loan fee and interest income are not enough. We are highly leveraged. That is, on June 30, 2004, we had 18.8 times more in bond debt than we had in shareowners' equity. Payments of interest and principal on the debt are required, whether or not we are current in collecting from our loans or investments. Our interest expense and most other expenses of operation are fixed and will be incurred without regard to our revenues from interest and fees.

Payment of dividends to shareowners could keep us from making payments on bonds. Any future losses from our operations would first be charged against shareowners' equity, including retained earnings. Dividends reduce our shareowners' equity, leaving a lesser amount to absorb losses before we would become unable to make payments to bond holders when due.

Only a part of the shares and bonds offered may be sold, which could lower our future income for payments to investors. Both our bonds and our shares are being sold on a best efforts basis. That means that we, and selected broker-dealers, will use our best efforts to locate investors. No individual or company is guaranteeing to invest any specific amount of money. There is no way for us to predict how much will be purchased. To the degree that we sell fewer bonds than offered, our fixed expenses will be a larger part of our income and will lower the potential income to pay interest and dividends.

The concurrent securities offering by a related company may limit our ability to sell the maximum in this offering. Our chief operating officer, John T.
Ottinger, is president of Wellbrook Properties, Inc., a new business which intends to operate as a real estate investment company (REIT), owning real estate and making loans for seniors' living and healthcare facilities. It will be offering $20,000,000 of its common stock during the same time as our offering of bonds and common stock. We have an administrative services agreement with Cornerstone Capital Advisors, Inc., which has a similar agreement with, and owns all of the common stock of Wellbrook Properties, Inc. Wellstone Securities LLC will be the lead underwriter for both offerings. The markets for these securities are similar and some investors may choose not to invest with us, or to invest a lesser amount, because they are purchasing Wellstone Properties, Inc. securities.


Shareowners will receive dividends only to the extent that the board of directors decides to pay them. We have paid dividends since 1999 and presently intend to continue them, subject to sufficient profitability and retained earnings. Our board of directors will evaluate the timing and amount of any dividends, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a dividends decision.

There is no public market for the bonds. There is no trading market for the bonds and it is unlikely that one will develop. The bonds will not be listed on any exchange and will not be qualified for quotation on Nasdaq. It may be impossible for you to recoup your investment in the 8.25% five-year bonds prior to their maturity. You could recoup your investment in the graduated rate bonds only by redemption in accordance with their terms.

Investing in common stock involves more risk than investing in bonds. Unlike bonds, common stock does not pay interest and does not have any required return of the amount invested. In the event of bankruptcy or liquidation, owners of common stock would not receive anything until all creditors, including bond owners, had first been paid in full.

If we lose the services of our two principal officers, our business may suffer. Both our chief executive officer, Cecil A. Brooks, and our chief operating officer, John T. Ottinger, have over 18 years managing faith-based, nonprofit property financing. Our - business is specialized and it is difficult to find, train and keep qualified people. Only in the last two years has growth allowed us to begin hiring additional management. Neither we nor Cornerstone Capital Advisors, Inc. have employment agreements or any key person life insurance.


                      Note about forward-looking statements

Some of the statements made in this prospectus, including those relating to expectations for the sale of securities in this offering and the performance of our lending operations, are forward looking and are accompanied by cautionary statements identifying important factors that could cause actual results to differ.


                 Recent Offerings of Our Bonds and Common Stock

This is our fifth public offering of securities. We most recently offered $40,000,000 of Series E bonds and 1,750,000 shares of common stock. The Series E bonds had the same interest rate and terms as the Series F bonds we are now offering. The common stock had the same offering price. That offering began March 29, 2004 and, through June 30, 2004, sales of bonds were $19,152,825 and sales of stock were $1,884,811 (289,971 shares).


                                 Use of proceeds

The gross proceeds from this offering will be $28,142,500, assuming all of the bonds and shares are sold. After payment of the maximum possible $1,487,500 in commissions and the estimated $120,000 in offering expenses, the net proceeds would be $28,142,550. All of the net proceeds, other than from the sale of bonds which replace maturing bonds, will be used to finance churches and related nonprofit faith-based schools, senior housing, affordable housing, student housing and daycare facilities. All decisions about investments in specific loans will be made by a majority vote of the board of directors, which must include a majority of the independent directors. The following table shows this information, in dollars and percentages of the amount received, assuming different amounts of the offering are sold:

                                                        Percentage of offering sold*
                                      -------------------------------------------------------------------
                                        10% of offering        50% of offering         100% of offering
                                        ---------------        ---------------         ----------------
                                         Amount      %         Amount        %          Amount       %
                                         ------      -         ------        -          ------       -
Amount received from sales             $2,975,000   100%     $14,875,000   100%      $29,750,000   100%
Maximum commissions payable               148,750     5%         743,750     5%        1,487,500     5%
Estimated other offering expenses         120,000     4%         120,000     0.8%        120,000     0.4%
Net amount, used to make loans          2,706,250    91%     $24,283,125    94.2%    $28,142,500    94.6%

* The number of shares and amount of notes sold is assumed to be: 150,000 shares and $2,000,000 of notes at 10% of the offering, 750,000 shares and $10,000,000 of notes at 50% of the offering, 1,500,000 shares and $20,000,000 of notes at 100% of the offering.

Before the proceeds are used to make loans, they will be invested in interest bearing bank accounts at a major regional or money center bank.


                     Management's discussion and analysis of
                  financial condition and results of operations

Selected financial data. Please read the following selected financial data in conjunction with the rest of this "Management's discussion and analysis of financial condition and results of operations" and with our financial statements and related notes in this prospectus.

                                                                  Year ended                                Six months ended
                                                                 December 31,                                    June 30,
                                               ------------------------------------------------      -------------------------------
                                                   2001              2002              2003              2003              2004
                                               ------------      ------------      ------------      ------------      ------------
Revenues                                       $  4,362,214      $  6,909,340      $ 10,923,548      $  4,082,270      $  5,809,315
                                               ------------      ------------      ------------      ------------      ------------
Investor interest expense                         2,726,524         4,154,997         7,246,202         3,354,375         4,125,155
Loan loss expense                                       -0-               -0-           375,000               -0-            30,000
Marketing expenses                                  229,154           494,042           630,508           251,066           460,714
Salaries, payroll taxes, benefits                   470,469           674,384         1,013,730           471,215           629,096
Operating expenses                                  631,458           849,105         1,091,962           492,545           390,058
                                               ------------      ------------      ------------      ------------      ------------
   Total expenses                                 4,057,605         6,172,528        10,357,402         4,569,201         5,635,013
                                               ------------      ------------      ------------      ------------      ------------

Operating income                                    304,609           736,812           566,146          (486,931)          174,302
                                                                                   ------------      ------------      ------------
Income tax (provision) benefit                      (57,489)         (124,204)          (87,266)          221,751           (11,563)
                                               ------------      ------------      ------------      ------------      ------------

Net income (loss)                              $    247,120      $    612,608      $    478,880      ($   265,180)     $    162,739
                                               ============      ============      ============      ============      ============

Overview of operations. We have always focused on serving only faith-based organizations, mostly churches a nd their related schools. We also offer specialized programs for church and other nonprofit sponsors of senior housing and affordable/moderate income housing programs. Nearly all of our earnings in the past came from financing church facilities. During the last quarter of 2000, we began to realize revenues from investment in senior and affordable/moderate income housing projects. We generate revenue from:
o    interest on loans
o    origination and renewal fees on loans
o    loan participation income
o    interest on securities
o    consulting fees

We currently charge a 5% to 10% fee on new loans, based upon expected term, and renewal fees of as much as 5% of the outstanding balance of the renewing loan. Our interest rate on all new loans is currently from 9% to 10%. Some loans are participating loans, which enable us to receive income from the borrower when the borrower sells or refinances (with another lender) the property in which we provided the financing. The participation percentage varies between 25% and 33% of the borrower's gain.

Participating loans (all related to senior housing facilities) are classified as real estate joint venture investments if all of the following exist at the inception of the loan:
o    The borrower does not have a substantial equity investment in the property.
o The Company does not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.
o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.
o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization.

Comparison of Periods Ended June 30, 2003 and June 30, 2004

General. Assets increased from $91,461,581 at June 30, 2003 to $116,432,553 at June 30, 2004 for an increase of $24,970,972 or 27%. This increase was a result of the sale of Investor Certificates and Mortgage Participations, net of redemptions of $20,316,886, new common stock issuances of $1,851,262, and cash generated from operations since June 30, 2003, decreased by dividends paid to shareholders. With the additional net cash from these items and from cash already on hand, we invested in real estate loans and joint venture investments, net of principal payments received, of $15,242,937 and purchased an additional $1,275,000 in bond holdings. Total revenue increased for the three months ended June 30, 2004 by $869,274 or 41% from $2,143,788 in 2003 to $3,013,062 in 2004.
Total revenue increased for the six months ended June 30, 2004 by $1,727,045 or 42% from $4,082,270 in 2003 to $5,809,315 in 2004. Net income (loss) for the three and six months ended June 30, 2004 was $52,017 and $162,739 compared to ($125,194) and ($265,180) for the same periods ended June 30, 2003.

Total real estate loans and joint venture investments outstanding on June 30, 2004 was $92,434,782 compared to $77,191,845 on June 30, 2003 for an increase of $15,242,937 or 20%. This increase is due to sales of Investor Certificates and Mortgage Participation Agreements and the subsequent origination or refinancing of real estate loans and joint venture investments, as follows:

New real estate loan originations                                  $  3,229,710

Decrease in existing loans, net of principal received                (1,519,674)

New real estate joint venture investments made                        5,505,752
Increase in existing real estate joint venture investments            8,027,149
                                                                   ------------
                                                                   $ 15,242,937
                                                                   ============

All other assets composed primarily of cash, bond holdings, property and equipment, and unamortized debt issue costs were $23,997,771 as of June 30, 2004.

Our cash balance increased $9,000,007 from $6,773,656 on June 30, 2003 to $15,773,663 on June 30, 2004. This increase is due to the large amount of Investor Certificates sold in May and June of 2004. There is normally a lag of one to three months between the receipt of cash from these sales and the investment in new real estate loans and joint venture investments. We expect our cash on hand to decrease from its current level before the end of the current year as we are able to find suitable real estate loans and joint venture investments to invest our cash.

Principal and interest payable on Investor Certificates and Mortgage Participation ("MP") Agreements increased $22,345,705 or 25% from $88,130,062 as of June 30, 2003 to $110,475,767 as of June 30, 2004. In 2003, the Company filed a registration statement with the Securities and Exchange Commission to sell up to $40,000,000 in additional Investor Certificates and $11,375,000 in Common Stock. The registration statement was approved on March 26, 2004 which allowed us to start selling new Investor Certificates in the second quarter of 2004 and continue the substantial increase in outstanding certificates and the subsequent investment in new real estate loans and joint venture investments.

On May 31, 2004, a loan that we guaranteed on a senior housing facility in Fort Pierce, FL was modified and the maturity date was extended six months. This modification triggered the recognition of a loan guarantee obligation on our balance sheet. The loan guarantee obligation is carried at the guarantee's estimated fair value of $60,000. We have billed the loan guarantee obligation to the respective borrower as compensation for our risk. At June 30, this amount had not been paid; therefore, we also have a loan guarantee receivable on our balance sheet. We received full payment from the borrower prior to the issuance of these financial statements. We have two additional loan guarantees that may be modified and extended prior to the end of the current fiscal year. If this occurs, we will recognize additional loan guarantee obligations and we will bill these obligations to the respective borrowers as compensation for the risk that we have taken on related to the guarantees. Please see Note 14 of the Notes to Financial Statements for additional information related to loan guarantees.

Real estate loan and joint venture interest and fees earned. Interest income and fees from real estate loans and joint venture investments for the three and six months ended June 30 is as follows:

                                 2004           2003          Increase        %
                                 ----           ----          --------        -
Three months ended           $2,900,850      $2,049,844      $  851,066      42%
Six months ended             $5,598,347      $3,908,037      $1,690,310      43%

The increases were due to the following:

                                                                 Three months          Six months
                                                                 ------------          ----------
Increase in average outstanding principal                        $ 401,362             $ 824,461
   (Three months: $89,725,937 - 2004; $72,507,546 - 2003)
   (Six months: $87,127,531 - 2004; $70,272,776 - 2003)
Increase in weighted average interest rate                          83,867                133,318

   (Three months: 9.85% - 2004; 9.47% - 2003)
   (Six months: 9.81% - 2004; 9.45% - 2003)
Increase in loan fees recognized                                   365,837                732,531
                                                                -----------            -----------
                                                                 $ 851,066             $1,690,310
                                                                 =========             ==========

The increase in average outstanding principal is due to the addition of 6 new real estate loans and joint venture investments with outstanding principal of $8,735,462 and an increase in existing loan principal (net of principal payments received) with an average net outstanding principal increase of $8,119,293.

Loan participation and other income. For the three and six months ended June 30, 2004, loan participation and other income increased as follows:

                                                               Three Months Ended                        Six Months Ended
                                                      ------------------------------------      ------------------------------------
                                                        2004          2003         Change         2004          2003         Change
                                                        -----         ----         ------         ----          ----         ------
Investment income                                     $104,887      $ 87,344      $ 17,543      $196,318      $159,797      $ 36,521
Loan participation and other income                      7,325         6,600           725        14,650        14,436           214
                                                      --------      --------      --------      --------      --------      --------
   Total                                              $112,212      $ 93,944      $ 18,268      $210,968      $174,233      $ 36,735

The Company's investment income is from the purchase of tax-free bonds used as permanent financing for projects the Company funded during their development and initial operations and from interest income on the Company's excess cash. The increase in investment income is due to the September, 2003 purchase of new tax-free bonds, which increased the balance in our bond holdings portfolio.

Investor interest expense. Investor interest expense for the three months ended June 30, 2004 was $2,162,665, an increase of $365,607 or 20% compared to 2003.
Investor interest expense for the six months ended June 30, 2004 was $4,125,155, an increase of $770,780 or 23% compared to 2003. The increases are due to:

                                                                                Three Months            Six Months
                                                                                ------------            ----------
Increase in average outstanding certificate principal, including                 $ 246,919              $ 482,329
 interest payable subject to compounding
   (Three Months: $91,311,352 - 2004; $81,033,022 - 2003)
   (Six Months: $86,547,482 - 2004; $76,542,002 - 2003)
Change in weighted average interest percentage                                      (8,354)                7,654
   (Three Months: 8.80% - 2004; 8.81% - 2003)
   (Six Months: 8.82% - 2004; 8.80% - 2003)
Increase in average outstanding Mortgage Participation principal
   (Three Months: $6,162,500 - 2004; $1,083,769 - 2003)
   (Six Months: $6,156,340 - 2004; $544,878 - 2003)                                127,042               280,797
                                                                                 ---------             ---------
                                                                                 $ 365,607             $ 770,780
                                                                                 =========             =========

Loan loss expense and allowance for loan losses. In the fourth quarter of 2003, as part of our regular loan grading and risk assessment process, we charged $375,000 to loan loss expense and increased our allowance for real estate loan losses to $375,000 from $0 as of December 31, 2002. In the first and second quarters of 2004, we charged an additional $20,000 and $10,000, respectively to loan loss expense. Prior to the fourth quarter of 2003, we had never recognized an allowance for loan loss. Even though we have not incurred a loan write-off, we increased our loan loss allowance in the fourth quarter of 2003 because of an increase in our family housing development loan portfolio's relative credit risk. The increased credit risk was caused by slower than expected new home sales in the fourth quarter of 2003, which is a result of slower than expected growth in the U.S. economy. The loan loss expense in 2004 was due to an increase in the family housing development loan portfolio's outstanding principal.

The allowance for loan loss increases that we made in 2003 and 2004 are classified as collective loan loss allowances. A collective loan loss allowance is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The allowance for loan losses is reviewed quarterly and increases or decreases will be made based on the results of these reviews.

As of June 30, 2004, one church loan with a carrying amount of $1,646,353 was considered impaired. As of June 30, 2003, one church loan with a carrying amount of $134,458 was considered impaired. No specific impaired loan loss allowance has been recorded because the carrying amount of the loans are less than the loan's collateral and the present value of the loan's expected future cash flows.

As of June 30, 2004, allowance for loan losses as a percent of outstanding loan principal by loan type:

---------------------------------------- -------------- --------------- --------
                                           Loan Loss     Outstanding
                                           Allowance      Principal         %
---------------------------------------- -------------- --------------- --------
Family Housing Development Loans           $405,000       $27,822,341      1.5%
---------------------------------------- -------------- --------------- --------
Church Mortgage Loans                         -0-          10,460,444        0%
---------------------------------------- -------------- --------------- --------
Senior Housing Mortgage Loans                 -0-           9,219,836        0%
---------------------------------------- -------------- --------------- --------
Real Estate Joint Venture Investments         -0-          45,386,263        0%
---------------------------------------- -------------- --------------- --------
  Total                                    $405,000       $92,888,884       .4%
---------------------------------------- -------------- --------------- --------

Marketing expenses. Total expenses for the marketing of investor certificates for the three and six months ended June 30, 2004 were $256,178 and $460,714 compared to $144,579 and $251,066 for the same periods in 2003. The increases are due to:

                                               Three Months                         Six Months
--------------------------------- ----------------------------------- --------------------------------------
                                     2004         2003       Change       2004         2003        Change
                                     ----         ----       ------       ----         ----        ------
--------------------------------- ----------- ----------- ----------- ------------- ----------- ------------
Debt issue cost amortization       $203,633    $110,518     $93,115      $366,361    $204,199     $162,162
--------------------------------- ----------- ----------- ----------- ------------- ----------- ------------
Management &                         19,750       7,981      11,769        39,499       7,981       31,518
Consulting
--------------------------------- ----------- ----------- ----------- ------------- ----------- ------------
Printing                              8,378       4,586       3,792        15,645       6,748        8,897
--------------------------------- ----------- ----------- ----------- ------------- ----------- ------------
Other marketing costs                24,417      21,494       2,923        39,209      32,138        7,071
--------------------------------- ----------- ----------- ----------- ------------- ----------- ------------
       Total                       $256,178    $144,579    $111,599      $460,714    $251,066     $209,648
--------------------------------- ----------- ----------- ----------- ------------- ----------- ------------

Debt issue cost amortization expense increased due to Investor Certificates and Mortgage Participations sold since June 30, 2003. This expense will continue to increase as new Investor Certificates and Mortgage Participations are sold. Consulting expense is up due to the hiring of a full-time marketing manager who is designing and implementing new marketing strategies for our Investor Certificates, new investments and general corporate programs. Printing costs are up due to the printing of prospectuses and marketing brochures for our new certificates, which we began to sell in the second quarter of 2004.

Selling commissions paid to brokers for selling Investor Certificates and Mortgage Participations and costs incurred to register Investor Certificates are paid in cash and charged as an expense over the term of the related debt. The unamortized balance is classified as an asset on the Balance Sheet as "Unamortized debt issue costs". The balance was $2,328,558 and $1,694,439 as of June 30, 2004 and 2003, respectively.

Operating and personnel expenses. Personnel expenses (salaries, payroll taxes, and benefits) for the three months ended June 30 increased $52,162 or 20% from $256,714 in 2003 to $308,876 in 2004. For the six months ended June 30, personnel expenses increased $157,881 or 33% from $471,215 in 2003 to $629,096 in 2004. The increase is due to additional employees hired to handle the Company's growth in operations.

Starting in July 2003, the Company contracted with Cornerstone Capital Advisors ("CCA") to provide all administrative personnel services. The Company is paying CCA for its expenses (estimated at $1,300,000 over the next 12 months), which are expected to be similar to the expenses incurred by the Company had it continued its personnel support under previous arrangements. There is no fee schedule but the Company may elect to pay fees for good performance, which if paid, would be no more than 10% of the reimbursed expenses for the previous 12 months. The Company paid $335,271 to CCA during the three months ended June 30, 2004, of which $308,876 is included in personnel expense, $12,645 is included in operating expenses and $13,750 is included in marketing expenses. The Company paid $659,493 to CCA during the six months ended June 30, 2004, of which $619,348 is included in personnel expenses, $12,645 is included in operating expenses and $27,500 is included in marketing expenses. Prior to July 1, 2003, the employees were paid directly by the Company. On July 1, 2003, CCA hired all of our employees and has billed us for the time spent on Company operations.

For the three and six months ended June 30, 2004 and 2003, operating expenses were as follows:

                                                                Three Months                              Six  Months
                                                   -------------------------------------      --------------------------------------
                                                     2004           2003        Change          2004          2003          Change
                                                   ---------     ---------     ---------      ---------     ---------     ---------
a) Trust service/paying agent fees                 $  47,890     $  35,818     $  12,072      $  74,193     $  72,263     $   1,930
b) Consulting fees                                    43,096        28,410        14,686         49,296        91,610       (42,314)
c) Audit, accounting & tax services                    8,915        12,705        (3,790)        28,787        44,311       (15,524)
d) Employee recruiting costs                             -0-         6,682        (6,682)           -0-        46,335       (46,335)
e) Depreciation & amortization                        16,262        15,073         1,189         32,282        24,375         7,907
f) Office expenses                                    28,118        28,670          (552)        43,585        52,833        (9,248)
g) Legal expenses                                      5,568        12,496        (6,928)        30,854        34,430        (3,576)
h) Appraisal costs                                    26,208           -0-        26,208         26,208           -0-        26,208
i) Other operating expenses                           55,827        38,582        17,245        104,843       126,388       (21,545)
                                                   ---------     ---------     ---------      ---------     ---------     ---------
Total operating expenses                           $ 231,884     $ 178,436     $  53,448      $ 390,048     $ 492,545     ($102,497)

The changes are due to the following:

a) Trust service/paying agent fees - increased in the current quarter due to an increase in transaction activity for our Investor Certificates related to the new registration statement.

b) Consulting fees - In the second quarter of 2004, we used consultants to identify new business markets in the African American community
         (churches, affordable senior housing and family housing) which increased costs over the second quarter of 2003. Year-to-date, we have spent less than last year because in the first quarter of 2003, we hired financial consultants to set up the mortgage participation program, set-up cash flow and financing models which we are using to manage our cash and loan investments, and to explore possible new industries and strategies for our loan business. We did not use consultants for any material projects in the first quarter of 2004.

c) Audit, accounting & tax services - Decreased due to the hiring of a full-time accountant in the middle of 2003 which has decreased our need for outside accounting services.

d) Employee recruiting costs - decreased in 2004 because we are no longer using outside recruiting firms to hire our employees.

e) Depreciation & amortization - The six month increase is due to the purchase of an office building, office furnishings and computers in late February, 2003.

f) Office expenses - In late February, 2003, we moved into our new office building and incurred a number of one-time moving and set-up costs. Since we have not incurred similar costs this year, our office expenses have decreased for the six months ended June 30, 2004.

g) Legal expenses - We have used outside attorneys slightly less in 2004 than in 2003.

h) Appraisal costs - Increased in the second quarter of 2003 due to new appraisals being commissioned on a number of properties which serve as collateral on senior housing and church loans.

i) Other operating expenses - increased in the second quarter due to travel costs and Board of Directors expenses. Board of Directors costs increased because our annual meeting was held during the second quarter of 2004 versus the first quarter in 2003. For the six months ended June 30, 2004, other operating costs have decreased due to economies of scale that we have benefited from as our operations have increased.

Income tax provision (benefit). The income tax provision (benefit) for the three and six months ended June 30, 2004 was ($10,558) and $11,563, compared to ($107,805) and ($221,751) for the same periods ended June 30, 2003. The net increase in income taxes is due to an increase in pre-tax income, partially offset by an increase in tax-exempt bond interest. The Company's effective tax provision (benefit) rate for 2004 and 2003 is as follows:

                                        2004           2003
                                        ----           ----
Three Months                           (24.3%)        (46.3%)
Six Months                               6.6%         (45.5%)

A reconciliation of the Company's effective tax provision rate to the federal statutory rate is included in the attached "Notes to Consolidated Financial Statements" (Note 10).

Dividends. Dividends of $155,066 and $169,085 were declared on June 30, 2004 and 2003 and paid on July 15, 2004 and 2003, respectively.

Liquidity and Capital Resources

Cash flows from operations. Net cash provided by the Company's operations for the six months ended June 30, 2004 was $397,339, which compares to $187,624 in net cash used by operations for the six months ended June 30, 2003 for an increase in net cash provided by operations of $584,963. This difference was driven by increases in net income, depreciation and amortization expense, deferred taxes, allowance for loan losses, and investor and mortgage participation interest payable, partially offset by a decrease in accounts and other payables and changes in accrued real estate loan and joint venture interest and deferred loan fees.

Investor and mortgage participation interest payable increased $1,819,141 in the first six months of 2004 due to an increase in outstanding debt and because approximately 25% of the Investor Certificate holders who purchased certificates in 2003 and 2004 have elected to reinvest the interest due to them each year and not receive the interest in cash until maturity.

Included in the 2004 and 2003 changes in accrued real estate loan and joint venture interest and deferred loan fee amounts is $782,529 and $297,360 in interest which was financed as part of loan principal. We receive monthly interest payments on our loans except when the terms of certain loans allow borrowers to finance interest payments while the collateralized property is under development or construction. A summary (by loan type) of the amount of net financed interest for the six months ended June 30, 2004 and 2003 is as follows:

                                                       2004              2003
                                                    ---------         ---------
Family Housing Development                          $ 496,082         ($ 78,504)
Church Construction                                    39,601             8,590
Real Estate Joint Venture                             246,846           367,274
                                                    ---------         ---------
                                                    $ 782,529         $ 297,360

The amount for 2004 represents interest accrued and financed in 2004, net of payments received in 2004 that were financed in previous years. 2003's amount represents interest accrued and financed in 2003, net of payments received in 2003 that were financed in previous years.

The increase in the family housing net financed interest in 2004 as compared to 2003 is due to: 1) the Company receiving $453,938 in financed interest in 2003 that was originally financed in 2002 on a major project in Mableton, GA, 2) increased loan balances on six projects which are now in the development phase and are financing their monthly interest, and 3) the addition of four new loans since June 30, 2003 which are in the development phase of construction.

The decrease in real estate joint venture net financed interest is due to the origination of the Lewisville, TX loan in the latter part of 2002. We financed as part of the loan's principal the first three months' interest in 2003 because the facility was being renovated. We have received monthly interest payments thereafter. The McKinney, TX loan is in the pre-development phase and financed its interest payments during the first six months of 2004. Since the McKinney, TX loan balance is significantly less than the Lewisville, TX loan balance, the financed interest amount decreased in 2004. Also, the San Antonio, TX loan financed one months' interest in the first quarter of 2004 while undergoing renovations to its facility.

The McKinney loan is collateralized by raw land that is being developed for senior housing whereas the other Real Estate Joint Venture Investment loans are collateralized by existing facilities that only needed to be remodeled. Therefore, the period in which the interest is being financed on the McKinney loan is longer than the other Real Estate Joint Venture Investment loans.

Cash flows from investing activities. For the six months ended June 30, 2004, the Company used $7,800,354 in cash from investing activities which is a decrease of $4,747,981 from $12,548,335 for the six months ended June 30, 2003. The decrease was due to the following:

Decrease in real estate loans and joint venture investments made ($6,635,384) Decrease in real estate loan and joint venture investment
   principal payments received                                        2,436,539
Decrease in bonds redeemed or sold                                       31,250
Decrease in fixed asset and real estate purchases                      (580,386)
                                                                    ------------
                                                                    ($4,747,981)
                                                                    ===========

The decrease in real estate loans and joint venture investments made in 2004 is due to the new registration statement not becoming effective until March 26, 2004. We did not have as much time in 2004 to originate new loans as we did in 2003. This should turn around in the second half of 2004 as we invest the cash that we have received from new investor certificates and stock issuances.

The decrease in real estate loan and joint venture investment principal payments received is due to a large principal pay-down received in 2003 on a real estate joint venture investment in Largo, FL.

During the six months ended June 30, 2003, the Company purchased an office condominium for $532,040 to house its corporate offices and to provide additional office space for future growth.

Cash flows from financing activities. For the six months ended June 30, 2004, the Company raised $19,724,464 from the sale of Investor Certificates and Mortgage Participation Agreements. This represents a decrease of $2,266,060 from new Investor Certificate and Mortgage Participation sales of $21,990,524 for the six months ended June 30, 2003. Registered Investor Certificates were available for sale for three months in 2004 versus four months in 2003, which caused the decrease in 2004's sales.

In early May, 2003, we sold out of all available registered Investor Certificates; therefore, no new certificates were available to sell while we were getting a new registration statement approved by the Securities and Exchange Commission. The new registration statement was not approved until March 26, 2004, which caused the decrease in the amount of time that we were able to issue new certificates in 2004.

Investor Certificates redeemed decreased from $2,844,132 for the six months ended June 30, 2003 to $1,763,292 for the six months ended June 30, 2004. In 2003, we called certificates related to the church bond fund, which increased 2003's redemptions as compared to 2004.

We have $15,606,131 in Investor Certificates coming due or redeemable upon demand in the next 12 months. $8,556,338 of this amount is for graduated certificates, which allow an investor to redeem their certificate each year on the anniversary date of the purchase. Based on our historical experience, we expect that less than 20% of the graduated certificates will be redeemed for cash in 2004. Also, $4,534,968 million in five year bonds will mature in March, 2005. Our historical experience indicates that over 80% of the maturities will be reinvested into new Investor Certificates, but there is no guarantee that this will happen. We will ensure that we have enough cash available to handle these maturities.

Among the measures we take to mitigate any demands for cash are:
o    Maintain a minimum cash balance, normally no less than $3,000,000.
o    Have readily marketable loans that can be sold for par or a premium.
o Ask investors about their intentions at least 30 days before their bonds mature.
o    Have a bank willing to extend credit lines if needed.
o    Spread maturity dates throughout the year.
o Limit each investor to not more than $500,000 maturing in any three-month period.

We believe that cash on hand, cash generated by operations and expected refinancing and pay-offs of existing loans, will be sufficient to meet our financing and capital needs for the coming year. The amount and timing of our future capital requirements will depend on factors such as the origination and funding of new investments, any opportunities for acquisitions of related businesses and the overall success of our marketing efforts for certificates, shares and any other securities.


Comparison of years ending December 31, 2002 and December 31, 2003


General. Assets increased from $71,776,839 at December 31, 2002 to $94,728,347 at December 31, 2003 for an increase of $22,951,508 or 32%. This increase was as a result of the sale of bonds and Mortgage Participations of $20,104,324 and cash provided by operations of $3,130,394, decreased by dividends paid to common shareholders. With the additional cash received from the sale of bonds and Mortgage Participations and from operating activities, we originated new real estate loans and joint venture investments, net of principal payments received, of $17,968,802, purchased a new office building for $532,040, and invested an additional $1,216,250 in bond holdings. Total revenue increased for the year ended December 31, 2003 by $4,014,208 or 58% from $6,909,340 in 2002 to
$10,923,548 in 2003. Net income for the year ended December 31, 2003 was $478,880 compared to $612,608 in 2002.

Total real estate loans and joint venture investments outstanding on December 31, 2003 was $82,723,500 compared to $64,754,698 on December 31, 2002 for an increase of $17,968,802 or 28%. This increase was a result of sales of bonds and mortgage participation agreements and the subsequent origination or refinancing of real estate loans and joint venture investments, as follows:


New loan originations                                               $ 3,375,747
Refinances on existing loans, net of principal received               4,363,037
New real estate joint venture investments made                       11,247,196
Decrease in existing real estate joint venture investments           (1,017,178)
                                                                    -----------
                                                                    $17,968,802
                                                                    ===========


All other assets composed primarily of cash, bond holdings, property and equipment, and unamortized debt issue costs were $12,004,847 as of December 31, 2003. Principal and interest payable on bonds and Mortgage Participation ("MP") Agreements increased $22,775,072 or 34% from $67,920,382 as of December 31, 2002 to $90,695,454 as of December 31, 2003. The Company has filed a registration statement with the Securities and Exchange Commission to sell up to $40,000,000 in additional bonds and $11,375,000 in Common Stock, which if approved, should continue the substantial increase in outstanding bonds and the subsequent investment in new loans and investments.


Real estate loan and joint venture interest and fees earned. Interest income and fees from real estate loans and joint venture investments increased $3,300,956 (+55%) from $6,018,879 in 2002 to $9,319,835 in 2003. The increase was due to the following items:


Increase in average outstanding principal                           $ 3,179,019
   ($76,076,836 - 2003; $42,683,771 - 2002)
Decrease in weighted average interest rate                             (119,514)
   (9.52% - 2003; 9.80% - 2002)
Increase in loan fees recognized                                        241,451
                                                                    -----------
                                                                    $ 3,300,956
                                                                    ===========

The increase in average outstanding principal is due to the addition of 10 new real estate loans and joint venture investments with average outstanding principal of $26,981,596 and the refinancing of existing real estate loans and joint venture investments with average outstanding principal of $6,411,469.

Loan participation and other income. For the year ended December 31, 2003, loan participation and other income increased $713,252 or 80% from $890,461 in 2002 to $1,603,713 in 2003. The increase is due to the following:


                                              2003         2002         Change
                                           ----------   ----------   ----------
Investment income                          $  350,071   $  502,842   ($ 152,771)
Loan participation and other income         1,253,642      387,619      866,023
                                           ----------   ----------   ----------
   Total                                   $1,603,713   $  890,461   $  713,252
                                           ==========   ==========   ==========

The Company's investment income is from the purchase of bonds used as permanent financing for projects the Company funded during their development and initial operations and from interest income on the Company's excess cash. The decrease in investment income is due to the September 30, 2002 sale of an undivided 50% interest in the Company's St. Lucie Co., FL bonds for $2,512,500. In September, 2003, the Company purchased $2,500,000 in bonds, which will cause future investment income to increase substantially compared to its current level.

Loan participation and other income increased in 2003 due to cash received from a borrower upon the sale of the borrower's senior housing facility in Largo, FL in which the Company held a participating loan which was classified as a real estate joint venture investment.

Investor interest expense. Investor interest expense for the year ended December 31, 2003 was $7,246,202, an increase of $3,091,205 or 74% compared to 2002's expense of $4,154,997. The increase is due to:

Increase in average outstanding principal, including                  $2,755,102
 interest payable subject to compounding
   ($79,210,846 - 2003; $47,687,944 - 2002)
Change in weighted average interest percentage                            10,111
   (8.74% - 2003; 8.71% - 2002)
Increase in average outstanding Mortgage Participation                   325,992
                                                                      ----------
Agreement principal                                                   $3,091,205
   ($3,259,920 - 2003; $0 - 2002)                                     ==========

Loan loss expense and allowance for loan losses. In the fourth quarter of 2003, as part of our regular loan grading and risk assessment process, we charged $375,000 to loan loss expense and increased our allowance for real estate loan losses to $375,000 from $0 as of December 31, 2002. Prior to 2003, we had not recognized an allowance for loan loss. Even though we have never incurred a loan write-off, we increased our loan loss allowance because of an increase in our family housing development loan portfolio's relative credit risk. The increased credit risk was caused by slower than expected new home sales in the fourth quarter of 2003, which is a result of slower than expected growth in the U.S. economy.

The allowance for loan loss increase that we made in 2003 is classified as a collective loan loss allowance. A collective loan loss allowance is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The allowance for loan losses is reviewed quarterly and increases or decreases will be made based on the results of these reviews.

As of December 31, 2003, one church loan with a carrying amount of $242,621 was considered impaired due to non-payment of interest. No specific impaired loan loss allowance was recorded because the carrying amount of the loan is less than the present value of expected future cash flows or the fair value of the collateral on the loan. No loans were considered impaired as of December 31, 2002.

As of December 31, 2003, allowance for loan losses as a percent of outstanding loan principal by loan type:

                                           Loan Loss      Outstanding
                                           Allowance       Principal        %
                                          -----------     -----------     ----
Family Housing Development Loans          $   375,000     $25,013,068      1.5%
Church Mortgage Loans                           -0-        13,526,028        0%
Senior Housing Mortgage Loans                   -0-         9,794,001        0%
Real Estate Joint Venture Investments           -0-        35,732,713        0%
                                          -----------     -----------     ----
  Total                                   $   375,000     $84,065,810       .4%
                                          ===========     ===========       ==

Marketing expenses. Total expenses for the marketing of bonds for the year ended December 31, 2003 were $630,508 compared to $494,042 in 2002. The increase is due to:

                                             2003          2002        Change
                                          ---------     ---------     ---------
Debt issue cost amortization              $ 510,924     $ 345,191     $ 165,733
Compliance and registration                  26,016         3,968        22,048
Promotion                                    22,938        62,044       (39,106)
expense
Other marketing costs                        70,630        82,839       (12,209)
                                          ---------     ---------     ---------
       Total                              $ 630,508     $ 494,042     $ 136,466
                                          =========     =========     =========

Debt issue cost amortization expense increased due to bonds and mortgage participations sold since December 31, 2002. This expense will continue to increase as new bonds are sold. Compliance and registration costs are up due to expenses incurred on the current registration statement that we have filed with the Securities and Exchange Commission. Promotion expenses and other marketing costs are down because we have had no bonds to sell since May, 2003.

Selling commissions paid to brokers for selling bonds and costs incurred to register bonds are paid in cash and charged as an expense over the term of the related bonds. The unamortized balance is classified as an asset on the Balance Sheet as "Unamortized debt issue costs". The balance was $1,772,631 and $1,004,705 as of December 31, 2003 and 2002, respectively.

Operating and personnel expenses. Personnel expenses (salaries, payroll taxes, and benefits) increased $339,346 or 50% from $674,384 in 2002 to $1,013,730 in
2003. The increase is due to additional employees hired to handle the Company's growth in operations.

Starting in July 2003, the Company contracted with Cornerstone Capital Advisors ("CCA") to provide all administrative personnel services. The Company is paying CCA for its expenses (estimated at $1,300,000 over the next 12 months), which are expected to be similar to the expenses incurred by the Company had it continued its personnel support under previous arrangements. There is no fee schedule but the Company may elect to pay fees for good performance, which if paid, would be no more than 10% of the reimbursed expenses for the previous 12 months. The Company paid $318,619 to CCA during 2003, which is included in 2003's personnel expenses. In addition, the Board of Directors approved incentive compensation of $23,440 to CCA for its performance in 2003. This amount was accrued as a liability and charged to personnel expense in 2003 and paid in 2004. Prior to July 1, 2003, the employees were paid directly by the Company. On July 1, 2003, CCA hired all of our administrative employees and has billed us for the time spent on Company operations.

For the years ended December 31, 2003 and 2002, operating expenses were as follows:

                                              2003         2002         Change
                                           ----------   ----------   ----------
a) Trust service/paying agent fees         $  162,566   $  129,046   $   33,520
b) Consulting fees                            142,794       30,403      112,391
c) Audit, accounting & tax services           102,846       85,725       17,121
d) Legal fees                                  99,186       60,201       38,985
e) Employee recruiting costs                   46,335          -0-       46,335
f) Depreciation & amortization                 56,695       20,628       36,067
g) Subsidiary registration costs              113,473          -0-      113,473
h) Broker-dealer start-up costs                   -0-      129,885     (129,885)
i) Other operating expenses                   368,067      393,217      (25,150)
                                           ----------   ----------   ----------
Total operating expenses                   $1,091,962   $  849,105   $  242,857
                                           ==========   ==========   ==========

The changes are due to the following:


a) Trust service/paying agent fees increased due to the increase in outstanding bonds.

b) Consulting fees - hired financial consultants to set up mortgage participation program, set-up cash flow and financing models which we are using to manage our cash and loan investments, and to explore possible new industries and strategies for our loan business. This expense will decrease in future periods as we do not expect to need this level of consulting in the foreseeable future.

c) Audit, accounting & tax services - $8,155 is due to an audit of our subsidiary, Wellstone Communities, which was completed as part of their SB-2 filing with the Securities and Exchange Commission (see Note 12 on page F-15 of the financial statements for further details on this filing). The remainder is due to the increase in the size and complexity of our operations, which has increased the audit and quarterly review fees charged by our CPA.

d) Legal fees increased as a result of our growth in operations (50%) and due to work related to the set-up of the mortgage participation program (50%).

e) Employee recruiting costs - increased due to the hiring of additional employees needed to handle our growth.

f) Depreciation & amortization - increased due to the purchase of a new office building and computers in 2003.

g) Subsidiary registration costs - in the fourth quarter of 2003, we decided to suspend Wellstone Communities, Inc's (WCI) registration statement and not go forward with the filing. We spent $113,473 on this filing, which was charged to operating expense. Originally, WCI had planned to issue up to $50,000,000 in preferred stock to expand its to expand its operations and possibly purchase a bank. It was determined that this may not feasible given the structure that we were using; therefore, we decided to suspend the registration process.

h) Broker-dealer start-up costs - in 2002, we spent $129,885 to set-up a broker-dealer subsidiary. We terminated the effort when we concluded that under the rules of the National Association of Securities Dealers, it would not be feasible for a subsidiary to market our own securities.

i) Other operating expenses - decreased due to economies of scale that we have benefited from as our operations have increased.

Income tax provision. The income tax provision for the year ended December 31, 2003 was $87,266, compared to $124,204 for the year ended December 31, 2002. The decrease was due to a decrease in pre-tax income, partially offset by a decrease in tax-exempt bond interest. The Company's effective tax rate for the years ended December 31, 2003 and 2002 was 15.4% and 16.9%, respectively. A reconciliation of the Company's effective tax provision rate to the federal statutory rate is included in the attached "Notes to Consolidated Financial Statements" (Note 10).

Dividends. Dividends of $338,172 and $363,371 were declared in 2003 and 2002, respectively. The Company does not intend to declare future dividends that will create negative retained earnings.

Liquidity and Capital Resources

Cash flows from operations. Net cash provided by the Company's operations for the year ended December 31, 2003 was $3,130,394, which compares to $79,684 in net cash used by operations for the year ended December 31, 2002 for an increase in net cash provided by operations of $3,210,078. This difference was driven by increases in depreciation and amortization expense, deferred taxes, allowance for loan losses, and investor and mortgage participation interest payable, partially offset by a decrease in net income and changes in accrued real estate loan and joint venture interest and deferred loan fees.


Investor and mortgage participation interest payable increased $2,613,748 in 2003 because approximately 35% of the bond holders who purchased bonds in 2002 and 2003 have elected to reinvest the interest due to them each year and not receive the interest in cash until maturity or redemption.


Included in the 2003 and 2002 changes in accrued real estate loan and joint venture interest and deferred loan fee amounts is $797,589 and $675,019 in interest which was financed as part of loan principal. We receive monthly interest payments on our loans except when the terms of certain loans allow borrowers to finance interest payments while the collateralized property is under development or construction. A summary (by loan type) of the amount of net financed interest for the years ended December 31, 2003 and 2002 is as follows:

                                                         2003             2002
                                                       --------         --------
Family Housing Development                             $339,820         $572,662
Church Construction                                       8,684           65,009
Real Estate Joint Venture                               449,085           37,348
                                                       --------         --------
                                                       $797,589         $675,019
                                                       ========         ========

The amount for 2003 represents interest accrued and financed in 2003, net of payments received in 2003 that were financed in previous years. 2002's amount represents interest accrued and financed in 2002, net of payments received in 2002 that were financed in previous years.

The 2003 decrease in family housing net financed interest is due to a major project in Mableton, Georgia moving out of the development phase and into the sales phase of the project offset by four smaller new projects that are now in the development phase.

The increase in real estate joint venture net financed interest is due to the origination of the Lewisville, Texas loan in the latter part of 2002. We financed as part of the loan's principal the first four months' interest in 2003 (approximately $295,000) because the facility was being renovated. We have received monthly interest payments thereafter. Also, another project in McKinney, TX started to finance interest payments in the fourth quarter of 2003 because they are now in the development phase of operations.

Cash flows from investing activities. The Company used $18,646,233 in cash from investing activities which is a decrease of $12,151,423 from $30,797,656 for the year ended December 31, 2002. The decrease was due to the following:

Decrease in real estate loans and joint venture investments made   ($ 6,940,993)
Increase in real estate loan and joint venture investment
   principal payments received                                       (9,536,881)
Increase in bonds purchased                                           2,500,000
Decrease in bonds redeemed or sold                                    1,317,500
Increase in fixed asset and real estate purchases                       508,951
                                                                   ------------
                                                                   ($12,151,423)


The decrease in real estate loans and joint venture investments made in 2003 is due to fewer sales of bonds in 2003 versus 2002. Please refer to the "cash flows from financing activities" section for additional information on the decrease in bond sales.


The increase in principal payments received in 2003 was due to the pay-off of the Largo, Florida senior housing real estate joint venture investment and large pay-downs on a senior housing loan in Palm Bay, Florida and a senior housing real estate joint venture investment in St. Petersburg, Florida.

The Company currently has commitments and applications sufficient to invest its excess cash on hand.

During 2003, the Company purchased an office condominium for $532,040 to house its corporate offices and to provide additional office space for future growth.


Cash from financing activities. For the year ended December 31, 2003, the Company raised $20,104,324 from the sale of new bonds and Mortgage Participation Agreements, net of redemptions on existing bonds. This represents a decrease of $10,499,848 from net bond sales of $30,604,172 for the year ended December 31, 2002. The decrease was due to the sale of all available registered bonds by May, 2003; therefore, no bonds were available to sell during the last seven months of 2003. The Company has filed a new registration statement with the Securities and Exchange Commission which, if approved, will significantly increase our future sales of bonds. The percentage of bonds and MP Agreements redeemed for cash compared to bonds and MP Agreements sold for the years ended December 31, 2003 and 2002 was 17.3% and 7.5%, respectively. Historically, over 80% of bond maturities are re-issued as new bonds; however, until the new registration statement with the Securities and Exchange Commission is approved and we have new bonds to issue, all maturities will be paid in cash, which increased the percentage for 2003.

We have $9,672,380 in bonds coming due or redeemable upon demand in 2004 that could be reinvested in new bonds or paid, at the option of the investor. Our rate of reinvestment was over 80% from 1986 through 2002, which included periods of higher interest rates than those now prevailing. During 2003, the reinvestment rate dropped to 47% due to the sale of all available bonds in May, 2003. All bonds which matured after that date were redeemed in cash because the owners could not purchase new bonds. We expect the historical reinvestment rate to continue if approval of the present offering is received by the Securities and Exchange Commission, even if there are increases in the current low interest rates on government, bank and corporate debt.

Comparison  of years ending December  31,  2001  and  December  31,  2002

General. Assets increased from $41,041,001 at the end of 2001 to $71,776,839 at the end of 2002 as a result of the sale of our bonds. Total revenues for 2001 were $4,362,214 and were $6,909,340 for 2002. Net income for these periods, before dividends but after taxes, was $247,120 for 2001 and $612,608 for 2002.


Our investments in real estate loans and joint venture investments outstanding were $30,429,046 on December 31, 2001 and $64,754,698 on December 31, 2002. Our
other assets at the end of 2002 included $2,734,162 in bond holdings (including accrued interest) and $1,500,499 in cash. The amount of our bonds and accrued interest increased from $37,643,733 at December 31, 2001 to $67,920,382 a year later.

Real estate loan and joint venture interest and fees earned. We received $6,018,879 in loan interest and fees earned during 2002, compared to $3,868,429 in 2001, for an increase of $2,150,450, or 56%. This increase resulted from 16 new real estate loans and joint venture investments originated in 2002, for a total of $30,383,224, and a $3,707,726 increase in funding of existing loans. The increase is the result of additional loans being made during the course of the year out of increased funds arising from the sale of bonds, and from refinancing of existing loans by third parties. The weighted average interest rate on the loan balances at December 31, 2002 was 9.46% compared to 9.30% at December 31, 2001.

This increase resulted from a higher proportion of our loan portfolio being in senior housing loans, which earn a higher origination fee.

Loan participation and other income. We own two office condominiums that are leased to others. We have disposed of all but one of the investment properties we had acquired before the year 2000. None of our participating loans had sold property during the course of the two years. Most of our other income is interest from our purchase of bonds used as permanent financing for projects we had funded during their development and initial operations. We owned $2,571,250 of bonds at December 31, 2002 and $5,172,500 at December 31, 2001.


Investor interest expense. Interest expense increased $1,428,473, or 52%, from $2,726,524 in 2001 to $4,154,997 in 2002. The increase in interest expense resulted from the sale of $30,604,172 of bonds, net of redemptions during 2002. The weighted average interest rate for all the bonds at December 31, 2002 was 8.60% compared to 8.74% at December 31, 2001. The decrease was attributable to the favorable bond mix of 5%, 7% and 9% rates.

Marketing expenses. Total expenses for marketing our bonds in 2002 were $494,042 versus $229,154 in 2001. The increase is due to an increase in debt issue cost amortization of $215,246, an increase in legal and consulting expenses of $53,465, and a decrease in other marketing costs of $3,823. The increases were due to an 80% increase in investor bonds outstanding at the end of 2002 versus 2001. Although our expenses increased in 2002, our marketing expenses as a percent of new bonds sold decreased from 2.3% in 2001 to 1.5% in 2002.

Selling commissions paid to brokers for selling bonds and costs incurred to register bonds are paid in cash and charged as an expense over the term of the related bonds, generally five years. The unamortized balance is classified as an asset on the Balance Sheet as "Unamortized debt issue costs". The balance was $1,004,705 and $576,470 as of December 31, 2002 and 2001, respectively. Debt issue cost amortization expense was $345,191 and $129,945 for 2002 and 2001, respectively. We have not paid significant amounts for marketing our lending capabilities because of the continuing requests for financing with which we have been approached.


Operating and personnel expenses. Personnel expenses (salaries, payroll taxes, and benefits) were $674,384 in 2002, which was $203,915 or 43.3% over the $470,469 in expenses for 2001. This increase was due to the hiring of five additional employees which were needed to handle the Company's growth. Also, the Company increased its contribution to the profit sharing plan by $22,459 due to increased profits and additional employees in 2002 versus 2001. Starting in 2003, the Company has contracted with Cornerstone Capital Advisors ("CCA") to provide all administrative services. The Company will reimburse CCA for its expenses (estimated at $750,000 over the next 12 months), which are expected to be similar to the expenses incurred had the Company elected to continue its administrative support under current arrangements.

Operating expenses increased $217,647 or 34.5% from $631,458 to $849,105 for the years ended December 31, 2001 and 2002, respectively. The increase is due to higher occupancy expenses related to the increased number of employees and an increase in record-keeping and trustee services for our securities. Also, in 2002, we took steps toward creating a registered securities broker-dealer subsidiary to market our securities. We terminated the effort when we concluded that, under rules of the National Association of Securities Dealers, it would not be feasible for a subsidiary to market our own securities. We incurred start-up expenses of $129,885 related to this effort, which are included in operating expenses for 2002.

Income tax provision. Income tax expense for the period ending December 31, 2002 was $124,204 compared to an expense of $57,489 for the period ending December 31, 2001. This change resulted from an increase in the Company's pre-tax income in 2002, partially offset by a $263,455 increase ($407,903 in 2002 and $144,448 in 2001) in tax-exempt bond interest income. The effective tax rate for 2002 was 16.9%, compared to 18.9% for 2001. A reconciliation of the Company's effective tax rate to the federal statutory rate is as follows:

                                                         2001             2002
                                                        -----            -----
Statutory federal rate                                   35.0%            35.0%
Effect of graduated federal rates                        (3.9%)           (1.0%)
State taxes, net of federal benefit                       3.7%             3.7%
Effect on tax-exempt bond interest                      (16.1%)          (20.6%)
Other, net                                                (.2%)             .2%
                                                        -----            -----
Effective tax rate                                       18.9%            16.9%

Dividends. We paid $363,371 in dividends on our common stock during 2002 versus $360,735 in 2001.

Liquidity and Capital Resources

Cash flows from operations. Net cash used by operations was $79,684 in 2002, while cash provided by operations was $710,523 in 2001. This decrease in cash provided by operations is due to changes in investor interest payable and accrued real estate loan and joint venture interest and deferred loan fees, partially offset by increases in net income, depreciation and amortization expense and an increase in accounts and other payables.


The  change  in  investor  interest  payable  was  due to an  increase  in  bond redemptions in 2002. Redemptions increased interest payments because approximately 35% of our investors elected to reinvest the interest due to them each year and not receive the interest in cash until maturity or redemption. The change in accrued real estate and joint venture interest and deferred loan fees is due to the increase in real estate loans and joint venture investments outstanding at the end of 2002 versus 2001.

Cash flows from investing activities. We used $30,797,656 in investing activities in 2002, up from $8,841,521 for the year-earlier period. The increase resulted primarily from approximately $15 million more real estate loans and joint venture investments made in 2002, approximately $15 million more principal payments received in 2001, offset by the purchase of bonds in 2001 and the sale of bonds in 2002. We currently have commitments and applications sufficient to invest the cash on hand. At December 31, 2002, we had requests for loans of approximately $1.3 million for churches, $1.2 million for senior housing and $3.5 million for low to moderate income housing. Cash from financings activities. During 2002, $30,604,172 was raised from the sale of new bonds, after subtracting the amount of outstanding securities redeemed. The net new capital raised from bond sales in 2001 was $9,121,904. This increase is due to higher than expected demand for our Series D bonds which became available in May, 2002.


Effects of Inflation

Inflation, which has been limited during the course of our operating history, has had little effect on operations and we do not believe it will have a significant effect on our cost of capital or on the rates that we charge on our loans. Inflation resulting in increased prices for real estate could potentially decrease the ability of some potential clients to purchase, finance or lease a property.

                                    Business

Our primary objective is to provide income for our bond holders and shareowners, by financing the acquisition and development of facilities for use by churches, their related ministries and other faith-based organizations. We define "faith-based" organizations as ones which have been formed and are operated in furtherance of their sponsors' religious commitments. For our purposes, an organization must demonstrate these religious commitments in its operating philosophies and methodologies.

Presbyterian Investors Fund, Inc. was incorporated as a Georgia nonprofit corporation in December 1985 and Cornerstone Ministries Investors, Inc. was formed as a Georgia for profit corporation on March 18, 1996. Presbyterian Investors Fund, Inc. was merged into Cornerstone Ministries Investments, Inc. on December 29, 2000 and our corporate name was changed to PIF/Cornerstone Ministries Investments, Inc. The name was changed back to Cornerstone Ministries Investments, Inc. on February 26, 2003.

We offer development, construction, bridge and interim loans, usually due within one to three years. The typical maximum investment amount in a church loan is $1,000,000. Our largest loan was approximately $13,000,000, for a community housing project. The annual interest rate on all loans we made during 2000, 2001, 2002 and 2003 was 10%. It is our policy to acquire assets primarily for income. We do not have any limits on the percentage of our assets that may be in any one investment or in any geographic area of the United States. We have not established any maximum ratio of our total debt to our total shareowners' equity. These policies would be made by our board of directors and could be changed, without the vote of bond holders or shareowners. A description of our loan programs follows.

Types of loans we make

We make loans to four distinct groups of borrowers. These borrowers can be characterized as churches, senior housing facilities, community housing projects and daycare/faith-based schools. Inherent credit risk is reflected by the effective interest rate charged to each borrower. In each of the above borrower groups, we charge 10% as an annual interest rate.

However, we do recognize the risk in each borrower by the amount of origination fees charged, renewal fees charged, the loan term and any loan participation we may have in the net profit from the borrower's sale or refinancing of the property. For larger loans, we may elect to partner with other lenders. Accordingly, though each loan may carry identical interest rates, the overall risk adjusted return can be managed by fees charged and loan terms and is based on underwriting credit requirements and review. Typically, church loans will have a 5% origination fee charged, have a one year term and may have a 5% renewal fee charged, whenever we make another creditworthiness analysis. We make a creditworthiness analysis shortly before loan maturity but we may perform them more frequently if a borrower does not make prompt regular payments. Non-church loans are charged a 10% origination fee, may have terms beyond one year and may not have a renewal fee charged. The chart below outlines the relative loans outstanding as of June 30, 2004.

                                  Principal              %
          Borrower               Outstanding        Outstanding          Initial                Origination   Renewal
            Type                June 30,2004        June 30,2004          Term*        Rate        Fee*         Fee*
------------------------------ ------------------------------------------------------------------------------------------
Daycare/Schools                        $0                 0%              1 year       10%          10%         None
Churches                         $10,460,444           11.3%              1 year       10%          5%           5%
                                 -----------           -----
Senior Housing
 - Loans                         $9,219,836             9.9%              1 year       10%          10%         None
                                 ----------             ----
 - Real Estate Joint Venture
Investments                      $45,386,263           48.9%              1 year       10%          10%         None
                                 -----------           -----
Community Housing                $27,822,341           29.9%              1 year       10%          10%         None
                               ----------------    ---------------
                                 $92,888,884          100.0%
                               ================    ===============

* Subject to underlying credit statistics

Senior housing loans classified in this table as real estate joint venture investments are loans in which we participate in the residual profits of the property and all of the following exist at the inception of the loan:
o    The borrower does not have a substantial equity investment in the property.
o We do not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.
o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.
o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization payments.

We participate in residual profits through loan participation agreements, which enable us to receive income from the borrower when the property in which we provided financing is sold or refinanced to another lender. The participation is between 25% and 33% of the borrower's gain. We normally provide all or substantially all of the financing (directly or through loan guarantees) for the acquisition and development of the senior housing facilities, which are owned by non-profit entities.


We make three basic types of loans: Development and acquisition loans, construction loans and semi-permanent loans. The development and acquisition loans involve the most risk of the borrower's failure to make timely payment of interest or for us to lose principal in the event of default. Construction loans are made when a property is ready to begin construction or renovation, so the risk is somewhat less. Semi-permanent loans are made on completed properties that are being used for their intended purpose, so they involve the least risk to us of the three categories. The following table shows the amount of each of these types of loans in our portfolio at June 30, 2004:


           Type of                Principal Outstanding       % of principal at
            Loan                     at June 30, 2004            June 30, 2004
            ----                     ----------------            ------------

Development and acquisition            $18,479,064                    20%
                                       -----------                   ---
Construction                           $27,822,341                    30%
                                       -----------                   ---
Semi-permanent                         $46,587,479                    50%
                                       -----------                   ---
                                       $92,888,994                   100%
                                       ===========                   ===

Following is further description of each of these three types of loans:

Development and Acquisition Loans: We will provide financing to young growing churches and other ministries that we judge to possess excellent growth or income potential and which show a strong ability to repay a loan through their own growth or income (as in the case of senior housing, for instance.) These borrowers may lack the history, size, equity or income required by conventional lenders or bond underwriters. Development and acquisition loans may be used to acquire property that is either developed or to be developed (in conjunction with a construction loan provided by us or another lender). Like all of our loans, these loans carry an origination fee of 5% of the amount borrowed for churches, and 10% of the amount borrowed for other projects including senior housing and moderate income housing projects. For churches, there may be a renewal fee of up to 5% of the outstanding balance for loans that need to be renewed after each year. Each loan is made for one year; however, these loans may be renewed, as a new loan, with or without fees, for a maximum of three years under normal circumstances. Normally these loans are refinanced by banks or others before there is a reduction in principal. During 2003, 10 loans, totaling $7,311,172, were refinanced by commercial bank financing, church bonds, tax-exempt mortgage revenue bond issues or other third party financing. During the first six months of 2004, six loans totaling $3,953,516 were refinanced. In most of our senior housing acquisition and development loans, we participate in the borrower's gains from the borrower's sale or refinancing of all or a portion of the property for which we provided the initial financing. Our fees and interest rates are similar to the costs of specialized construction loans or underwritten bond issues, and substantially less than subprime lenders. Banks and insurance companies, who make loans on similar properties that are larger and more fully developed, typically charge lower interest rates. These conventional lenders typically charge 0.5% to 2.5% origination fees. We are paid more because of our experience, advice and willingness to finance organizations in their development stage. Our costs of administering these development loans require us to charge higher loan fees and interest rates.

Construction Loans: Construction loans are typically made to finance the construction of new facilities, or to renovate existing facilities. They normally have a maturity of six months to one year. Borrowers typically pay interest only on the outstanding balance drawn for construction. We focus primarily on loans of less than $1,000,000 for churches and daycare facilities; larger loans are required to develop senior housing, affordable housing projects and student housing. Our largest loan to date has been $13 million, which was for a residential housing program. For larger loans, we may partner with another lender. We have made loans with a commercial bank and with a credit union These have included loans where we have been equal partners, where our portion was subordinated to that of our partner and where we have guaranteed payment to our partner. We currently have two loans in which we have partnered with a commercial bank. The total of these loans was $32,388,141 at June 30, 2004 of which $19,354,985 has been provided by the bank. While there are no current loans where we have partnered with a credit union, we have done so in the past. Other prospective partners have approached us but we have not yet had a need to meet with any additional lenders as prospective partners. We require the customary documentation for construction loans, including lien subordinations and waivers, builders risk insurance, budgets and assignment of relevant contracts to us. We make weekly disbursements on finished invoices and require interim lien waivers on all disbursements.


Semi-permanent Loans: These are often called mini-perms or bridge loans. They are for as long as three years and may be linked to a construction or development and acquisition loan. They are often used by churches and other borrowers who expect to receive pledges, grants, leases or other anticipated income but who are in need of immediate funds. We make these loans on an annual renewal basis with an annual renewal fee of up to 5% of the outstanding balance. The loans are usually repaid by other forms of financing, such as church bonds or conventional loans. We will assist the borrower to find long term financing through some of the lenders with which we have established relationships, or we will sell the loan to one of these lenders.

We receive monthly interest payments on all of our real estate loans and senior housing loans (classified as real estate joint venture investments) except when the terms of a loan allow the borrower to finance interest payments. Interest payments are financed in the following circumstances:


Family housing development loans may finance monthly interest payments while the project is in the development and pre-sales phase. This phase takes from 12 to 24 months, depending on the size of the project. We receive the financed interest as the borrower sells homes in the development.


Church construction loans may finance monthly interest payments while the church building is under construction. This takes three to nine months depending on the size of the building. When the building is operational, the financed interest from the construction phase is included in the loan's principal amount and we begin receiving monthly interest payments from the borrower.


Real estate joint venture loans may finance monthly interest payments during the construction/renovation stage of the borrower's operations. Most of the senior housing facilities are in need of renovation when purchased by the borrowers.

This phase takes two to six months, depending on the size of the renovation project. When the renovations are complete and the facility is operational, the financed interest is included in the loan's principal amount and we start receiving monthly interest payments from the borrower.

Our loan policies

Borrowers: We are in the business of providing facilities primarily for use by faith-based nonprofit organizations, such as churches and other ministries. We also lend to nonprofit entities that extend their ministries through facilities for assisted living, day care, camps, group homes, etc. Primary borrowers will be the organizations that will own and occupy the facility. A special class of borrowers will include some for profit entities that are developing facilities to be occupied or leased by a nonprofit as the primary occupant. For profit borrowers must submit signed development and lease agreements with the nonprofit entity or organization that will be the primary occupant, as well as refinancing plans that will transfer ownership to the nonprofit within the term of the loan. We screen these for profit developers for experience in developing for nonprofit owners or occupants.

Loan Terms and Conditions: We make loans for acquiring and developing property, construction of new facilities, renovation of existing facilities, financing of anticipated income from pledges, bridge financing, refinancing existing loans, working capital, and other purposes as our board of directors may find acceptable. Each loan is secured by a first or second mortgage lien, a pledge of revenue and, where we determine necessary, limited personal guarantees made by members or principals of the borrowers. We may provide a fixed or variable rate loan. Our loans on senior housing facilities may include a participation feature where there is the possibility of additional income from the borrower upon the borrower's refinancing of a property or the sale of the property acquired by a borrower and resold during the term of our loan. The terms and conditions offered to borrowers, including interest rates, fees, maturities and guarantees, will be based upon current market conditions and factors like our operating expenses and the loan's origination expenses. We charge each borrower an application fee to offset the cost of loan origination and approval, legal fees and out-of-pocket expenses. We charge a commitment and closing fee and may also charge a loan renewal fee. These fees may be paid in cash by the borrower or added to the loan principal, at our discretion.

We generally require the normal protections afforded commercial lenders, including title insurance, real estate surveys, appropriate resolutions of the borrower, appraisals of the property, and the issuance of fire and extended insurance coverage. We use mortgage loan documents in the form currently in use in the state where the mortgaged property is located. We may accept a second mortgage loan position on certain short-term financings. We may also permit these loans to be converted to tax-exempt bonds.

Loan underwriting requirements

Mortgage loan applications submitted to our underwriting staff will normally include (i) a completed application on our form, or substantially similar information on a form acceptable to us, (ii) corporate organizational documents,
(iii) financial statements including pro forma financial statements, (iv) certified real estate appraisal, (v) a real estate survey certified to us, (vi) preliminary title report, (vii) market and feasibility reports, if applicable,
(viii) copies of relevant insurance coverage, (ix) copies of all material contracts and leases and (x) environmental report or affidavit.

Our loan standards used in evaluating the loan requests are based upon both objective and subjective criteria and may vary depending upon the nature of the borrower. For church loans we examine:

o    Membership trends and growth potential
o    Historical financial performance and patterns
o    Value of real estate involved and other collateral

For non-church loans we will review
o    Proposed business plan and management
o    Markets and demographics
o    Current and projected earnings and cash flow
o    Current and future value of real estate and other collateral

For many of our senior housing, childcare and community development loans, we also look to the pro forma financial condition upon a stabilization of operations and require third party appraisers with specialized knowledge of these types of projects and property. We apply loan to value and coverage ratios consistent with other commercial lenders. Additionally, we will require survey, title reports and insurance, property and liability insurance and full environmental reports. If necessary, we will also require market studies and other demographic information.

Completed applications and supporting material are submitted to the loan committee of our Board of Directors, which has authority to approve loans of $500,000 or less. Loans or investments over this amount must be submitted to the full board for approval. The loan committee consists of at least three directors, not including any directors who are also our officers. The loan committee determines the creditworthiness of the borrower and oversees the rates, terms and conditions of the loan. Upon approval of a loan application, our loan staff will work with its officers and legal counsel to supervise the loan closing, including the preparation of loan documents and forwarding of funds. It is our policy to require borrowers to pay all expenses of the loan including our legal expenses. These expenses are usually deducted from the loan proceeds.

Loan investments we have made

This chart shows the number and amount of loans we have made in each of the last seven years:

                                     Number   of                   Amount of
         Year                         loans made                    loans made
         ----                         ----------                    ----------
          1997                            16                       $ 7,532,000
          1998                            10                       $ 7,446,100
          1999                            17                       $12,953,200
          2000                            10                       $11,041,500
          2001                            11                       $14,029,191
          2002                            16                       $30,383,224
          2003                            10                       $14,622,943
          2004                             1                       $ 5,505,752


Each of our loans has a date when the full principal amount becomes due, or when we may call the loan for repayment. We monitor each loan closely. A loan becomes delinquent when a payment default remains uncured after 15 days. Any delinquency is addressed immediately and involves sending a legal notice requiring strict performance under the loan documents and outlines all the remedies available to us should the default not be cured within the period required by the loan documents. In addition to these legal steps, we work closely with each borrower. We may make personal visits and prepare to take all legal remedies available to us through the loan documents and the laws of the appropriate state. We would place a loan on non-accrual status if a loan is 180 days past due under the terms of the loan agreement and we have determined that an allowance for impairment loss should be recognized on the loan. We have had three loan delinquencies of more than 6 months. Our experience has been that loans are often refinanced before their due date. While we have never had to charge off a loan as uncollectible, we would do so upon the borrower filing bankruptcy or when other collection methods had been exhausted. These are the number and amount of our loan investments, at June 30, 2004, which become due or callable in 2004 and in later years:

                                        Principal
                                     Number of loans              Principal
         Year                        due or callable            due or callable
         ----                        ---------------            ---------------
         2004                                 22                  $48,495,206
         2005                                 13                   40,464,508
         2006                                  0                            0

         2007                                  0                            0
         2008                                  1                      106,497

         2009/thereafter                       5                    3,822,673
                                              --                  -----------
         Total                                41                  $92,888,884
                                              ==                  ===========

New Property Development: In 2000, we began providing development financing and assisting in the development of new facilities, in conjunction with church, ministry or nonprofit organizations, where there are not existing facilities or buildings that would meet their needs. Church and daycare facilities would be from 2,000 to 10,000 square feet, with budgets from $300,000 to $1,000,000. The churches and daycare facilities select from standardized plans available to us and use a developer we accept. The church will typically have been in existence for at least a year and have a minimum income of $75,000 per year. We perform on site interviews with the potential lessees and purchaser to determine the stability and quality of its leadership and congregation, as well as to perform due diligence on the proposed property for development and the demographics of the area.

In addition to churches, church ministry facilities, daycare facilities and church schools, a portion of our assets is being invested to acquire or develop senior adult housing, in particular independent living and assisted living facilities owned or sponsored by nonprofit organizations. These are based upon our standardized plans and prototype facilities. Assisted living facilities range in size from 80 to 200 units and cost from $4 million to $21 million. In addition, there are costs associated with the acquisition of property, zoning, permitting, engineering, marketing and operating that may require us to make additional investments. Independent living communities will vary in size but have budgets similar to that of the assisted living facilities. Most often these are developed on land held by a church or other nonprofit. The completed facilities are owned by or leased to the non-profit entity and refinanced after three years or upon stabilization of occupancy, when financing can be available from conventional sources, such as commercial banks or investment banks. These senior housing loans are classified as real estate joint venture investments in the accompanying financial statements if we participate in the residual profits of the property and all of the following exist at the inception of the loan:
o    The borrower does not have a substantial equity investment in the property.
o We do not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.
o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.
o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization payments.


We participate in residual profits through loan participation agreements, which enable us to receive income from the borrower when the property in which we provided financing is sold or refinanced to another lender. The participation is between 25% and 33% of the borrower's gain. We normally provide all or substantially all of the financing (directly or through loan guarantees) for these properties.


We have also begun to work with nonprofit faith-based organizations to assist in their efforts to provide affordable and moderate income housing. In these projects we are currently providing loans for the acquisition and development of properties on which single family homes will be offered for sale or lease/purchase. We intend to add various types of multifamily facilities. There are many federal, state, and local sources of additional and replacement financing to assist either the nonprofit sponsor or the home-buyer to develop, build, and market or purchase these facilities. Our loans bring projects to the point at which conventional or governmental financing becomes available. Nonprofit sponsors must employ knowledgeable developers and contractors on the projects in which we make loans. Loans may range in size from $100,000 to $15,000,000.

These nonprofit organizations may have little or no assets with which they can provide additional guarantees, collateral or equity for the project. We will seek to obtain additional guarantees from the principals of the church or organization, or from an affiliated organization that can provide the additional security or collateral. For the return of our investment, we will rely primarily on the value of the property to be acquired and developed, the feasibility of the project and the expertise and knowledge of the developer and manager. There will normally be no guarantees from the developer or manager. We will not invest in a project developed by a for profit developer, unless a suitable nonprofit lessee/purchaser has been qualified by the board of directors and signed a letter of inducement or intent.


Major borrowers: During the first six months of 2004, we were dependent on two nonprofit organizations for 64% of our revenues. The amount and type of revenue from these borrowers during that period was:

                                      Amount of       Percentage of
                                       Revenue        Total revenue     Type of revenue received
                                       -------        -------------     ------------------------
Senior Housing Services, Inc.         $2,665,631          45.9%         Interest and fees from real estate joint
                                      ----------          ----            venture investments
Wellstone Housing Corporation         $1,051,547          18.1%         Interest and fees from community housing
                                      ----------          ----            and development loans


There is no cash or other consideration exchanged between us and either of these organizations, except as described in this table. Neither of these nonprofit organizations is affiliated with us, that is, neither of them directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with us. None of us has any ownership interest in the other, we have no common officers or directors and none of us possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other.

Our market

There are approximately 320,000 Protestant churches in the United States, as of June 30, 2004, according to American Church Lists, Inc. (www.americanchurchlists.com) and significant numbers of new congregations begin annually. Our experience is that these new churches will need between $350,000 to $1,500,000 to acquire or build their first facility.

We have found that the most strategic time for them to set a course for their short term and intermediate term growth is the first one to three years of existence. Their health and growth is substantially increased when they move into a facility designed and dedicated for their use. The longer life expectancy and age of the baby boomers will require increased services and housing for the elderly. Our investment focus is on preserving or enhancing the independence of residents, while providing options for services as needed. These independent living facilities supply a minimum of personal care while providing such amenities as security, transportation, housekeeping and meals, items which are covered in the monthly rent paid to the facility. In 1996 only 9% of the new developments of senior housing were independent living apartments. According to certain studies, the changes in the older population will increase the demand for housing and services that allow seniors to live independently and the provision of those services and housing will be a major part of the aging process in the future.

Prior to the 1980's, federal programs were the primary vehicles for providing affordable rental and homeownership opportunities. Over the past fifteen years, nonprofit organizations, both community and faith-based, have become the nation's primary source of rental and homeownership opportunities for people with low to moderate incomes. They have stepped into the void left by the shrinking federal commitment to these areas and have addressed some of the problems that prevent many from obtaining adequate housing. The ability of these nonprofits to provide housing is limited, due to the diminishing availability of acquisition and development funds needed to qualify for the various state and local financing programs.


We reach our market through a variety of strategies, including radio and direct mail marketing. While we have made loans secured by properties in 30 different states, 88.7% of our loans have been in Texas (41.2%), Georgia (27.1%) and Florida (20.4%). We develop our investment opportunities primarily through a network of independent 20 representatives in key market areas in the Southeast, from Texas and Oklahoma eastward and including Arkansas, Missouri, Tennessee, Alabama, Mississippi, Georgia, North and South Carolina and Florida. These representatives are not our employees, but are paid a commission to identify applicants for our programs. They may also pursue development of the projects and present them to us for review. These representatives may be involved in the project as a real estate agent, architect or contractor. We are actively seeking additional representatives in areas of high growth in population and real estate values.


Our competition

This is a description of the types of lenders in the broader market for financing churches, retirement facilities and moderate-income housing:

         o Conventional lenders. These are the commercial banks, insurance companies and other institutions that make mortgage loans on large commercial and housing projects. Their criteria generally exclude loans below $1,000,000 and loans for the early stage development and operation of nonprofit facilities.

         o Construction lenders. Banks and savings associations often supply initial funding while facilities are being built. However, they generally require a "take-out" loan commitment, that is, a promise from a conventional lender that a new loan will be made when the construction is complete and that loan will pay back the construction lender. We make loans that pay for the construction or rehabilitation phases and continue until the facility is operating at a level that will attract financing from one of the other types of lenders described in this section.

         o Bond underwriters. There are securities broker-dealers who originate and sell church bonds. Their investors often include members of the church being financed, as well as customers of the broker-dealer. The number of church bond underwriters has decreased in recent years and their minimum offering amounts have increased. Also, young churches are often unwilling to incur the long-term, fixed-rate commitment of bonds. Broker-dealer firms may also market tax-exempt bonds, where the conduit issuer is a government instrumentality qualified for paying interest that is exempt from income taxes. This method is not available to religious organizations. For other residential or supportive communities, the high cost and long time it takes to originate tax-exempt bonds often makes them unsuitable.

         o Nonprofit funds. Church denominations have created funds that finance activities for their own denomination only. They often have limited funds and purposes for which they will lend. We may lend to any church or denomination and, as we have increased resources, we expect to provide the larger loans required by growing denominations.

         o Government programs. The federal government has several programs to finance moderate-income housing. The government makes very few direct loans and usually acts as a guarantor on loans originated by banks and other conventional lenders. Government programs can be cumbersome to obtain and very restrictive in their requirements, especially for faith-based borrowers. These programs can provide long-term financing to repay our loans.

         o Real Estate Investment Trusts. These are investment vehicles that can avoid paying corporate income tax by distributing nearly all income to their shareowners. Some REITs specialize in retirement homes or in multi-family residential projects, but usually as owners, not lenders. We know of no REITs for churches and other faith-based organizations.

         o Subprime commercial lenders. These lend to borrowers with an impaired credit history and charge substantially higher fees and interest. We do not lend to borrowers with these characteristics.


We plan to maintain our competitive position by selecting properties and nonprofit sponsors that require development and management to reach their potential. We will contribute our experience with similar projects and our knowledge of the people who have successfully developed and managed them.



Employees


Cecil A. Brooks and John T. Ottinger are our principal executive officers. They are employees of Cornerstone Capital Advisors. We do not plan on hiring any employees or acquiring or renting office space for at least the next 12 months. Cornerstone Capital Advisors, Inc., which provides all our administrative services, has 13 employees, all full-time.


Facilities


In February 2003, we purchased, for $532,040 cash, a 4,400 square foot office building in Cumming, Georgia, We own two nearby office condominiums, on which there is a mortgage loan with a $175,442 balance as of June 30, 2004. They are leased to another company, for $2,400 a month. In our management's opinion, the properties are adequately insured.


Environmental laws

Under various federal, state and local laws, an owner or a mortgage lender may be liable for the costs of removal or remediation of hazardous or toxic substances from a property, even if they did not cause or even know about the contamination. The costs and liability are not limited and could be more than the value of the property. The presence of these substances may make it difficult to sell the property. Environmental laws also govern the presence of asbestos in buildings and may require removal or precautionary action. They may also impose fines and allow recovery for injury from exposure to asbestos. We have not incurred any material costs or effects so far from compliance with environmental laws. We require an environmental report or affidavit before we make a mortgage loan or purchase a property. This is a changing area of law and we could have material extra costs or liability from being mortgage lenders or owners of real property.

Government regulations

We do not make any loans to consumers, so we are not subject to the many federal, state and local laws about lending. We are not required to be licensed in the states in which we operate. Our borrowers will be subject to some of the laws intended to protect the public from building hazards and to make buildings accessible. We cannot monitor compliance with all these laws. Enforcement action against the building or our borrowers could interrupt our receipt of payments and decrease the value of the property. We do not believe that any material changes are currently required to any of the properties securing our loans. The properties we finance are subject to various other regulations from federal, state, and local authorities. Examples of regulatory changes that could mean unexpected compliance costs include construction and retrofit requirements to protect against perceived safety and health hazards, or to permit use by defined segments of the public, zoning changes that limit the use of properties, or local impact fees and assessments, as well as the unintended consequences of laws intended to protect against predatory lending or new tax and accounting rules. If we or the property operator fail to comply with these regulations, it could result in a fine and the award of damages to private plaintiffs. If it took a significant amount of money to bring a property into compliance, the borrower could be unable to make its payments.

Legal proceedings

We are not a party to any pending legal proceeding. We are not aware that any of the properties covered by our mortgage loans is subject to any pending legal proceeding or that any governmental authority is contemplating any legal proceeding involving us or any of those properties.

                                   Management

Our board of directors is elected by our  shareowners.  The board is responsible
for  setting  policies  and  for  hiring  and  retaining  management.   This  is
information about our directors and officers.

Name, residence address           Age                 Responsibility
-----------------------           ---                 --------------

Cecil A Brooks                    72              Director, Chairman of the
10206 Big Canoe                                   Board, President, CEO
Jasper, GA 30143

John T. Ottinger                  50              Director, Vice President, COO,
923 Spring Glen Place                             Secretary and Treasurer
Suwanee, GA 30024

Henry Darden                      71              Director, Member of the
614 Beverly Dr.                                   Audit Committee
Brandon, FL  33510

Ted Fox                           73              Director
10575 Big Canoe
Jasper, GA 30143

Richard McLaughlin                72              Director
1510 Norwood Place
Clearwater, FL 33756

Jack Wehmiller                    57              Director
7034 George Barn Road
Murrayville, GA 30564

Irving B. Wicker                  78              Director, Member of the
132 Eswick Drive                                  Audit Committee
Prattville, AL 36067

Directors are elected for three-year terms. Messrs. Ottinger and Brooks will serve until the annual meeting in 2005, Messrs. Darden, Fox and McLaughlin until the 2006 meeting and Messrs. Wehmiller and Wicker will serve until the annual meeting in 2007.


         Cecil A. Brooks has served in these capacities since Cornerstone Ministries Investments, Inc. was founded. He graduated from Mercer University in 1952. After a varied career in sales and management, including real estate sales and development, he graduated from Reformed Seminary in 1975. He served as pastor of Trinity Presbyterian Church in Miami, Florida and on the staff of Mission to North America of the Presbyterian Church of America from 1983 to 1994. He formed the Investors Fund for Building and Development (the predecessor to Presbyterian Investors Fund, Inc.) in 1985 and served as President from its inception to its merger with us. Mr. Brooks has served on the boards of a number of nonprofit organizations concerned with foreign missions and housing for the elderly. Mr. Brooks has over 18 years experience in all areas of the church mortgage lending and development business. Mr. Brooks has also worked closely with church bond underwriters and broker-dealers in the church lending market. He has been a director since 1985.


         John T. Ottinger, Jr. has served as Vice President and Secretary/Treasurer since Cornerstone Ministries Investments, Inc. was founded. Mr. Ottinger is also our Chief Financial Officer and became our Chief Operating Officer in 2000. He is President of the newly -formed Wellbrook Properties, Inc., an REIT which proposes to conduct a public offering of its shares. Mr. Ottinger graduated from the University of Delaware in 1976 and spent eight years in the lodging industry. He has served as pastor of an established church as well as organizing pastor in North Carolina. He joined the Presbyterian
Investors Fund, Inc. staff in 1985. Mr. Ottinger has 18 years of extensive experience in church lending. He has been a director since 1996.



         Henry Darden has served as a director since 1992. He received a Bachelor of Science degree in forestry management from the University of Georgia in 1955 and an AA in real estate from the City College of Chicago in 1970. He is a Distinguished Graduate of the Industrial College of the Armed Forces. Mr. Darden retired in 1982 as a Lieutenant Colonel with the United States Air Force. Since then, he has been a self-employed financial and tax consultant.

         Theodore R. Fox has been a director since 1996, except for a period in 2003 that he served as director of our subsidiary, Wellstone Communities Inc. Since 1999 he has been an independent investor. Mr. Fox had a 24-year career with Law Engineering Company, retiring as Assistant Vice President. From 1993 to 1998, Mr. Fox was employed part time with Cole Henderson Drake, Inc., an advertising agency in their finance department, maintaining their financial records. Mr. Fox is a past Chairman of the Board of the National Association of Credit Managers. He received a Bachelor of Business Administration degree in Management from Georgia State University.

         Richard E. McLaughlin has been a director since 1996, except for a period in 2003 that he served as director of our subsidiary, Wellstone Communities Inc. He has worked in the real estate construction and land development business since 1962. During his long career, he has developed complete subdivisions and constructed approximately 600 homes. Since 1977, Mr. McLaughlin has been the President and sole owner of Church Development Services, Inc., a consultant to churches in the design, development and construction of church properties, where he is responsible for all management. During the last ten years, Church Development Services, Inc. has consulted with more than 300 churches.

         Jack Wehmiller has served as a director since May 2004. In January 2004, he joined the staff of Cornerstone Capital Advisors, Inc. His responsibilities include broker-dealer relations along with senior and student housing development. Mr. Wehmiller was employed in the securities industry since 1971, with 17 years in retail brokerage and the balance in sales and marketing for major mutual fund and variable annuity distributors. From 1998 to 2000 he was senior vice president with ING Mutual Fund Management and ING Mutual Funds. During 2001 and early 2002, he was an independent consultant and, from April 2002 through 2004, he formed and worked for Wellstone Securities LLC. Mr. Wehmiller is an ordained deacon at the First Baptist Church in Gainesville, Georgia. He attended the University of South Florida and the Southwest School of Municipal Finance.

         Irving B. Wicker has served as a director since 1990. He graduated from the University of Maryland in 1959 and received a Masters Degree from George Washington University in 1963. He retired in 1969 as a Lieutenant Colonel in the United States Air Force. Mr. Wicker was self-employed as a real estate broker and financial planner from 1969 until he retired in 1985. Since then, he has been an independent investor and financial consultant.

Independent directors


Decisions involving Cornerstone Capital Advisors, Inc. require the approval of a majority of the independent directors, as well as a majority of the full board. We define an independent director as one who is not an officer, director or shareowner of Cornerstone Capital Advisors, Inc. We consider Messrs. Darden, Fox, McLaughlin and Wicker to be independent directors. We will maintain at least two independent directors on our board.


Committees
Audit Committee. Two independent directors, Messrs. Darden and Wicker, are the audit committee. The audit committee will make recommendations concerning the engagement of independent public accountants, review their independence, the services they provide and the results of the audit engagement. The audit committee will also consider the range of audit and non-audit fees and review the adequacy of our internal accounting controls. We plan to appoint, by December 2004, a director and audit committee member who is a "financial expert," as defined by regulations adopted under the Sarbanes-Oxley Act of 2002.

Loan and Investment Committee. The board has established a loan and investment committee consisting of Messrs. Brooks, Ottinger, and Darden and having a quorum of two members. The committee will review and may approve loans and investments of up to $500,000 on behalf of the board, in accordance with the loan and investment policies as adopted and amended by the board from time to time. Any individual loans or investments in excess of the committee's authority will be subject to approval by the entire board.

Meetings and compensation of directors


The directors meet at least annually and more often as needed. The audit committee meets at least once annually. The loan and investment committee meets as required. Directors receive $250 for each conference call board and committee meeting they attend and $500 for each face-to-face meeting attended. We reimburse them for travel expenses to attend meetings.


Executive compensation


This summary compensation table shows all compensation paid to our two executive officers during 2002 and 2003:

                                                                        Annual compensation
                                                                       ----------------------
Name and principal position                                            Year           Salary
---------------------------                                            ----           ------
Cecil A. Brooks, Chairman of the Board, President and CEO              2002          $150,000
                                                                       2003           200,000
John T. Ottinger, Vice president, Secretary, Treasurer and COO         2002           100,000
                                                                       2003           150,000

Their services for 2004 will be included in the administrative services agreement with Cornerstone Capital Advisors, Inc. Neither we nor Cornerstone Capital Advisors, Inc. have employment agreements with them or any other employees.


Employee profit sharing plan


We established a Profit Sharing Plan for our employees in 2001. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. The Plan does not have an employee contribution component. All contributions are to be made at the discretion of the board of directors. For the year ended December 31, 2003, a contribution of $65,220 was authorized. No contributions have been authorized in 2004.


Indemnification of directors and officers and limitation of their liability

Officers or directors are not liable to Cornerstone Ministries Investments, Inc. or its shareowners, under Georgia law, if they acted in a manner they believed in good faith to be in or not opposed to Cornerstone Ministries Investments, Inc.'s best interests. They are not liable in any criminal proceeding if they had no reasonable cause to believe their conduct was unlawful. As permitted by Georgia law, we will indemnify our officers and directors against liability and their defense costs in any proceeding in which they have been successful or where the directors who are not involved determine that the applicable standard of conduct has been met. We will pay reasonable expenses, including attorneys' fees, incurred by directors or officers in advance of the final disposition of a proceeding, if they furnish written affirmation of good faith belief that they have met the applicable standard of conduct, together with a written promise to repay any advances if it is determined they are not entitled to indemnification. Insofar as indemnification for liabilities arising under the federal Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. We carry insurance against the liability of our officers and directors.

Administrative services agreement with Cornerstone Capital Advisors

Effective May 1, 2003, we have an agreement with Cornerstone Capital Advisors, Inc. to provide our administrative And "back-office" services, subject to the direction and supervision of our officers. The services include loan application and closing process, accounting, investor relations and management information systems. We will reimburse Cornerstone Capital Advisors, Inc. for all its expenses for performing its duties under the administrative services agreement, including employment and office expenses. We will not pay Cornerstone Capital Advisors, Inc. a set, periodic fee but we may pay incentive compensation for good performance. The base for good performance is expected to be that all of our bond interest and other obligations will be current and our common stock shareowners will have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. The factors above that base and the amount of incentive compensation will relate to our director's judgment on the extent to which Cornerstone Capital Advisors, Inc.'s services will have contributed to the results. We have agreed to indemnify Cornerstone Capital Advisors, Inc. against any liability or costs from claimed acts or omissions of Cornerstone Capital Advisors, Inc. in its duties under the agreement, except those due to its bad faith, misconduct or gross negligence.


The administrative services agreement was approved by unanimous vote of our directors. The independent directors were offered access, at our expense, to our lawyer or independent legal counsel, but none sought legal advice. The agreement was entered into on terms that are no less favorable to us than those that could have been obtained from unaffiliated third parties. The agreement will be in effect until December 31, 2004 and will renew for successive one-year periods, unless terminated upon 60 days' notice by a majority of the directors who are not affiliated with Cornerstone Capital Advisors, Inc. Wellbrook Properties, Inc., of which our Chief Operating Officer, John T. Ottinger is President, has a similar administrative services agreement with Cornerstone Capital Advisors, Inc. Our two officers are also officers of Cornerstone Capital Advisors, Inc.




Cornerstone Capital Advisors, Inc. is a recently formed corporation. It is owned by Cornerstone Group Holdings, Inc., which is owned by Foundation for Christian Community Development, Inc., a nonprofit corporation. All of its directors, officers and employees came directly to Cornerstone Capital Advisors, Inc. from similar positions they held with us. They are continuing to provide the same services as before, but now it is under an administrative services agreement that we have with Cornerstone Capital Advisors, Inc. The purpose of forming Cornerstone Capital Advisors, Inc. is to allow its management group to contract for their services with multiple businesses and to allocate its costs among them. It also places responsibility for each business under its own board of directors, separate from the Cornerstone Capital Advisors, Inc. management group.

                    Certain Transactions with our Affiliates


During 2001, we formed Wellstone Financial Group, LLC, a Georgia limited liability company. At formation, we issued 500 shares of our Series A Convertible Preferred Stock (valued at $500,000) to Wellstone Financial Group, LLC, in exchange for a 100% interest in its equity and profits. Prior to June 30, 2004 Wellstone Financial Group was included in our financial statements and these shares were eliminated in consolidation. Wellstone Financial Group assisted non-profit entities to secure financing from banks, bond underwriters and other sources for retirement, childcare, churches and church-related facilities. It received consulting fees for completed financings. Wellstone Financial Group had no revenues in 2003. It was dissolved on June 30, 2004 and the preferred stock it owned was cancelled. It was not able to retain the type of specialized employees necessary to develop its operations into a long-term profitable venture.

We caused Wellstone Communities Inc. to be incorporated on November 20, 2002, for the purpose of its initially being a wholly-owned subsidiary and then for it to raise capital from the sale of preferred stock and to invest that capital in ways not feasible for us and in owning a bank. In December 2002, January 2003 and October 2003, we purchased a total of 136,250 shares of Wellstone Communities Inc.'s common stock for $1,362,500. Wellstone Communities Inc. used our investment to purchase three loans from us, for a total of $971,003, which was the principal balance on those loans at the purchase date. Wellstone Communities, Inc. decided not to go forward with its plans and, on June 30, 2004, it was dissolved. Its assets were distributed to us and its common stock cancelled.


On December 15, 2002, we entered into an administrative services agreement with Cornerstone Capital Advisors, Inc. for it to provide our administrative services. We will pay Cornerstone Capital Advisors, Inc. expense reimbursement, estimated at $1,300,000 in the next 12 months, and may pay incentive compensation for good performance, which will be no more than 10% of the expenses reimbursed. Our two officers, Cecil A. Brooks and John T. Ottinger, are also officers of Cornerstone Capital Advisors, Inc.


On June 11, 2004, we engaged Cornerstone Direct Public Offerings LLC to provide services for this offering of our bonds and shares, for a $75,000 fee. The majority owner of Cornerstone Direct Public Offerings LLC is Cornerstone Group Holdings, Inc., which is owned by Foundation for Christian Community Development, Inc., a nonprofit corporation. Our two officers, Cecil A. Brooks and John T. Ottinger, are also officers of Cornerstone Group Holdings, Inc.


Any future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties and must be approved by a majority of our independent directors who do not have an interest in the transactions and who were offered access, at our expense, to our lawyer or independent legal counsel. We do not make loans to our officers or directors.

                              Principal shareowners

The following table shows the beneficial ownership of our common stock on June 30, 2004, for shares owned by:

(i)      each of our directors and executive officers,

(ii) each shareowner we know to own beneficially 5% or more of the outstanding shares of our common stock and

(iii)    all directors and officers as a group.

We believe that the beneficial owners of the common stock listed below, based on information they furnished, have sole investment and voting power over their shares, subject to community property laws where applicable.


                                                                 Percentage of        Total Common
Name and address of                     Number of Shares       Stock Beneficially        Owned
Beneficial Owner                        Beneficially Owned       Before Offering     After Offering
----------------                        ------------------       ---------------     --------------
Cecil A. Brooks                                 1,953                  *                     *
10206 Big Canoe
Jasper, GA 30143
John T. Ottinger                                6,918                  *                     *
923 Spring Glen Place
Suwanee, GA 30024
Theodore R. Fox
10575 Big Canoe                                   792                  *                     *
Jasper, GA 30143
Irving B. Wicker                                5,845                  *                     *
132 Eswick Drive
Prattville, AL 36067
Henry Darden                                    6,000                  *                     *
614 Beverly Dr
Brandon, FL 33510
Church Growth Foundation, Inc.                 69,228                  8.4%                  3.0%
10741 Big Canoe
Jasper, GA 30143
All directors and executive officers           21,508                  2.6%                  1.0%
as a group (7 Persons)

* Amounts to less than one percent.


                            Description of securities


Our articles of incorporation and the Georgia Business Corporation Code authorize us to issue up to 29,000,000 shares of common stock and 1,000,000 shares of preferred stock. We may also issue securities for borrowings. We had 821,503 shares of common stock outstanding at June 30, 2004 held by 762 shareowners of record. We have no options or warrants issued or reserved for issuance. At June 30, 2004, there was $97,112,123 of bonds outstanding, held by approximately 3,000 record owners. This is a description of these securities:


Common stock

The owners of common stock elect all the members of our board of directors. Each share owned is entitled to one vote on all matters to be voted on by shareowners. A majority of the shares issued is a quorum. In the event of liquidation, dissolution or winding up of the corporation, the shareowners are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities. Shareowners, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. The transfer agent and registrar for our common stock is Transfer Online, Inc.

Preferred stock


We have authorized 235,000 shares of Series A Convertible Preferred Stock. No shares of preferred stock are outstanding. No preferred stock will be offered to our officers, directors or principal shareowners, except on the same terms as it is offered to all other existing shareowners or to new shareowners. Our board of directors has the authority to issue series of preferred stock and to set dividend rates and various rights and terms for a series, such as for redemption, the amount payable upon any liquidation of the corporation, conversion into other of our securities and any voting rights. Owners of common stock could be placed below any preferred stock owners in their rights to dividends, liquidation distributions and voting on some matters. Preferred stock could be issued with terms that would have the effect of discouraging a change of corporate control or other transactions that some common stock owners might believe to be in their best interests.


Dividends on stock


The common and preferred shareowners are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Dividends were declared on the common stock of $363,371 in 2002, $338,172 in 2003 and $155,066 through June 30, 2004. This was a rate of return, on the $6.50 price per share in all of our common stock offerings, of 10% for the years 2002 and 2003 and 4% for the first six months of 2004.

Bonds previously issued and still outstanding


These are descriptions of the bonds previously sold and still outstanding: The bonds were called "certificates" or "certificates of indebtedness" in our earlier offerings.





From May 2000 through January 2002, we sold $16, 765,704 of Series B certificates of Indebtedness. From January 2002 through May 2002, we sold $16,000,000 of Series C. From May 2002 to May 2003, we sold $45,000,000 of
Series D. We began offering Series E bonds on March 26, 2004 and, as of June 30, 2004, we had sold $19,152,825. There is no trust deposit or other collateral to secure payment of Series B or later series. All of these series offered five year bonds, at a 9% annual interest rate for Series A through D and 8.25% for Series E. Beginning with Series C, we have also offered graduated rate bonds, which are for five-year terms but may be redeemed by the owner upon any anniversary of their purchase. Their annual interest rate increases, from 7.00%, for Series C and D, and 6.25%, for Series E, the first year to 9.00%, for Series C and D, and 8.25%, for Series E, in the fifth year.

From May 2002 until January 2003, we offered "Access Certificates." These certificates have no stated maturity. They could be purchased in any amount of at least $100 and owners can add to their certificate at any time, in amounts of $100 or more. The amount they have invested will remain in their certificate account until they redeem it. They may redeem any amount of the balance by giving at least seven days written notice. Our board of directors sets the rate on the first business day of each January, April, July and September. The directors may also change the rate between those dates if they believe that market conditions warrant a change. Certificate holders choose to have interest paid semiannually or when they redeem an amount. $2,187,000 in Access Certificates are outstanding on June 30, 2004.

Bonds offered by this prospectus

You may choose between two different types of bonds. The total amount of each type issued in this offering will depend upon the aggregate of those investor selections.

8.25% five-year bonds. These bonds pay interest at a constant 8.25% annual rate. The principal amount is available for return or reinvestment at the end of their five-year term.

Graduated bonds. These bonds are also for five-year terms, but their owners may redeem any amount of the principal or interest on any anniversary date of their purchase, by giving at least ten days' written notice. They pay interest at an annual rate of 6.25% for the first year, 6.75% for the second year, 7.25% for the third year, 7.75% for the fourth year, and 8.25% for the fifth year, giving an overall average, if left invested for 5 years, of 7.25%.

General terms of the bonds offered

The price, interest rate and other terms of the bonds were set to be competitive with other interest-bearing securities. Those rates generally reflect the length of time before the principal is to be returned and the perceived risk that interest and principal will not be paid as they become due. Our graduated bonds have a lower average interest rate because they can be redeemed for cash on an annual basis. We will set interest rates for future bonds as market conditions warrant. Bonds issued in the future may bear higher or lower interest rates than the currently offered bonds, and may have different terms and conditions than these bonds.

Purchase amounts for bonds

You may purchase bonds in any amount, with a minimum purchase of $500. The amount and maturity date are set upon purchase and there can be no additions to the amount during their term.

Maturity date for bonds

We will set specific maturity dates of bonds at least every three months, so that the principal amount of your bonds will be available for return or reinvestment on or near their fifth anniversary.

When bonds begin to earn interest

All bonds will begin to bear interest one business day after we receive funds from an investor. However, we will not issue a confirmation for an investment until the check or other payment has cleared our bank.

How interest is calculated

All bond interest will be calculated based on a 30-day month/360-day year. Interest earned each month is based on the actual number of days that a bond is outstanding, assuming a 30 day month. Bonds purchased on the 31st day of a month are assumed to be purchased on the 30th for interest calculation purposes and no interest will be earned until the following month.

When interest payments are made

You choose, at the time of purchase, to have interest on your bond paid semi-annually or upon maturity. Interest on bonds payable at maturity is compounded semi-annually at the appropriate interest payment date. The semi-annual interest payment and compounding dates are as follows:

Bond Purchase Date                            Interest Payment or Compound Dates
------------------                           -----------------------------------
From January 1 through March 31                     January 1 and July 1
From April 1 through June 30                        April 1 and October 1
From July 1 through September 30                    July 1 and January 1
From October 1 through December 31                  October 1 and April 1


Monthly interest payments are available on investments of $10,000 or more and are paid on the first of each month. Any payment due on a weekend or on a nationally recognized bank holiday will be paid the next business day.

The ownership record date for interest payments

For bonds with interest payable at maturity, the interest payment will be made to the owners of record on the 15th of the month before the maturity date. For semi-annual and monthly interest payments, the record date is 15 days prior to the scheduled interest payment date.

Record of bond ownership

Bonds will normally be registered in book entry form. You will receive a written confirmation of your investment, and not an actual bond.

Redemption of amount invested in bonds

Except for the annual right to redeem graduated bonds, bond owners have no right to redeem them for cash before their maturity date. Our current policy is to redeem five-year term bonds which have been held at least a year, upon a request showing exceptional need or hardship. There would be an early payment fee equal to six months' interest. We have the right to redeem some or all of the bonds upon notice, sent at least 30 and not more than 60 days before the redemption date. No interest would be earned after the redemption date. If less than all the bonds were redeemed, the paying agent for the bonds would select the ones to redeem, on a basis it considered fair.

Reinvestment when bonds mature

We expect to be offering new series of bonds. You may ask that all or part of the amount due you be reinvested in new bonds, after you have received a current prospectus for the new bonds. There is no right to convert the bonds into any of our other securities.

The bonds are unsecured obligations

No assets have been set aside as collateral for the payment of the bonds. They are general obligations, with no preference over any other debt that we may have. We are not required to deposit into any sinking fund for the purpose of paying the bonds on maturity. The bonds or trust indenture do not restrict us from issuing additional debt or making any additional debt senior in payment priority to the bonds. We are not required to maintain any particular ratios of debt to assets or stockholders' equity. There is no escrow of the offering proceeds, so all amounts paid for the bonds will be immediately available to use in our business.

Procedure for a default on the bonds

Trinity Trust Company, Reno, Nevada is the trustee for the bonds under a trust indenture. A default would occur if we were more than 60 days late in making an interest or principal payment or if we went into bankruptcy or failed to comply with the trust indenture. If a default happened, the trustee could pursue any available remedy to collect on behalf of the bond owners. Persons owning at least 25% in amount of the bonds could declare all the bonds due and payable. Persons owning a majority in amount of the bonds could direct the trustee in taking any action it considered lawful and fair . An individual bond owner is restricted in the ability to start independent proceedings, without the consent of the trustee or joining with others holding a majority in amount of the bonds.

                          Future resales of securities

The bonds and shares sold in this offering will be freely transferable, without restriction or further registration under federal securities laws. Sales to residents of certain states or jurisdictions may require registration or an applicable exemption from registration provisions in those states or jurisdictions.

We do not expect there will be an active trading market for the bonds or shares. Neither the bonds nor shares have ^ been listed on any registered national securities exchange or on The Nasdaq Stock Market ^. Wellstone Securities LLC, a registered securities broker-dealer, has told us that it intends, after completion of this offering, to provide an order-matching service for persons wishing to sell or buy bonds or shares. Information would be available about any offers to buy or sell bonds or shares and about any recent transactions. Wellstone Securities LLC would confirm accepted offers and handle the transfer of payment and ownership. It would charge a $50 fee per transaction, payable out of the purchase funds. It is possible that this service may not remain available. In that case, anyone wishing to sell bonds or shares would have to find a buyer and make arrangements for the price, payment and transfer.


Limits on resale of common stock as "restricted" shares
Of the 821,503 shares of our common stock outstanding at June 30, 2004, 90,736 are "restricted securities" and may not be sold in a public distribution except in compliance with the federal Securities Act of 1933 or an applicable exemption under the Securities Act, including its Rule 144. Rule 144(k) provides that a person who is not one of our officers, directors or principal shareowners, and who has owned shares for at least a year could offer and sell those shares through any trading market, if reporting and other requirements were met.

None of our common stock is subject to outstanding options or warrants to purchase, or securities convertible into, common stock. We have no compensation plans under which our equity securities are authorized for issuance.

                              Plan of distribution

You may purchase shares or bonds directly from Cornerstone Ministries Investments, Inc. This is a different plan of distribution than most public offerings of securities, where securities broker-dealers purchase the entire offering for simultaneous resale to their brokerage customers.

Sales of securities to the public may generally be made only through broker-dealers and their agents who are members of the National Association of Securities Dealers, Inc. Rule 3a4-1 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 allows an issuer, certain of its employees and "associated persons," to participate in the sale of the issuer's securities, if they meet the conditions of that Rule. Our direct offering will be made by:

     1. Mailing announcements of the offering to persons who have previously invested in our securities. They will contain the information prescribed by Rule 134 under the federal Securities Act of 1933 and will offer to furnish copies of this prospectus upon request.

     2. Mailing copies of this prospectus and a purchase agreement to persons who request them from us.

     3.  Receiving and processing purchase agreements and payment checks.

Purchase agreements received, and all communications about the offering, will be directed to Cecil A. Brooks, our president and chief executive officer. Cornerstone Capital Advisors, Inc. employees will handle the mailings, the processing of documents and the ministerial and clerical work involved in effecting purchases. No one will receive any commissions or other compensation based on purchases made directly from us. These activities in direct purchases are intended to be within Rule 3a4-1 of the federal Securities Exchange Act of 1934 and we will comply with securities regulations of the states in which the offering is to be registered.

We are also offering these shares through registered securities broker-dealers, as our agents. They will be paid sales commissions of four percent to five percent on sales they make. These broker-dealers include Wellstone Securities LLC, Huntleigh Securities Corporation, Commonwealth Church Finance, Inc. and G.A. Repple & Company. There is no firm commitment underwriting for the shares, that is, no securities broker-dealer will purchase all of the shares, for resale to its customers. However, the broker-dealers will be within the definition of "underwriter" in Section 2(a)(11) of the federal Securities Act of 1933. Wellstone Securities LLC is expected to make the major amount of all sales through our agent broker-dealers. Wellstone Securities LLC was organized and began operations in December 2002. Its principal business function is to provide retail investment brokerage services. It had 36 registered representatives at June 30, 2004. Wellstone Securities LLC does not have common ownership with us and we do not share any of the same officers or directors or have any other material relationships with Wellstone Securities LLC, except for a sales agency agreement for this offering and our prior offerings.

We have agreed to indemnify the broker-dealers and their controlling persons against any liability under Section 11 of the federal Securities Act of 1933, or state securities laws, in case any part of the registration statement, of which this prospectus is a part, contains an untrue statement of a material fact or omits to state a material fact required to be stated or necessary to make the statements in the registration statement not misleading. We have also agreed to contribute to any payments that the broker-dealers are required to make if this indemnity is not available.

We and the broker-dealers will be selling on a "best efforts" basis, without any commitment to sell the entire offering or any minimum amount. We expect to offer these shares and bonds to residents of Florida, Georgia, Maryland, Mississippi, New York, Virginia, and Wisconsin.


The price of the common stock is the same as in all of our previous offerings. The interest rate on the bonds is the same as our Series E offering. We set a common stock price and bond interest rate that our board of directors considered fair to investors, considering the return we expect to earn and the pricing of other corporate debt and common stock. Our bond interest rate is intended to have a difference, or "spread," below the interest, fees and loan participation income on our loan portfolio, sufficient for us to pay our operating expenses and have a profit for the payment of dividends on our common stock. During 2003, we earned a weighted average 9.52% interest rate on our loans and paid a weighted average 8.74% interest cost on our bonds. That spread, together with our income from loan fees, loan participations and other income, was sufficient to pay our expenses, and a dividend rate consistent with past years. We expect to pay dividends at a higher rate of return than our bond interest rate, to reflect the risk to shareowners that we will not have sufficient income to pay dividends or that they might lose the amount paid for their shares. Our expenses of this offering, other than sales commissions and including registration fees, legal and accounting fees, costs of printing and electronic filing, postage and marketing expenses, are estimated to be $120,000. We plan to continue the offering until all the bonds and shares have been sold, but not later than June 30, 2006. We reserve the right to close the offering before then and to reject any purchase in full or in part. Our officers and directors may purchase in the offering.

                                  Legal Matters

The validity of the securities being offered by this prospectus has been passed upon for us by the Law Offices of Drew Field, Carmel, California.


                                     Experts

Our financial statements as of and for the periods ended December 31, 2001, 2002 and 2003 have been included in this prospectus in reliance on the report of Robert N. Clemons, CPA, PA, certified public accountant, given upon his authority as an expert in accounting and auditing.

                              Available Information

This prospectus is part of a registration statement on Form SB-2 filed under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement and its exhibits. Statements in this prospectus about any contract or other document are just summaries. You may be able to read the complete document as an exhibit to the registration statement.

We file reports under the Securities Exchange Act of 1934, including Form 10-KSB annual reports, Form 10-QSB quarterly reports and Form 8-K reports as required. You may read and copy the registration statement and our reports at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may telephone the Commission's Public Reference Branch at 800-SEC-0330. Our registration statement and reports are also available on the Commission's Internet site at http://www.sec.gov. Our Internet address is www.cmiatlanta.com.

We intend to furnish our shareowners with annual reports containing audited financial statements after the end of each fiscal year.

                          Index to financial statements


     December 31, 2001, 2002 and 2003:
     ---------------------------------
              Independent Auditors' Report                                 F-1
              Balance Sheets                                               F-2
              Statements of  Operations                                    F-3
              Statements of Changes in Stockholders' equity                F-4
              Statements of Cash Flows                                     F-5
              Notes to Financial Statements                                F-6

     June 30, 2003 and 2004:
     -----------------------
              Review Letter                                                F-18
              Balance Sheets                                               F-19
              Statements of  Operations                                    F-20
              Statements of Changes in Stockholders' equity                F-21
              Statements of Cash Flows                                     F-22
              Notes to Financial Statements                                F-23

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670

To The Board of Directors
Cornerstone Ministries Investments, Inc.

                          Independent Auditor's Report
                          ----------------------------

We have audited the accompanying consolidated balance sheets of Cornerstone Ministries Investments, Inc. & Subsidiaries as of December 31, 2003, 2002 & 2001 and the related consolidated statements of income, changes in stockholder's equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cornerstone Ministries Investments, Inc. & Subsidiaries as of December 31, 2003, 2002 & 2001 and the results of their operations, changes in their stockholder's equity and their cash flows for the year then ended in conformity with generally accepted accounting principles.



S/ Robert N. Clemons, CPA, PA
DeLand, Florida
March 18, 2004

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2003, 2002 and 2001

                                                                               2003                  2002                  2001
                                                                           ------------          ------------          ------------
ASSETS
Cash and cash equivalents                                                  $  4,389,851          $  1,500,499          $  2,907,457
Loans in process                                                                118,504               359,020               454,584
Real estate loans, net                                                       47,877,277            40,138,493            22,209,156
Real estate joint venture investments, net                                   34,846,223            24,616,205             8,219,890
Bond holdings and accrued interest                                            4,001,333             2,734,162             5,320,114
Property and equipment, net                                                     873,101               320,337               266,655
Refundable income taxes                                                          42,617                  --                    --
Deferred tax asset, net                                                            --                 274,233               243,478
Goodwill                                                                        450,997               450,997               450,997
Unamortized debt issue costs                                                  1,772,631             1,004,705               576,470
Real estate held for investment                                                 340,000               340,000               331,513
Other assets                                                                     15,813                38,188                60,687
                                                                           ------------          ------------          ------------

TOTAL ASSETS                                                               $ 94,728,347          $ 71,776,839          $ 41,041,001
                                                                           ============          ============          ============


LIABILITIES
Investor certificates and accrued interest                                 $ 84,562,645          $ 67,920,382          $ 37,643,733
Mortgage participations and accrued interest                                  6,132,809                  --                    --
Accounts and other payables                                                     267,806               339,120               132,178
Common dividends payable                                                        169,087               168,640               171,834
Building mortgage                                                               180,194               189,226               197,194
Capital lease obligation                                                         13,632                  --                    --
Deferred taxes payable                                                          171,443                  --                    --
                                                                           ------------          ------------          ------------

TOTAL LIABILITIES                                                            91,497,616            68,617,368            38,144,939
                                                                           ------------          ------------          ------------

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par
  value; 235,000 shares authorized, no
  shares issued and outstanding                                                    --                    --                    --
Common Stock, $0.01 par value; 10 million shares
  authorized; 531,528, 530,943 and 528,721 shares
  issued and outstanding                                                          5,315                 5,309                 5,287
Paid in capital                                                               3,297,435             3,293,641             3,279,491
Retained earnings (deficit)                                                       1,229              (139,479)             (388,716)
Treasury stock                                                                  (73,248)                 --                    --
                                                                           ------------          ------------          ------------

TOTAL SHAREHOLDERS' EQUITY                                                    3,230,731             3,159,471             2,896,062
                                                                           ------------          ------------          ------------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                                                      $ 94,728,347          $ 71,776,839          $ 41,041,001
                                                                           ============          ============          ============

SEE ACCOMPANYING NOTES                                                                                                           F-2

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2003, 2002 and 2001

                                                                                     2003                2002                2001
                                                                                 -----------         -----------         -----------
REVENUES
Real estate loan and joint venture interest and fees                             $ 9,319,835         $ 6,018,879         $ 3,868,429
Loan participation and other income                                                1,603,713             890,461             493,785
                                                                                 -----------         -----------         -----------

TOTAL REVENUES                                                                    10,923,548           6,909,340           4,362,214
                                                                                 -----------         -----------         -----------

EXPENSES
Investor interest expense                                                          7,246,202           4,154,997           2,726,524
Loan loss expense                                                                    375,000                --                  --
Marketing expenses                                                                   630,508             494,042             229,154
Salaries, payroll taxes, and benefits                                              1,013,730             674,384             470,469
Operating expenses                                                                 1,091,962             849,105             631,458
                                                                                 -----------         -----------         -----------

TOTAL EXPENSES                                                                    10,357,402           6,172,528           4,057,605
                                                                                 -----------         -----------         -----------

Income Before Provision For Income Taxes                                             566,146             736,812             304,609

Income Tax Provision                                                                  87,266             124,204              57,489
                                                                                 -----------         -----------         -----------

NET INCOME                                                                       $   478,880         $   612,608         $   247,120
                                                                                 ===========         ===========         ===========

Basic and Diluted Earnings
 per Common Share                                                                $      0.92         $      1.16         $      0.51


SEE ACCOMPANYING NOTES                                                                                                           F-3

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the years ended December 31, 2003, 2002 and 2001

                                                                                              RETAINED
                                              COMMON STOCK:          PAID-IN     PREFERRED    EARNINGS      TREASURY       TOTAL
                                          SHARES        AMOUNT       CAPITAL       STOCK      (DEFICIT)       STOCK        EQUITY
                                        ----------    ----------    ----------   ----------   ----------    ---------    ----------

BALANCE, DECEMBER 31, 2000                 397,227    $    3,972    $2,426,103   $     --     $ (275,101)   $    --      $2,154,974
Net income                                                                                       247,120                    247,120
Common stock issued                        131,494         1,315       853,388                                              854,703
Dividends declared                                                                              (360,735)                  (360,735)
                                        ----------    ----------    ----------   ----------   ----------    ---------    ----------

BALANCE, DECEMBER 31, 2001                 528,721    $    5,287    $3,279,491   $     --     $ (388,716)   $    --      $2,896,062
Net income                                                                                       612,608                    612,608
Common stock issued                          2,222            22        14,150                                               14,172
Dividends declared                                                                              (363,371)                  (363,371)
                                        ----------    ----------    ----------   ----------   ----------    ---------    ----------

BALANCE, DECEMBER 31, 2002                 530,943    $    5,309    $3,293,641   $     --     $ (139,479)   $    --      $3,159,471
Net income                                                                                       478,880                    478,880
Common stock issued                            585             6         3,794                                                3,800
Dividends declared                                                                              (338,172)                  (338,172)
Treasury stock acquired (11,269 shares)                                                                       (73,248)      (73,248)
                                        ----------    ----------    ----------   ----------   ----------    ---------    ----------

BALANCE, DECEMBER 31, 2003                 531,528    $    5,315    $3,297,435   $     --     $    1,229    $ (73,248)   $3,230,731
                                        ==========    ==========    ==========   ==========   ==========    =========    ==========

SEE ACCOMPANYING NOTES                                                                                                           F-4

CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2003, 2002 and 2001

                                                                                       2003              2002              2001
                                                                                   ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                         $    478,880      $    612,608      $    247,120
Adjustments to reconcile net income to cash
 from operations-
Depreciation and amortization                                                           567,619           365,819           142,116
Changes in-
Loans in process                                                                        240,516          (154,436)         (387,499)
Accrued bond interest, net                                                              (50,921)          (15,298)             --
Accrued real estate loan/joint venture interest and deferred loan fees               (1,505,568)         (759,540)          101,449
Allowance for loan losses                                                               375,000              --                --
Deferred taxes                                                                          445,676           (30,755)          (99,368)
Refundable income taxes                                                                 (42,617)             --                --
Investor and mortgage participation interest payable                                  2,613,748          (327,523)          825,088
Accounts and other payables                                                             (14,314)          206,942           (64,234)
Other assets                                                                             22,375            22,499           (54,149)
                                                                                   ------------      ------------      ------------

NET CASH PROVIDED (USED) BY OPERATIONS                                                3,130,394           (79,684)          710,523
                                                                                   ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate loans made                                                              (16,377,539)      (18,785,460)      (15,158,994)
Real estate loan principal payments received                                          8,166,950         1,462,869        19,545,760
Real estate joint venture investments made                                          (14,180,666)      (18,713,738)       (8,168,373)
Real estate joint venture investment principal payments received                      5,553,021         2,720,221              --
Bonds purchased                                                                      (2,500,000)             --          (5,025,000)
Bonds redeemed or sold                                                                1,283,750         2,601,250           126,000
Property and equipment purchased                                                       (591,749)          (74,311)         (124,900)
Real estate costs capitalized                                                              --              (8,487)          (36,014)
                                                                                   ------------      ------------      ------------

NET CASH USED BY INVESTING ACTIVITIES                                               (18,646,233)      (30,797,656)       (8,841,521)
                                                                                   ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Investor certificates sold                                                           18,444,677        33,099,017         9,888,651
Investor certificates redeemed                                                       (4,208,816)       (2,494,845)         (766,747)
Bond fund redemptions                                                                      --                --            (474,145)
Mortgage participation agreements sold                                                5,868,463              --                --
Debt issue costs paid                                                                (1,278,850)         (795,928)         (304,412)
Building mortgage principal payments                                                     (9,032)           (7,968)             --
Capital lease principal payments                                                         (4,078)             --                --
Common stock issued                                                                       3,800            14,172           854,703
Dividends paid                                                                         (337,725)         (344,066)         (340,875)
Treasury stock acquired                                                                 (73,248)             --                --
                                                                                   ------------      ------------      ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                            18,405,191        29,470,382         8,857,175
                                                                                   ------------      ------------      ------------

Net change in cash and cash equivalents                                               2,889,352        (1,406,958)          726,177
Cash and cash equivalents at beginning of period                                      1,500,499         2,907,457         2,181,280
                                                                                   ------------      ------------      ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                         $  4,389,851      $  1,500,499      $  2,907,457
                                                                                   ============      ============      ============

Supplemental Information-
  Interest paid during the period                                                  $  4,643,972      $  4,499,470      $  1,916,134
  Income taxes paid during the period                                              $       --        $       --        $    234,460
Non-cash transactions-
  Fixed asset lease financing                                                      $     17,710      $       --        $       --
  Investor certificates matured and re-invested                                    $  3,800,364      $ 13,926,147      $  4,025,418
  Loan interest financed and included in loan principal                            $    797,589      $    675,019      $       --

SEE ACCOMPANYING NOTES                                                                                                           F-5

             CORNERSTONE MINISTRIES INVESTMENTS, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying Consolidated Financial Statements include the accounts of Cornerstone Ministries Investments, Inc., Wellstone Communities, Inc. and Wellstone Financial Group, LLC (collectively "The Company"). The Company originates and purchases mortgage loans made to faith-based organizations. The Company offers specialized programs for churches, not-for-profit sponsors of senior housing and affordable housing programs. The Company also invests in other real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeastern United States. On February 12, 2003 the Board of Directors approved amending the Articles of Incorporation and changed the name of the Company from "PIF/Cornerstone Ministries Investments, Inc." to "Cornerstone Ministries Investments, Inc."

Cash and cash equivalents include checking accounts and short-term certificates with original maturities of 90 days or less.

Real estate loans and senior housing loans classified as real estate joint venture investments include unpaid principal and accrued interest balances net of deferred loan fees and unearned discounts, less an allowance for loan losses. Interest income is recognized monthly on the accrual basis in accordance with loan terms. Interest income is recognized on the cash basis for loans with a recorded impairment loss (other than restructured loans) and the possibility of future loss considered remote. If the possibility of future loss is not remote, then interest income is not recognized and interest payments are credited to outstanding loan principal. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status. Interest income and loan fees recognized from real estate loans and senior housing loans classified as real estate joint venture investments are reported as "real estate loan and joint venture interest and fees" in the accompanying Consolidated Statements of Income.

The Company receives monthly interest payments on its real estate loans and senior housing loans (classified as real estate joint venture investments) except when the terms of a loan allow a borrower to finance interest payments. Interest is financed in the following circumstances:
o Family housing loans may finance interest while the project is in the development and pre-sales phase, which normally lasts six to 18 months depending on the size of the project. The Company receives the financed interest as the borrower sells homes in the development.
o Church construction loans may finance interest while the church building is under construction. This takes three to nine months, depending on the size of the building. When the building is operational, the financed interest from the construction phase is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.
o Senior housing loans may finance interest during the construction/renovation stage of the borrower's operations. This takes two to six months, depending on the size of the project. When the facility is operational, the financed interest from the construction/renovation stage is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.

Senior housing loans are classified as real estate joint venture investments if the Company participates in a property's residual profits and all of the following exist at the inception of the loan:
o The borrower has title but not a substantial equity investment in the property.
o The Company does not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.
o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.
o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization.

The Company normally provides all or substantially all of the funding (directly or through loan guarantees) for the acquisition and development of these facilities, which are owned by non-profit entities. The Company participates in the residual profits of these properties through loan participation agreements, which enable the Company to receive income from the borrower when the property in which the Company provided financing is sold or refinanced with another lender. The participation is between 25% and 33% of the borrower's gain. Loan participation income is recognized when the borrower's sale or refinancing is completed and the Company receives cash from the borrower.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Unamortized debt issue costs include the costs and commissions associated with issuing Investor Certificates and Mortgage Participation Agreements. These costs are being amortized on a straight-line basis over the term of the associated debt, principally five years.

The allowance for loan losses for real estate loans and senior housing loans classified as real estate joint venture investments is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is determined in accordance with SFAS No. 5 (collective loan losses) and SFAS No. 114 (specific impaired loan losses). A collective loan loss is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The collective loan loss allowance amount is based on observable data that management believes is reflective of the underlying credit losses inherent in the portfolio. The components of this evaluation include trends in the Company's historical loss experience, changes in credit risk and credit quality, credit concentrations, economic conditions, collateral values, and other risks inherent in the portfolio. Specific impaired loan loss allowances are made when it is determined that a loan is impaired and the loan's carrying amount exceeds the present value of estimated future cash flows, or, if the loan is considered collateral dependant, the loan's collateral value. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan loss and reduced by charge-offs, net of recoveries. Changes in the allowance relating to specific impaired loans are charged or credited to loan loss expense. Loans are charged-off to the extent the loan's carrying amount exceeds the net realizable value of the collateral, with the charge-off occurring when it is likely that the loan is uncollectible and foreclosure will occur.

Bond holdings consist of tax-free local government securities and church bonds. The Company accounts for these investments using SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and classifies the bonds as "available for sale" securities. The bonds are recorded at cost and adjusted for unrealized holding gains and losses. Temporary unrealized holding gains and losses are reported, net of deferred taxes, as a separate component of shareholder's equity until realized. If an unrealized holding loss is judged to be other than temporary, the cost basis of the security is written down to fair value and included in earnings.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are three to five years for furnishings and equipment, and 40 years for office buildings.

Real estate held for investment includes land which the Company owns and intends to hold as an investment for more than one year. The assets are carried at the lesser of cost or fair value as required by SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets". Impairment losses are recognized when the carrying amount of a long-lived asset is determined not to be recoverable and the carrying amount exceeds fair value. Profit from real estate sales is recognized when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale to earn the profit. If either of these conditions exists, all or part of the profit is deferred and recognized using the installment sale method or cost recovery method as prescribed by SFAS No. 66, "Accounting for Sales of Real Estate".

Interest on Investor Certificates is accrued from the date of issuance. Certificate holders choose, at the time of purchase, to have interest paid semi-annually or upon redemption. Investors holding five year certificates in multiples of $10,000 may receive interest monthly. Unpaid interest is compounded semi-annually. Interest on Mortgage Participation Agreements is accrued from the date of issuance and is paid monthly.

Mortgage Participation Agreements are accounted for as secured borrowings with pledges of collateral because the agreements do not meet the definition of a sale of a financial asset under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation, amortization, start-up costs, allowance for loan losses, and installment sales for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Basic earnings per common share are calculated by dividing net income or net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

New Accounting Pronouncements:

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an interpretation of ARB (Accounting Research Bulletin) No. 51. This interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entities expected losses, receives a majority of the expected residual gains, or both, as a result of ownership, contractual or other financial interests in the entity. In October 2003, the FASB delayed the effective date of FIN 46 for variable interest entities (VIE's) or potential VIE's created before February 2003. In December, the FASB issued a revised version of FIN 46, which delayed the effective date of FIN 46 for all VIE's until March 2004. FIN 46 and its various interpretations are not expected to have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. This standard, which amends the transition and disclosure issues associated with SFAS No. 123, became effective for the years ending after December 31, 2002. The requirements of this standard do not impact the Company's financial position or results of operations.

During the last three years, the FASB has issued a number of accounting pronouncements with various effective dates: SFAS No. 141, Business Combinations; SFAS No. 142, Goodwill and Other Intangible Assets; SFAS No. 143, Accounting for Asset Retirement Obligations; SFAS No. 144, Accounting for the
Impairment or Disposal of Long-Lived Assets; SFAS No. 145, Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections; SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities; SFAS No. 147, Acquisition of Certain Financial Institutions - an Amendment of SFAS No. 72 and 144 and FASB Interpretation No. 9; SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities; SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and
Equity; and Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. These pronouncements do not have a material effect of the Company's financial statements.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. The estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Certain report classifications used in prior year financial statements have been reclassified to conform to current year presentation.

NOTE 2 - PROPERTY AND EQUIPMENT

At December 31, property and equipment is composed of:

                                            2003          2002           2001
                                          ---------     ---------     ---------
Office Condominiums                       $ 792,659     $ 252,922     $ 252,922
Office Computers, Furnishings,
   Software & Equipment                     120,477        68,465        20,535
Vehicles                                     37,730        37,730        11,350
Capital lease - phone system                 17,710           -0-           -0-
Less: Accumulated Depreciation              (95,475)      (38,780)      (18,152)
                                          ---------     ---------     ---------
Property and equipment, net               $ 873,101     $ 320,337     $ 266,655

Depreciation expense                      $  56,695     $  20,628     $  12,171

NOTE 3 - COMMITMENTS AND RELATED PARTY TRANSACTIONS

Leases:

During 2003, the Company entered into a capital lease for a new telephone system at the Company's headquarters. The lease was recorded at the asset's fair value and is being amortized over three years using the straight-line method. Interest expense is calculated based on the implied interest rate in the lease. The lease payment, including principal, interest and sales tax, is $672 per month. Amortization expense was $4,919 and interest expense was $2,198 for the year ended December 31, 2003. Future yearly minimum lease payments as of December 31, 2003:

Year                                   Amount
----                                   ------
2004                                   $7,531
2005                                    7,531
2006                                    1,256
                                      -------
 Total                                 16,318
Less interest portion                  (2,686)
                                      -------
Capital lease obligation              $13,632


Related Party Transactions:

Effective July 1, 2003, the Company entered into a Personnel Services Agreement with Cornerstone Capital Advisors, Inc. ("CCA") to provide loan management, administration, and accounting; investor relations; marketing; computer and management information systems administration; record maintenance; and bookkeeping and accounting after June 30, 2003. The Company is obligated to pay directly or reimburse actual expenses to be billed bi-weekly. CCA can earn incentive compensation of up to 10% of the actual expenses billed to the Company for the prior 12 months. The base for good performance includes being current on all bond interest and other obligations, and that the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. Factors above the base and the exact amount of incentive compensation will be determined by the Board of Director's judgment on the extent to which CCA's services have contributed to the results. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. After 2003, the Company will not have any employees of its own and accordingly, CCA will be subject to the supervision of the Board of Directors. Two of the Company's directors serve on CCA's Board of Directors. For the year ended December 31, 2003, the Company paid $318,619 to CCA for personnel services. In addition, the Company's Board of Directors approved incentive compensation of $23,440 to CCA for its performance in 2003. This amount was accrued as a liability and charged to earnings in 2003 and paid in 2004. Both of these amounts are included in salaries, payroll taxes, and benefits in the accompanying Consolidated Statements of Income.

During 2003, the Company entered into a service agreement with Cornerstone Direct Public Offerings, LLC ("CDPO") to provide legal and administrative services for the Company's filing of two SB-2 Registration Statements with the Securities and Exchange Commission (see Note 12 for further details on these filings). Two of the Company's directors serve on the Board of Directors of CDPO's majority owner, Cornerstone Group Holdings, Inc. The service fee is $75,000 per filing payable in installments during the filing process. For the year ended December 31, 2003, the Company paid $150,000 to CDPO.

NOTE 4 - REAL ESTATE LOANS

At December 31, the Company had Real Estate Loans on church and other non-profit properties as follows:

                                       2003            2002            2001
                                   ------------    ------------    ------------
Family housing development loans   $ 25,013,068    $ 16,258,934    $  5,339,528
Church mortgage loans                13,526,028      15,491,592      13,734,934
Senior housing mortgage loans         9,794,001       7,767,779       2,483,581
                                   ------------    ------------    ------------
   Total principal                   48,333,097      39,518,305      21,558,043
   Accrued Interest                     255,994         759,338         868,413

   Unearned Loan Fees                  (336,814)       (139,150)       (217,300)
   Allowance for loan losses           (375,000)            -0-             -0-
                                   ------------    ------------    ------------
   Total Real Estate Loans         $ 47,877,277    $ 40,138,493    $ 22,209,156
                                   ============    ============    ============

These loans mature as follow:  2004 - $43,299,027;  2005 - $0; 2006 - $0; 2007 -
$0; 2008 - $106,497; beyond 2008 - $4,927,573. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

Based on the terms of the loans, the Company allows borrowers with loans related to certain family housing and church properties to finance interest payments while the properties are in the development and construction phase of operations. For the years ended December 31, the net interest payments financed were:

                                                 2003         2002       2001
                                              ---------    ---------   --------
Current year interest financed                $ 805,525    $ 637,671     -0-
Previous years' financed interest received     (457,021)         -0-     -0-
                                              ---------    ---------   --------
Net financed interest                         $ 348,504    $ 637,671     -0-

On December 31, 2003, the Company had significant credit risk concentrations in the following states:

Georgia  -  $ 23,103,988
Florida  -  $ 10,025,640
Texas    -  $  5,281,465

As of December 31, 2003, one loan with a total carrying amount of $242,621 was considered impaired due to non-payment of interest. No allowance for impairment loss has been recorded because the carrying amount of the loan is less than the present value of expected future cash flows or the fair value of the related collateral on the loan. No loans were considered impaired as of December 31, 2002 and 2001. The weighted average investment in impaired loans for the year ended December 31, 2003 was $237,130. Interest income recognized on impaired loans was $19,166 for the year ended December 31, 2003.

NOTE 5 - REAL ESTATE JOINT VENTURE INVESTMENTS

As of December 31, certain of the Company's mortgage loans on senior housing facilities are classified as real estate joint venture investments, as follows:

Location                                         2003            2002            2001
--------                                     ------------    ------------    ------------
McKinney, TX                                 $  3,109,337    $  2,467,482    $  1,281,919
Largo, FL                                             -0-       5,295,454       2,422,454
St. Petersburg, FL                              3,684,620       4,223,000       4,989,000
Lewisville, TX                                 10,286,004       8,756,513             -0-
Garland, TX                                     5,905,556       4,231,789             -0-
Chattanooga, TN                                 3,637,623             -0-             -0-
San Antonio, TX                                 9,109,573             -0-             -0-
                                             ------------    ------------    ------------
Total principal outstanding                    35,732,713      24,974,238       8,693,373
Accrued interest                                  301,565         281,134          51,517
Unearned loan fees                             (1,188,055)       (639,167)       (525,000)
Allowance for loan losses                             -0-             -0-             -0-
                                             ------------    ------------    ------------
Real estate joint venture investments, net   $ 34,846,223    $ 24,616,205    $  8,219,890
                                             ============    ============    ============

All of the loans mature in 2004. Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

The Company participates in the residual profits of these properties through loan participation agreements, which enable the Company to receive income from a borrower when a property in which the Company provided financing is sold or refinanced with another lender. The participation percentage for each property varies between 25% and 33% of the borrower's gain.

In September, 2003, the Company received $1,220,277 in loan participation income from a borrower as a result of the borrower's sale of a senior housing facility in Largo, Florida in which the Company held a real estate joint venture investment.

All loans accrue interest at 10% per year and except as noted below, 'interest-only' payments are received monthly. The original loan terms are for one year with two, one year extensions at the Company's option. The Company charges a 10% loan origination fee which is financed and included in the loan's principal balance.

In accordance with loan terms, the Company allows certain borrowers to finance interest payments while their facilities are in the construction or renovation phase of operations. For the years ended December 31, the net interest payments financed were as follows:


                                                   2003        2002       2001
                                                 --------    --------   --------
Current year interest financed                   $449,085    $ 37,348      -0-
Previous years' financed interest received            -0-         -0-      -0-
                                                 --------    --------   --------
Net financed interest                            $449,085    $ 37,348      -0-

The Company analyzes the underlying operations and collateral of each facility in which there is an outstanding loan by requiring independent appraisals every 12 to 18 months, reviewing loan balances and comparing them to the established loan budgets, and by analyzing income and cash flow statements that are submitted by the borrowers. If it is determined that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a loan, the loan is considered impaired and a loan loss will be recognized to the extent the collateral's fair value is less than the current loan carrying amount. No real estate joint venture investments were considered impaired as of December 31, 2003, 2002 and 2001.

Summarized un-audited financial information for individual real estate joint venture investments which are greater than 10% of the Company's total assets:

Lewisville, TX senior housing facility-
Balance Sheet (as of December 31, 2003):          Income Statement (for the year ended December 31, 2003):
  Current assets                $     39,200                Total revenues              $2,905,894
  Fixed and other assets        $  9,479,433                Net loss                     ($757,795)
  Current liabilities           $    204,400
  Non-current liabilities       $ 10,286,004

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

Prior to 2003, the Company had no allowance for loan loss activity. For the year ended December 31, 2003, a summary of changes in the allowance for loan losses by loan type was:

                                                                                Real Estate
                                                 Family           Senior       Joint Venture
                                  Church         Housing         Housing        Investments          Total
                                  ------         -------         -------        -----------          -----
Balance - beginning of year    $    -0-       $    -0-         $   -0-         $    -0-           $   -0-
Loan loss expense                   -0-         375,000            -0-              -0-             375,000
Charge-offs                         -0-            -0-             -0-              -0-               -0-
Recoveries                          -0-            -0-             -0-              -0-               -0-
                                ----------    ------------    -----------     --------------     -------------
Balance - end of year           $   -0-       $ 375,000        $   -0-         $    -0-           $ 375,000

Components of allowance for loan losses at December 31, 2003:

Collective loan losses-
  Historical experience               $   -0-
  Current credit risk assessment       375,000
                                      --------
  Total collective loan losses         375,000
Specific impaired loan losses             -0-
                                      --------
Total allowance for loan losses       $375,000
                                      ========

In the fourth quarter of 2003, as part of the Company's regular loan grading and risk assessment process, it was determined that the family housing loan portfolio's credit risk had increased over historical levels. This increase was caused by slower than expected new home sales. The slow down in new home sales is due to slower than expected growth in the U.S. economy. The Company has never incurred a loan charge-off; therefore, there is no collective loan loss allowance related to the Company's historical experience.

NOTE 7 - GOODWILL

The Company adopted SFAS 142 "Goodwill and Other Intangible Assets" effective January 1, 2002. Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. is carried at $450,997 and is not subject to further amortization. Goodwill is tested for impairment at the end of each year using the present value of expected future cash flows to determine its fair value. At December 31, 2003, 2002 and 2001, Goodwill's fair value exceeded its carrying value; therefore, no provision for impairment loss has been recorded. No goodwill was acquired or sold in any of the years presented in these Consolidated Financial Statements.

NOTE 8 - UNAMORTIZED DEBT ISSUE COSTS

Unamortized debt issue costs consist of legal, accounting, and filing costs incurred to register the Company's debt securities and commissions paid or accrued on the sale of debt securities. These costs are amortized on a straight-line basis over the period the associated securities are outstanding, generally five years. At December 31, 2003, unamortized debt issue costs consist of:

Costs incurred to register debt securities           $   561,993
Commissions paid on the sale of debt securities        2,262,926
Less: Accumulated Amortization                        (1,052,288)
                                                     -----------
                                                     $ 1,772,631
                                                     ===========

Amortization  expense was $510,924,  $345,191,  and $129,945 for the years ended
December 31, 2003, 2002 and 2001, respectively, and is included in marketing expenses in the accompanying Consolidated Statements of Income.

Estimated amortization expense for the next five years:

2004 - $589,382            2007 - $294,752
2005 - $441,854            2008 - $ 50,138
2006 - $396,505

NOTE 9 - BOND HOLDINGS

Bond holdings at year-end consist of-                      2003                2002              2001
                                                        -----------        -----------       -----------
St. Lucie Co., FL Subordinated Revenue Bonds:
         Maturity  7/1/2036                             $ 2,325,000        $ 2,325,000       $  2,325,000
         Maturity 10/1/2036                               2,700,000          2,700,000          2,700,000
Undivided 50% interest sold to investor                  (2,512,500)        (2,512,500)              -0-
                                                        -----------        -----------       -----------

Net investment in St.Lucie Co., FL bonds                  2,512,500          2,512,500          5,025,000
Largo, FL Subordinated Revenue bonds:
            Matures 10/1/2033                             2,500,000                -0-               -0-
Undivided interest sold to investors                     (1,225,000)               -0-               -0-
                                                        -----------        -----------       -----------
Net investment in Largo, FL bonds                         1,275,000                -0-               -0-
                                                        -----------        -----------       -----------
Local Church Bonds, maturing 2002 & 2003                       -0-              58,750            147,500
                                                        -----------        -----------       -----------
Cost and fair value of bond holdings                      3,787,500          2,571,250          5,172,500
Accrued interest receivable                                 213,833            162,912            147,614
                                                        -----------        -----------       -----------
                                                        $ 4,001,333        $ 2,734,162        $ 5,320,114
                                                        ===========        ===========        ===========

The bonds are not traded on an exchange; however, management estimates, based on discounted expected cash flows, that the fair value of the individual securities approximates their original cost. Accordingly, no unrealized holding gains or losses have been recorded in 2003, 2002, or 2001.

Proceeds from the sale of undivided interests and the maturity of bonds were $1,283,750, $2,601,250 and $126,000 for the years ending December 31, 2003, 2002 and 2001, respectively. No realized gains or losses were recognized in any year. The Company uses the specific identification method to determine realized gains and losses.

In 2002, an opportunity to utilize a major investor's funds resulted in the sale of an undivided 50% interest in the St. Lucie County, Florida bonds for $2,512,500. The Company reinvested the funds from this sale in a loan, which management believes will provide greater long-term returns than the bonds. Since these bonds were classified as "held to maturity" securities, and the sale occurred for reasons not allowed under SFAS No. 115, all of the Company's bond holdings with a cost of $5,110,500 were transferred from "held to maturity" to "available for sale" securities. No realized or unrealized holding gains or losses were recognized as, when transferred, the cost of the bonds approximated their fair value. The Company is classifying all future bonds purchased as "available for sale" securities.

Tax-free interest income was $274,095, $407,903 and $144,448 for the years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 10 - INCOME TAXES

The net deferred tax (liability) asset in the accompanying Consolidated Balance Sheets includes the following components as of December 31:

                                              2003         2002         2001
                                            ---------    ---------    ---------
Deferred tax assets                         $ 196,917    $ 286,787    $ 277,419
Deferred tax liabilities                     (368,360)     (12,554)     (33,941)
                                            ---------    ---------    ---------
Net deferred tax (liability) asset          ($171,443)   $ 274,233    $ 243,478

The deferred tax liabilities result from the use of accelerated depreciation methods for property and equipment and from using the installment method for tax accounting. The deferred tax assets result from tax versus financial reporting differences in accounting for allowance for loan losses and from differences in the amortization of debt issue and start-up costs. The Company estimates that future taxable income will be sufficient to realize the deferred tax assets; therefore, no valuation allowance was provided for as of December 31, 2003, 2002, and 2001.

During 2003, the Company's request with the Department of the Treasury to change its tax accounting method for loan fees to approximate its book treatment under SFAS Nos. 65 and 91 was approved. As a result of this change, the Company was able to request refunds from its 2000 and 2001 federal and state tax returns totaling $286,953, of which $244,336 was received in the fourth quarter of 2003. The remaining requested refund amount of $42,617 is classified as refundable income taxes in the accompanying Consolidated Balance Sheets. In addition, the amended tax returns created a $481,154 federal net operating loss carryforward and an $82,025 state net operating loss carryforward that the Company used to reduce its 2003 income tax liability.

Components  of the income tax provision  (benefit) for the years ended  December
31:

                                          2003         2002        2001
                                       ---------    ---------   ----------
         Current:   Federal            ($332,464)   $ 108,308   $   33,122
                    State                (25,946)      19,240       13,249
         Deferred:  Federal              404,711       (2,840)       9,450
                    State                 40,965         (504)       1,668
                                       ---------    ---------   ---------
                                       $  87,266    $ 124,204   $  57,489
                                       =========    =========   =========

Reconciliation of the Company's income tax provision (benefit) rate to statutory federal rates for the years ended December 31:

                                                 2003        2002        2001
                                                ------      ------      ------
Statutory federal rate                           35.0%       35.0%       35.0%
Effect of graduated federal rates                (3.1%)      (1.0%)      (3.9%)
State taxes, net of federal benefit               3.7%        3.7%        3.7%
Effect of tax-free bond interest income         (16.5%)     (20.6%)     (16.1%)
Other, net                                       (3.7%)       (.2%)        .2%
                                                ------      ------      ------
Effective tax provision (benefit) rate           15.4%       16.9%       18.9%

NOTE 11 - CASH CONCENTRATION

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by federal deposit insurance. At December 31, 2003, the Company had cash in excess of insured limits totaling $3,933,278.

NOTE 12 - INVESTOR CERTIFICATES

The Company has three types of certificates outstanding:

Access certificates have no stated maturity and are due on demand. The minimum investment amount is $100. The interest rate is determined by the Board of Directors each quarter. The directors may change the rate between quarters if market conditions warrant such a change. The current interest rate is 5%.

Graduated certificates can be redeemed yearly and have a five year maximum maturity. The minimum investment amount is $500. The interest rate increases based on the length of time that the certificate is outstanding. Currently, the rate starts at 7% and increases .5% for each year the certificate is outstanding with a 9% maximum rate.

Five year certificates have a five year maturity and a $500 minimum investment. The interest rate is 9%.

The certificates are not collateralized and no sinking fund is required to fund redemptions at maturity. All of the certificates have been registered with the Securities and Exchange Commission under the Securities Act of 1933.

Five year schedule of principal maturities for certificates outstanding at December 31:

 Years to Maturity            2003              2002              2001
------------------        -----------       -----------       -----------
On demand & 1 year        $ 9,672,380       $12,588,839       $ 8,886,314
2                           4,862,922           838,115         5,015,552
3                          10,803,667         4,938,456         2,955,225
4                          35,717,731        10,941,275         7,929,711
5+                         18,172,501        35,902,441         9,818,153
                          -----------       -----------       -----------
Total Principal           $79,229,201       $65,209,126       $34,604,955
                          ===========       ===========       ===========

At December 31, 2003, 2002 and 2001,  accrued  interest  payable was $5,333,444,
$2,711,256  and  $3,038,778,   respectively.  Interest  rates  for  certificates
outstanding at December 31, 2003 are:

5.0%               $2,409,368
7.0%                3,123,843
7.5%                4,078,804
8.0%                  388,319
9.0%               69,228,867

On February 21, 2003, Wellstone Communities, Inc., a wholly owned subsidiary, filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $50,000,000 of its Series A Preferred Stock. In December, 2003, the Company's Board of Directors decided to suspend the offering and not go forward with the registration. The Company spent $113,473 on registration costs in 2003, which were charged to earnings in the fourth quarter of 2003.

On April 29, 2003 the Company filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $40,000,000 of its Certificates of Indebtedness along with $11,375,000 of its Common Stock. The Registration Statement is still in review by the Securities and Exchange Commission staff.

NOTE 13 - MORTGAGE PARTICIPATION AGREEMENTS

In 2003, the Company began selling Mortgage Participation ("MP") Agreements. The MP Agreements have not been registered and therefore, are only available to accredited investors. The agreements are collateralized by specific senior housing loans owned by the Company and entitle the investor to a proportionate share of the interest earned on the collateral. Interest is paid monthly to the MP investor after the Company receives interest payments on related the collateralized loans. The agreements have no stated maturity date. Principal payments are made when the Company receives principal payments on the collateralized loans. Losses that the Company may incur on the collateralized loans are shared pro-rata with the MP Agreement holders. The Company has the right but not the obligation to redeem the MP Agreements at any time. The MP Agreement investors do not have the right to sell or repledge their interest in the underlying collateral. Interest expense related to MP Agreements was $325,992 for the year ended December 31, 2003. MP Agreement principal and interest outstanding and related collateral as of December 31, 2003:

                                                        MP Amount   Total Collateral
                                                       Outstanding   Carrying Amount
                                                       -----------   ---------------
Lewisville, TX senior housing loan; matures 10/1/04
  with a one year extension at the Company's option   $ 3,687,750      $10,032,824
Garland, TX senior housing loan; matures 12/1/04
  with a one year extension at the Company's option     2,396,500      $ 5,795,349
                                                      -----------
Total principal outstanding                             6,084,250
Accrued interest payable                                   48,559
                                                      -----------
                                                      $ 6,132,809
                                                      ===========

The loans which collateralize the MP agreements are classified as real estate joint venture investments in the accompanying Consolidated Balance Sheets. The total carrying amount is equal to the loan's outstanding principal, plus accrued interest, less deferred loan fees.

NOTE 14 - LOAN GUARANTEES

At December 31, 2003 the Company was guarantor of $31,689,000 of potential loans secured by retirement facilities owned by non-profit entities. Certain real estate joint venture investments and real estate acquisition and development loans in which the borrower chooses to secure outside financing may require a Company guarantee as a condition of the extension of the loan by the financial institution. The guarantee is solely limited to amounts drawn under credit facilities and only covers outstanding principal and accrued interest and terminates upon maturity and principal repayment. At December 31, 2003, actual amounts drawn and therefore guaranteed to a commercial bank totaled $28,007,042. The guaranteed loans mature between May 31 and November 18, 2004. Only upon an uncured payment default and upon demand by the financial institution would the Company be required to perform under its guarantee obligations. The Company's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. All of the loan guarantees originated prior to December 31, 2002. As of December 31, 2003, all loans which had a guarantee were current and no loan guarantee obligation has been recognized in the financial statements.

NOTE 15 - PROFIT SHARING PLAN

During 2001, the Company established a Profit Sharing Plan for its employees. The Plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. All contributions are to be made at the discretion of the Company after approval by the Board of Directors. For the years ended December 31, 2003, 2002, and 2001 the Company elected to contribute $65,220, $63,150 and $40,691, respectively.

NOTE 16 - BUILDING MORTGAGE

In connection with the acquisition of office space, the Company obtained a mortgage and pledged the real estate as collateral. The mortgage requires monthly principal and interest payments of $2,068 with an annual interest rate of 8.5%. The loan matures on March 1, 2006, at which time a balloon payment of $158,637 will be required. Estimated annual principle payments: 2004 - $9,861; 2005 - $10,733; 2006 - $159,600.

NOTE 17 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula.

During 2001, as part of the Company's formation and initial capitalization of Wellstone Financial Group, LLC ("WFG"), 500 preferred shares with a value of $500,000 were issued to WFG in return for a 100% ownership interest in WFG. Since WFG is included in these consolidated financial statements, the shares have been eliminated in consolidation. If the shares were converted at the balance sheet date herein, an additional 76,923 shares of Common Stock could be issued; however, those shares would be eliminated in consolidation.

In the fourth quarter of 2003, the Company's Board of Directors approved a plan to dissolve WFG and redeem all of the outstanding Series A Convertible Preferred Stock from WFG in exchange for the Company's ownership interest in WFG. The fair value of the Preferred Stock and the Company's ownership interest in WFG are both estimated at $500,000; therefore, no cash will be exchanged. After the plan is consummated, WFG will no longer be included in the Company's Consolidated Financial Statements. The transaction will not have a material affect on the Company's financial position as WFG had no assets or liabilities as of December 31, 2003 and no revenue during 2003.

NOTE 18 - EARNINGS PER SHARE

Basic earnings per share have been calculated as follows:

2001              Net Income                                   $247,120
----
                  Average Common Shares Outstanding             487,769
                  Earnings per Common Share                       $0.51
2002              Net Income                                   $612,608
----
                  Average Common Shares Outstanding             529,833
                  Earnings per Common Share                       $1.16
2003              Net Income                                   $478,880
----
                  Average Common Shares Outstanding             521,782
                  Earnings per Common Share                       $0.92

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding after elimination of the shares owned by Wellstone Financial Group, LLC (a 100% owned subsidiary) in these consolidated financial statements. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

NOTE 19 - MAJOR CUSTOMERS

The Company received more than 10% of its total revenue for the year ended December 31, 2003 from the following customers:

                                     Amount       %       Description of Revenue Received
                                     ------       -       -------------------------------
Senior Housing Services, Inc.      $5,596,744   51.2%     Interest, fees, and loan participation income
                                                            from real estate joint
venture investments
Wellstone Housing Corp.             1,934,416   17.7%     Interest and fees from family housing
                                   ----------   ----        development loans
                                   $7,531,160   68.9%
                                   ==========   ====

The major customers are not related parties. Neither organization directly or indirectly controls, is controlled by, or is under common control of the Company. There is not common ownership interest, officers, or directors and the Company does not have the power to direct or significantly influence the management or operating policies of these customers.

NOTE 20 - MATERIAL FOURTH QUARTER CHARGE

During the fourth quarter of 2003, the Company increased its allowance for loan losses and charged $375,000 to loan loss expense. This charge decreased net income after taxes by $233,475 and earnings per common share by $.45. Prior to this quarter, the Company had never recognized an allowance for loan loss.

Refer to Note 1 for the Company's accounting policy regarding allowance for loan losses and Note 6 for additional disclosures related to allowance for loan loss activity in 2003.

NOTE 21 - FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents - Fair value approximates their carrying amount due to the initial maturities of the instruments being three months or less.

Bond holdings - These bonds are not traded on an exchange; therefore, fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Investor certificates and mortgage participations - Fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Building mortgage and capital lease obligation - Fair value approximates carrying value since stated rates are similar to rates currently available to the Company for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments at December 31, 2003 are:

                                                Carrying Amount      Fair Value
                                                ---------------      ----------
Financial assets:
  Cash and cash equivalents                       $ 4,389,851        $ 4,389,851
  Bond holdings                                   $ 3,787,500        $ 3,787,500
Financial liabilities:
  Investor certificates                           $79,229,201        $79,229,201
  Mortgage participations                         $ 6,084,250        $ 6,084,250
  Building mortgage                               $   180,194        $   180,194
  Capital lease obligation                        $    13,632        $    13,632

                           ROBERT N. CLEMONS, CPA, PA
                                   PO BOX 1670
                           DELAND, FLORIDA 32721-1670


To The Board of Directors
Cornerstone Ministries Investments, Inc.

We have reviewed the accompanying balance sheets of Cornerstone Ministries Investments, Inc. as of June 30, 2004 and 2003 and the related statements of operations, changes in shareholder's equity, and cash flows for the three-month and six-month periods then ended. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with U.S. generally accepted accounting principles.

The financial statements for the year ended December 31, 2003, including the balance sheet as of December 31, 2003 was audited by us and we expressed an unqualified opinion on them in our report dated March 18, 2004, but we have not performed any auditing procedures since that date.


/s/ Robert N. Clemons, CPA, PA
DeLand, Florida
August 16, 2004

CORNERSTONE MINISTRIES INVESTMENTS, INC.
BALANCE SHEETS
As of June 30, 2004, June 30, 2003 and December 31, 2003
(Unaudited)

                                                                                                        (Consolidated - See Note 18)
                                                                                 Unaudited          Unaudited            Audited
                                                                                 6/30/2004          6/30/2003           12/31/2003
                                                                                ------------       ------------        ------------
ASSETS
Cash and cash equivalents                                                       $ 15,773,663       $  6,773,656        $  4,389,851
Loan guarantee receivable                                                             60,000               --                  --
Loans in process                                                                     162,172            824,227             118,504
Real estate loans, net                                                            47,338,654         45,628,618          47,877,277
Real estate joint venture investments, net                                        45,096,128         31,563,227          34,846,223
Bond holdings and accrued interest                                                 4,014,667          2,701,600           4,001,333
Property and equipment, net                                                          847,758            900,998             873,101
Refundable income taxes                                                                3,522               --                42,617
Deferred tax asset, net                                                                 --              538,443                --
Goodwill                                                                             450,997            450,997             450,997
Unamortized debt issue costs                                                       2,328,558          1,694,439           1,772,631
Real estate held for investment                                                      340,000            340,000             340,000
Other assets                                                                          16,434             45,376              15,813
                                                                                ------------       ------------        ------------

TOTAL ASSETS                                                                    $116,432,553       $ 91,461,581        $ 94,728,347
                                                                                ============       ============        ============


LIABILITIES
Investor certificates and accrued interest                                      $104,263,625       $ 83,946,739        $ 84,562,645
Mortgage participations and accrued interest                                       6,212,142          4,183,323           6,132,809
Accounts and other payables                                                          230,759            305,870             267,806
Loan guarantee obligation                                                             60,000               --                  --
Common dividends payable                                                             155,066            169,085             169,087
Building mortgage                                                                    175,442            184,660             180,194
Capital lease obligation                                                              10,904             16,146              13,632
Deferred taxes payable                                                               161,701               --               171,443
                                                                                ------------       ------------        ------------

TOTAL LIABILITIES                                                                111,269,639         88,805,823          91,497,616
                                                                                ------------       ------------        ------------

SHAREHOLDERS' EQUITY
Series A Convertible Preferred Stock, no par
  value; 235,000 shares authorized, no
  shares issued and outstanding                                                         --                 --                  --
Common Stock, $0.01 par value; 10 million shares authorized;
  821,503, 531,532 and 531,532 shares issued and outstanding                           8,215              5,315               5,315
Paid in capital                                                                    5,145,797          3,297,435           3,297,435
Retained earnings (deficit)                                                            8,902           (573,744)              1,229
Treasury stock                                                                          --              (73,248)            (73,248)
                                                                                ------------       ------------        ------------

TOTAL SHAREHOLDERS' EQUITY                                                         5,162,914          2,655,758           3,230,731
                                                                                ------------       ------------        ------------

TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                                                           $116,432,553       $ 91,461,581        $ 94,728,347
                                                                                ============       ============        ============

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REVIEW REPORT                                                                           F-19

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF OPERATIONS
For the three and six months ended June 30, 2004 and 2003
(Unaudited)

                                                                                   (Consolidated -                   (Consolidated -
                                                                                    See Note 18)                        See Note 18)
                                                                   3 Mo. Ended       3 Mo. Ended      6 Mo. Ended       6 Mo. Ended
                                                                    6/30/2004         6/30/2003        6/30/2004         6/30/2003
                                                                   -----------       -----------       -----------      -----------
REVENUES
Real estate loan and joint venture interest and fees               $ 2,900,850       $ 2,049,844       $ 5,598,347      $ 3,908,037
Loan participation and other income                                    112,212            93,944           210,968          174,233
                                                                   -----------       -----------       -----------      -----------

TOTAL REVENUES                                                       3,013,062         2,143,788         5,809,315        4,082,270
                                                                   -----------       -----------       -----------      -----------

EXPENSES
Investor interest expense                                            2,162,665         1,797,058         4,125,155        3,354,375
Loan loss expense                                                       10,000              --              30,000             --
Marketing expenses                                                     256,178           144,579           460,714          251,066
Salaries, payroll taxes, and benefits                                  308,876           256,714           629,096          471,215
Operating expenses                                                     231,884           178,436           390,048          492,545
                                                                   -----------       -----------       -----------      -----------

TOTAL EXPENSES                                                       2,969,603         2,376,787         5,635,013        4,569,201
                                                                   -----------       -----------       -----------      -----------

Income (Loss) Before Provision For Income Taxes                         43,459          (232,999)          174,302         (486,931)

Income Tax Provision (Benefit)                                         (10,558)         (107,805)           11,563         (221,751)
                                                                   -----------       -----------       -----------      -----------

NET INCOME (LOSS)                                                  $    54,017       $  (125,194)      $   162,739      $  (265,180)
                                                                   ===========       ===========       ===========      ===========

Basic and Diluted Earnings (Loss)
 per Common Share                                                  $      0.07       $     (0.24)      $      0.27      $     (0.51)

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REVIEW REPORT                                                                           F-20

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
For the six months ended June 30, 2004 and 2003
(Unaudited)

The statement for the six months ended June 30, 2003 was part of a consolidated financial statement - see Note 18.

                                                                                   RETAINED
                                   COMMON STOCK:        PAID-IN       PREFERRED    EARNINGS        TREASURY STOCK:         TOTAL
                                 SHARES    AMOUNT       CAPITAL        STOCK       (DEFICIT)      SHARES     STOCK         EQUITY
                                --------   ---------  ------------  -----------   ----------   ----------  ----------   -----------
BALANCE, DECEMBER 31, 2002      530,947    $  5,309   $ 3,293,641   $        -    $ (139,479)               $    --     $3,159,471
Net income (loss)                                                                  (265,180)                              (265,180)
Common stock issued                 585           6         3,794                                                            3,800
Dividend declared                                                                  (169,085)                              (169,085)
Treasury stock acquired                                                                          (11,269)    (73,248)      (73,248)
                                --------   ---------  ------------  -----------   ----------   ----------  ----------   -----------

BALANCE, JUNE 30, 2003          531,532    $  5,315   $ 3,297,435   $        -    $ (573,744)    (11,269)  $ (73,248)   $2,655,758
                                ========   =========  ============  ===========   ==========   ==========  ==========   ===========

BALANCE, DECEMBER 31, 2003      531,532    $  5,315   $ 3,297,435   $        -    $   1,229      (11,269)  $ (73,248)   $3,230,731
Net income (loss)                                                                   162,739                                162,739
Common stock issued             289,971       2,900     1,881,911                                                        1,884,811
Common stock issuance costs                               (33,549)                                                         (33,549)
Dividend declared                                                                  (155,066)                              (155,066)
Treasury stock sold                                                                               11,269      73,248        73,248
                                --------   ---------  ------------  -----------   ----------   ----------  ----------   -----------

BALANCE, JUNE 30, 2004          821,503    $  8,215   $ 5,145,797   $        -    $   8,902            -   $     --     $5,162,914
                                ========   =========  ============  ===========   ==========   ==========  ==========   ===========

SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REVIEW REPORT                                                                           F-21

CORNERSTONE MINISTRIES INVESTMENTS, INC.
STATEMENTS OF CASH FLOWS
For the six months ended June 30, 2004 and 2003
(Unaudited)

                                                                                                                     (Consolidated -
                                                                                                                       See Note 18)
                                                                                                     2004                  2003
                                                                                                 ------------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                                                $    162,739          $   (265,180)
Adjustments to reconcile net income (loss) to
 cash from operations-
Depreciation and amortization                                                                         398,644               227,699
Changes in-
Loans in process                                                                                      (43,668)             (465,207)
Accrued bond interest, net                                                                            (13,334)                1,312
Accrued real estate loan/joint venture interest and deferred loan fees                             (1,947,868)             (444,888)
Allowance for loan losses                                                                              30,000                  --
Refundable income taxes                                                                                39,095                  --
Deferred taxes                                                                                         (9,742)             (264,210)
Investor and mortgage participation interest payable                                                1,819,141             1,006,288
Accounts and other payables                                                                           (37,047)               23,747
Other assets                                                                                             (621)               (7,185)
                                                                                                 ------------          ------------

NET CASH PROVIDED (USED) BY OPERATIONS                                                                397,339              (187,624)
                                                                                                 ------------          ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate loans made                                                                             (4,496,366)          (11,786,045)
Real estate loan principal payments received                                                        5,509,656             6,066,195
Real estate joint venture investments made                                                         (8,806,704)           (8,152,409)
Real estate joint venture payments received                                                              --               1,880,000
Bonds redeemed or sold                                                                                   --                  31,250
Property and equipment purchased                                                                       (6,940)             (587,326)
                                                                                                 ------------          ------------

NET CASH USED BY INVESTING ACTIVITIES                                                              (7,800,354)          (12,548,335)
                                                                                                 ------------          ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Investor certificates sold                                                                         19,646,214            17,975,412
Investor certificates redeemed                                                                     (1,763,292)           (2,844,132)
Mortgage participation agreements sold                                                                 78,250             4,015,112
Debt issue costs paid                                                                                (922,288)             (893,058)
Building mortgage principal payments                                                                   (4,752)               (4,566)
Capital lease principal payments                                                                       (2,728)               (1,564)
Common stock issued, net of issuance costs                                                          1,851,262                 3,800
Dividends paid                                                                                       (169,087)             (168,640)
Treasury stock sold (acquired)                                                                         73,248               (73,248)
                                                                                                 ------------          ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                          18,786,827            18,009,116
                                                                                                 ------------          ------------

Net change in cash and cash equivalents                                                            11,383,812             5,273,157
Cash and cash equivalents at beginning of period                                                    4,389,851             1,500,499
                                                                                                 ------------          ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                       $ 15,773,663          $  6,773,656
                                                                                                 ============          ============

Supplemental Information-
  Interest paid during the period                                                                $  2,314,706          $  2,299,445
  Income taxes paid during the period                                                            $     62,500          $       --
Non-cash transactions-
  Investor certificates matured and re-invested                                                  $       --            $  3,702,912
  Loan interest financed and included in loan principal                                          $    782,529          $    297,360
  Fixed asset lease financing                                                                    $       --            $     17,710


SEE ACCOMPANYING NOTES AND ACCOUNTANT'S REVIEW REPORT                                                                           F-22

                    CORNERSTONE MINISTRIES INVESTMENTS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements include the accounts of Cornerstone Ministries Investments, Inc (the "Company"). Previously, the Company's financial statements included the accounts of two wholly-owned subsidiaries, Wellstone Communities, Inc. and Wellstone Financial Group, LLC. In June 2004, the Company dissolved both subsidiaries. See Note 18 for additional disclosures.

The Company originates and purchases mortgage loans made to faith-based organizations. The Company offers specialized programs for churches and for non-profit sponsors of senior housing and affordable housing programs. The Company also invests in other real estate projects for the purpose of selling at a profit, or leasing. Substantially all of the Company's loans and investments are in projects located in the Southeast and Southwestern United States.

Cash and cash equivalents include bank accounts and investments with original maturities of 90 days or less.

Real estate loans and senior housing loans classified as real estate joint venture investments include unpaid principal and accrued interest balances net of deferred loan fees and unearned discounts, less an allowance for loan losses. Interest income is recognized monthly on the accrual basis in accordance with loan terms. Interest income is recognized on the cash basis for loans with a recorded impairment loss (other than restructured loans) and the possibility of future loss is considered remote. If the possibility of future loss is not remote, then interest income is not recognized and interest payments are credited to outstanding loan principal. Loan origination fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status. Interest income and loan fees recognized from real estate loans and senior housing loans classified as real estate joint venture investments are reported as "real estate loan and joint venture interest and fees" in the accompanying Statements of Operations.

The Company receives monthly interest payments on its real estate loans and senior housing loans (classified as real estate joint venture investments) except when the terms of a loan allow a borrower to finance interest payments. Interest is financed in the following circumstances:
o Family housing loans may finance interest while the project is in the development and pre-sales phase, which normally lasts 12 to 24 months depending on the size of the project. The Company receives the financed interest as the borrower sells homes in the development.
o Church construction loans may finance interest while the church building is under construction. This takes three to nine months, depending on the size of the building. When the building is operational, the financed interest from the construction phase is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.
o Senior housing loans may finance interest during the construction/renovation stage of the borrower's operations. This takes two to six months, depending on the size of the project. When the facility is operational, the financed interest from the construction/renovation stage is included in the loan's principal amount and the Company begins receiving monthly interest payments from the borrower.

Senior housing loans are classified as real estate joint venture investments if the Company participates in a property's residual profits and all of the following exist at the inception of the loan:
o The borrower has title but not a substantial equity investment in the property.
o The Company does not have recourse to substantial tangible, saleable assets of the borrower other than the underlying collateral of the loan and there is no irrevocable letter of credit for a substantial amount of the loan.
o There is no take-out commitment for the full amount of the loan from a creditworthy, independent third-party.
o The facility does not have lease commitments which will provide sufficient cash flow to service normal principal and interest loan amortization.

The Company normally provides all or substantially all of the funding (directly or through loan guarantees) for the acquisition and development of these facilities, which are owned by non-profit entities. The Company participates in residual profits through loan participation agreements, which enable the Company to earn income from the borrower when the property in which the Company provided financing is sold or refinanced with another lender. The participation is between 25% and 33% of the borrower's gain. Loan participation income is recognized when the borrower's sale or refinancing is completed and the Company receives payment from the borrower.

Loans in process are amounts advanced or expended on behalf of borrowers prior to completion of the loan documentation. Interest is not accrued on these amounts until the loan documentation is complete and the borrower acknowledges the debt and associated interest. Substantially all of these expenditures are converted to loans within one year or less.

Unamortized debt issue costs include the costs and commissions associated with issuing Investor Certificates and Mortgage Participation Agreements. These costs are amortized on a straight-line basis over the term of the associated debt, principally five years.

The allowance for loan losses for real estate loans and senior housing loans classified as real estate joint venture investments is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is determined in accordance with SFAS No. 5 (collective loan losses) and SFAS No. 114 (specific impaired loan losses). A collective loan loss is recognized when the characteristics of a group of loans indicate that it is probable that a loss exists even though the loss cannot be identified with a specific loan. The collective loan loss allowance amount is based on observable data that management believes is reflective of the underlying credit losses inherent in the portfolio. The components of this evaluation include trends in the Company's historical loss experience, changes in credit risk and credit quality, credit concentrations, economic conditions, collateral values, and other risks inherent in the portfolio. Specific impaired loan loss allowances are made when it is determined that a loan is impaired and the loan's carrying amount exceeds the present value of estimated future cash flows, or, if the loan is considered collateral dependant, the loan's collateral value. A loan is considered impaired if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated. The allowance is increased by a provision for loan loss and reduced by charge-offs, net of recoveries. Changes in the allowance relating to specific impaired loans are charged or credited to loan loss expense. Loans are charged-off to the extent the loan's carrying amount exceeds the net realizable value of the collateral, with the charge-off occurring when it is likely that the loan is uncollectible and foreclosure will occur.

Bond holdings consist of tax-free local government securities and church bonds. The Company accounts for these investments using SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and classifies the bonds as "available for sale" securities. The bonds are recorded at cost and adjusted for unrealized holding gains and losses. Temporary unrealized holding gains and losses are reported, net of deferred taxes, as a separate component of shareholder's equity until realized. If an unrealized holding loss is judged to be other than temporary, the cost basis of the security is written down to fair value and included in earnings.

Property and equipment are valued at cost when purchased. Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which are three to five years for furnishings and equipment, and 40 years for office buildings.

Real estate held for investment includes land which the Company owns and intends to hold as an investment for more than one year. The assets are carried at the lesser of cost or fair value as required by SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets". Impairment losses are recognized when the carrying amount of a long-lived asset is determined not to be recoverable and the carrying amount exceeds fair value. Profit from real estate sales is recognized when the collectibility of the sales price is reasonably assured and the Company is not obligated to perform significant activities after the sale to earn the profit. If either of these conditions exists, all or part of the profit is deferred and recognized using the installment sale method or cost recovery method as prescribed by SFAS No. 66, "Accounting for Sales of Real Estate".

Interest on Investor Certificates is accrued from the date of issuance. Certificate holders choose, at the time of purchase, to have interest paid semi-annually or upon redemption. Investors holding five year certificates in multiples of $10,000 may receive interest monthly. Unpaid interest is compounded semi-annually. Interest on Mortgage Participation Agreements is accrued from the date of issuance and is paid monthly.

Mortgage Participation Agreements are accounted for as secured borrowings with pledges of collateral because the agreements do not meet the definition of a sale of a financial asset under SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities".

The Company is guarantor on certain loans secured by senior housing facilities which are owned by non-profit entities. Loan guarantees that originated prior to January 1, 2003 have no obligation recognized in the financial statements. For loan guarantees that were originated or modified on or after January 1, 2003, a loan guarantee obligation is recognized based on the loan guarantee's estimated fair value. The Company charges the loan guarantee's fair value to the respective borrower as compensation for the Company's risk and payment is expected within 30 days of the loan guarantee's origination or modification date. Unpaid amounts are classified as "Loan guarantee receivables" in the accompanying balance sheets. Loan guarantee obligations are analyzed at the end of each fiscal year and if the fair value of a loan guarantee has declined, the carrying amount of the loan guarantee obligation is reduced and credited to earnings.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to the difference between the methods of accounting for depreciation, amortization, start-up costs, allowance for loan losses, and installment sales for financial and tax-reporting purposes. The deferred taxes represent the estimated future tax consequences of those differences, which will be either taxable or deductible when the assets and liabilities are recovered or settled. Accelerated depreciation methods and shorter asset lives are used for tax reporting, and straight-line depreciation is used for financial statement reporting. The Company calculates deferred taxes under the provisions of SFAS No. 109 which provides for deferred tax assets and liabilities to be carried on the balance sheet at current tax rates.

Basic earnings (loss) per common share are calculated by dividing net income or net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting weighted average outstanding shares, assuming conversion of all potentially dilutive shares of Series A Convertible Preferred Stock.

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. The estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that are used.

Certain report classifications used in prior year financial statements have been reclassified to conform to current year presentation.

New Accounting Pronouncements:

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an interpretation of ARB (Accounting Research Bulletin) No. 51. This interpretation requires the consolidation of entities in which an enterprise absorbs a majority of the entities expected losses, receives a majority of the expected residual gains, or both, as a result of ownership, contractual or other financial interests in the entity. In October 2003, the FASB delayed the effective date of FIN 46 for variable interest entities (VIE's) or potential VIE's created before February 2003. In December, the FASB issued a revised version of FIN 46, which delayed the effective date of FIN 46 for all VIE's until March 2004. FIN 46 and its various interpretations are not expected to have a material impact on the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. This standard, which amends the transition and disclosure issues associated with SFAS No. 123, became effective for the years ending after December 31, 2002. The requirements of this standard do not impact the Company's financial position or results of operations.

During  the  last  three  years,  the FASB has  issued  a number  of  accounting
pronouncements   with  various   effective   dates:   SFAS  No.  141,   Business

Combinations; SFAS No. 142, Goodwill and Other Intangible Assets; SFAS No. 143, Accounting for Asset Retirement Obligations; SFAS No. 144, Accounting for the
Impairment or Disposal of Long-Lived Assets; SFAS No. 145, Rescission of SFAS No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections; SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities; SFAS No. 147, Acquisition of Certain Financial Institutions - an Amendment of SFAS No. 72 and 144 and FASB Interpretation No. 9; SFAS No. 149, Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities; SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and
Equity; and Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. These pronouncements do not have a material effect of the Company's financial statements.

NOTE 2 - PROPERTY AND EQUIPMENT

At June 30, property and equipment is composed of:

                                                       2004              2003
                                                    ---------         ---------
Office Condominiums                                 $ 792,659         $ 792,659
Office Computers, Furnishings,
   Software & Equipment                               121,437           116,054
Vehicles                                               37,730            37,730
Capital lease - phone system                           17,710            17,710
Less: Accumulated Depreciation                       (121,778)          (63,155)
                                                    ---------         ---------
Property and equipment, net                         $ 847,758         $ 900,998

Depreciation expense-
       Current Quarter                              $  16,262         $  15,073
       Year-to-Date                                 $  32,282         $  24,375

NOTE 3 - COMMITMENTS AND RELATED PARTY TRANSACTIONS

Leases:

During 2003, the Company entered into a capital lease for a new telephone system at the Company's headquarters. The lease was recorded at the asset's fair value and is being amortized over three years using the straight-line method. Interest expense is calculated based on the implied interest rate in the lease. The lease payment, including principal, interest and sales tax, is $672 per month. Amortization expense was $1,476 and $1,476 for the three months, and $2,952 and $1,968 for the six months ended June 30, 2004 and 2003, respectively. Interest expense was $491 and $701 for the three months, and $1,037 and $946 for the six months ended June 30, 2004 and 2003, respectively. Future yearly minimum lease payments as of June 30, 2004:

Year                                    Amount
----                                    ------
2004                                    $3,765
2005                                     7,531
2006                                     1,256
                                       -------
 Total                                  12,552
Less interest portion                   (1,648)
                                       -------
Capital lease obligation               $10,904

Related Party Transactions:

Effective July 1, 2003, the Company entered into a Personnel Services Agreement with Cornerstone Capital Advisors, Inc. ("CCA") to provide loan management, administration, and accounting; investor relations; marketing; computer and management information systems administration; record maintenance; and bookkeeping and accounting after June 30, 2003. The Company is obligated to pay directly or reimburse actual expenses to be billed bi-weekly. CCA can earn incentive compensation of up to 10% of the actual expenses billed to the Company for the prior 12 months. The base for good performance includes being current on all bond interest and other obligations, and that the common stock shareholders have received dividends equal to an annual rate of at least 10% on the price paid in a public offering for all the time the shares were outstanding. Factors above the base and the exact amount of incentive compensation will be determined by the Board of Director's judgment on the extent to which CCA's services have contributed to the results. The agreement is for renewable one-year terms and it may be terminated by either party upon 60 days' written notice. The Company does not have any employees of its own and CCA is subject to the supervision of the Board of Directors. Two of the Company's directors serve on CCA's Board of Directors. For the three and six months ended June 30, 2004, the Company paid $335,271 and $659,493, respectively, to CCA for personnel services.

During 2003, the Company and Wellstone Communities, Inc. (a formerly 100%-owned subsidiary) each entered into a service agreement with Cornerstone Direct Public Offerings, LLC ("CDPO") to provide legal and administrative services for the filing of SB-2 Registration Statements with the Securities and Exchange Commission. Two of the Company's directors serve on the Board of Directors of CDPO's majority owner, Cornerstone Group Holdings, Inc. The service fee was $75,000 per filing payable in installments during the filing process. All amounts due under these agreements were paid in the third and fourth quarters of 2003. In 2004, the Company amended its service agreement and paid an additional $25,000 to CDPO for cost over-runs related to the length of time needed for the registration statement to become effective. See Note 12 for additional disclosures on the Company's registration statement and Note 18 for additional disclosures on Wellstone Communities, Inc.'s registration statement.

NOTE 4 - REAL ESTATE LOANS

At June 30, the Company had Real Estate Loans on church and other non-profit properties as follows:

                                                     2004               2003
                                                ------------       ------------
Family housing development loans                $ 27,822,341       $ 21,932,715
Church mortgage loans                             10,460,444         15,028,121
Senior housing mortgage loans                      9,219,836          8,305,455
                                                ------------       ------------
   Total principal                                47,502,621         45,266,291
   Accrued Interest                                  390,570            431,860
   Unearned Loan Fees                               (149,537)           (69,533)
   Allowance for loan losses                        (405,000)               -0-
                                                ------------       ------------
   Total Real Estate Loans                      $ 47,338,654       $ 45,628,618
                                                ============       ============

These loans mature as follow: 2004 - $28,131,326; 2005 - $15,442,125; 2006 - $0;
2007 - $0;  2008 - $106,497;  beyond 2008 -  $3,822,673.  Loan  maturity  may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

Based on the terms of the loans, the Company allows borrowers with loans related to certain family housing and church properties to finance interest payments while the properties are in the development and construction phase of operations. For the six months ended June 30, the net interest payments financed were:

                                                          2004           2003
                                                       ---------      ---------
Current year interest financed                         $ 543,737      $ 386,947
Previous years' financed interest received                (8,054)      (456,861)
                                                       ---------      ---------
Net financed interest                                  $ 535,683      ($ 69,914)
                                                       =========      =========

On June 30, 2004, the Company had significant credit risk concentrations in the following states:

Georgia       $25,210,649
Florida       $ 9,464,518
Texas         $ 6,782,963

Impaired loan disclosures for the six months ended June 30 are as follows:

                                                            2004          2003
                                                        ----------    ----------
Number of impaired loans                                         1             1
Carrying amount at June 30                              $1,646,353    $  137,526
Weighted average investment - year-to-date              $1,615,304    $  134,694
Impaired loan interest income - current quarter         $   38,849    $    2,832
Impaired loan interest income - year-to-date            $   77,697    $    5,664

No allowance for specific impaired loan loss has been recorded because the carrying amount of the impaired loans as of June 30, 2004 and 2003 was less than the present value of the loan's expected future cash flows.

NOTE 5 - REAL ESTATE JOINT VENTURE INVESTMENTS

As of June 30, certain of the Company's mortgage loans on senior housing facilities are classified as real estate joint venture investments, as follows:

Location                                              2004             2003
--------                                          ------------     ------------
McKinney, TX                                      $  3,883,476     $  2,952,482
Largo, FL                                                  -0-        3,416,623
St. Petersburg, FL                                   3,943,320        4,295,910
Lewisville, TX                                      10,533,304        9,264,233
Garland, TX                                          6,110,256        4,400,000
Chattanooga, TN                                      4,439,918        2,892,648
Winter Haven, FL                                     5,505,751              -0-
San Antonio, TX                                     10,970,238        5,772,025
                                                  ------------     ------------
Total principal outstanding                         45,386,263       32,993,921
Accrued interest                                       371,123          210,973
Unearned loan fees                                    (661,258)      (1,641,667)
Allowance for loan losses                                  -0-              -0-
                                                  ------------     ------------
Real estate joint venture investments, net        $ 45,096,128     $ 31,563,227
                                                  ============     ============

The loans  mature as  follows:  2004 -  $20,363,880;  2005 -  $25,022,383.  Loan maturity may be accelerated in accordance with loan terms, generally upon certain events of default such as non-payment of scheduled payments or bankruptcy.

The Company participates in the residual profits of these properties through loan participation agreements, which enable the Company to receive income from a borrower when a property in which the Company provided financing is sold or refinanced with another lender. The participation percentage for each property varies between 25% and 33% of the borrower's gain.

All loans accrue interest at 10% per year and except as noted below, 'interest-only' payments are received monthly. The original loan terms are for one year with two, one year extensions at the Company's option. The Company charges a 10% loan origination fee which is financed and included in the loan's principal balance.

In accordance with loan terms, the Company allows certain borrowers to finance interest payments while their facilities are in the construction or renovation phase of operations. For the six months ended June 30, the net interest payments financed were as follows:


                                                            2004          2003
                                                          --------      --------
Current year interest financed                            $246,846      $367,274
Previous years' financed interest received                     -0-           -0-
                                                          --------      --------
Net financed interest                                     $246,846      $367,274
                                                          ========      ========

The Company analyzes the underlying operations and collateral of each facility in which there is an outstanding loan by requiring independent appraisals every 12 to 24 months, reviewing loan balances and comparing them to the established loan budgets, and by analyzing income and cash flow statements that are submitted by the borrowers. If it is determined that it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a loan, the loan is considered impaired and a loan loss will be recognized to the extent the collateral's fair value is less than the current loan carrying amount. No real estate joint venture investments were considered impaired as of June 30, 2004 and 2003.

NOTE 6 - ALLOWANCE FOR LOAN LOSSES

For the six months ended June 30, 2004, a summary of changes in the allowance for loan losses by loan type was:


                                                                                Real Estate
                                                 Family           Senior       Joint Venture
                                  Church         Housing         Housing        Investments          Total
                                  ------         -------         -------        -----------          -----
Balance - beginning of year    $    -0-       $ 375,000        $   -0-         $    -0-           $ 375,000
Loan loss expense                   -0-          30,000            -0-              -0-              30,000
Charge-offs                         -0-            -0-             -0-              -0-               -0-
Recoveries                          -0-            -0-             -0-              -0-               -0-
                                ----------    ------------    -----------     --------------     -------------
Balance - end of year           $   -0-       $ 405,000        $   -0-         $    -0-           $ 405,000


Components of allowance for loan losses at June 30, 2004:

Collective loan losses-
  Historical experience                   $   -0-
  Current credit risk assessment           405,000
                                          --------
  Total collective loan losses             405,000
Specific impaired loan losses                 -0-
                                          --------
Total allowance for loan losses           $405,000
                                          ========

Prior to 2003, the Company had no allowance for loan loss activity. In the fourth quarter of 2003, as part of the Company's regular loan grading and risk assessment process, it was determined that the family housing loan portfolio's credit risk had increased over historical levels. This increase was caused by slower than expected new home sales. The slow down in new home sales is due to slower than expected growth in the U.S. economy. This increase in credit risk resulted in a $375,000 charge to loan loss expense in the fourth quarter of 2003. In the first and second quarters of 2004, the Company charged an additional $20,000 and $10,000 to loan loss expense, respectively. These charges were due to an increase in the family housing loan portfolio's outstanding loan principal. The Company has never incurred a loan charge-off; therefore, there is no collective loan loss allowance related to the Company's historical experience.

NOTE 7 - GOODWILL

The Company uses SFAS 142 "Goodwill and Other Intangible Assets". Goodwill associated with the Company's acquisition of Presbyterian Investor's Fund, Inc. during the fourth quarter of 2000, is carried at $450,997 and is not subject to further amortization. Goodwill is tested for impairment at the end of each year using the present value of expected future cash flows to determine its fair value. At December 31, 2003 and 2002, goodwill's fair value exceeded its carrying value; therefore, no provision for impairment loss has been recorded. No goodwill was acquired or sold in either of the quarters presented in these financial statements.

NOTE 8 - UNAMORTIZED DEBT ISSUE COSTS

Unamortized debt issue costs consist of legal, accounting, and filing costs incurred to register the Company's debt securities and commissions paid or accrued on the sale of debt securities. These costs are amortized on a straight-line basis over the period the associated debt is outstanding, generally five years. At June 30, 2004, unamortized debt issue costs consist of:

Costs incurred to register debt securities           $   594,591
Commissions paid on the sale of debt securities        3,152,617
Less: Accumulated Amortization                        (1,418,650)
                                                     -----------
                                                     $ 2,328,558
                                                     ===========

Amortization expense was $203,633 and $109,643 for the three months, and $366,361 and $203,324 for the six months ended June 30, 2004 and 2003, respectively, and is included in marketing expenses in the accompanying Statements of Operations.

Estimated amortization expense for the next five years:

7/2004 - 6/2005   $746,404     7/2007 - 6/2008   $302,435
7/2005 - 6/2006   $583,230     7/2008 - 6/2009   $144,924
7/2006 - 6/2007   $551,565

NOTE 9 - BOND HOLDINGS

Bond holdings at June 30 consist of-                   2004             2003
                                                      ------           ------
St. Lucie Co., FL Subordinated Revenue Bonds:
         Maturity  7/1/2036                         $2,325,000       $2,325,000
         Maturity 10/1/2036                          2,700,000        2,700,000
Undivided 50% interest sold to investor             (2,512,500)      (2,512,500)
                                                    -----------      ----------
Net investment in St.Lucie Co., FL bonds             2,512,500        2,512,500
                                                    -----------      ----------
Largo, FL Subordinated Revenue bonds:
            Matures 10/1/2033                        2,500,000              -0-

Undivided interest sold to investors                (1,225,000)             -0-
                                                    -----------      ----------
Net investment in Largo, FL bonds                    1,275,000              -0-
                                                    -----------      ----------
Local Church Bonds, maturing 2002 & 2003                 -0-             27,500
                                                    -----------      ----------
Cost and fair value of bond holdings                 3,787,500        2,540,000

Accrued interest receivable                            227,167          161,600
                                                    -----------      ----------
                                                    $4,014,667       $2,701,600
                                                    ==========       ==========


The bonds are not traded on an exchange; however, management estimates, based on discounted expected cash flows, that the fair value of the individual securities approximates their original cost. Accordingly, no unrealized holding gains or losses have been recorded in 2004 or 2003.

Proceeds from the maturity of bonds were $0 and $31,250 for the six months ended June 30, 2004 and 2003, respectively. No realized gains or losses were recognized in either quarter. The Company uses the specific identification method to determine realized gains and losses.

Tax-free interest income was $82,500 and $59,056 for the three months, and $165,556 and $115,038 for the six months ended June 30, 2004 and 2003, respectively.

NOTE 10 - INCOME TAXES

The net deferred tax (liability) asset in the accompanying Balance Sheets includes the following components as of June 30:

                                                       2004             2003
                                                     ---------        ---------

Deferred tax assets                                  $ 208,753        $ 673,566
Deferred tax liabilities                              (370,454)        (135,123)
                                                     ---------        ---------
Net deferred tax (liability) asset                   ($161,701)       $ 538,443

The deferred tax liabilities result from the use of accelerated depreciation methods for property and equipment and from using the installment method for tax accounting. The deferred tax assets result from tax versus financial reporting differences in accounting for allowance for loan losses and from differences in the amortization of debt issue and start-up costs. The Company estimates that future taxable income will be sufficient to realize the deferred tax assets; therefore, no valuation allowance was provided for as of June 30, 2004 and 2003.

During the third quarter of 2003, the Company's request with the Department of the Treasury to change its tax accounting method for loan fees to approximate its book treatment under SFAS Nos. 65 and 91 was approved. As a result of this change, the Company was able to amend and request refunds from its 2000 and 2001 federal and state tax returns totaling $286,953. $244,336 of the requested refunds was received in the fourth quarter of 2003 and the remaining $42,617 was received in the second quarter of 2004. In addition, the amended tax returns created a $481,154 federal net operating loss carryforward and an $82,025 state net operating loss carryforward that the Company used to reduce its 2003 income tax liability.

Components of the income tax provision (benefit) for the three and six months ended June 30:
                             Three Months                      Six Months
                       ------------------------       --------------------------
                          2004          2003             2004            2003
                       ---------      ---------       ---------       ---------
Current:   Federal      ($ 8,159)     $  45,083       $  13,676       $  36,090
           State           2,157          8,203           7,629           6,369
Deferred:  Federal        (4,131)      (136,927)         (8,830)       (224,578)
           State            (425)       (24,164)           (912)        (39,672)
                       ---------      ---------       ---------       ---------
                       ($ 10,558)     ($107,805)      $  11,563       ($221,751)

Reconciliation of the Company's income tax provision (benefit) rate to statutory federal rates for the three and six months ended June 30:


                                           Three Months           Six Months
                                        -----------------     -----------------
                                         2004      2003        2004      2003
                                        ------    ------      ------    ------
Statutory federal rate                    35.0%    (35.0%)      35.0%    (35.0%)
Effect of graduated federal rates         (1.0%)     1.0%       (1.0%)     1.0%
State taxes, net of federal benefit        3.7%     (3.7%)       3.7%     (3.7%)
Effect of tax-free bond interest income  (64.5%)    (8.7%)     (32.3%)    (8.0%)
Other, net                                 2.5%       .1%        1.2%       .2%
                                        ------    ------      ------    ------
Effective tax provision (benefit) rate   (24.3%)   (46.3%)       6.6%    (45.5%)

NOTE 11 - CASH CONCENTRATION

A cash concentration risk arises when the Company has more cash in a financial institution than is covered by federal deposit insurance. At June 30, 2004, the Company had cash in excess of insured limits totaling $15,416,147.

NOTE 12 - INVESTOR CERTIFICATES

The Company has three types of  certificates  outstanding:

Access certificates have no stated maturity and are due on demand. The minimum investment amount is $100. The interest rate is determined by the Board of Directors each quarter. The directors may change the rate between quarters if market conditions warrant such a change. The current interest rate is 5%.

Graduated certificates can be redeemed yearly and have a five year maximum maturity. The minimum investment amount is $500. The interest rate increases based on the length of time that the certificate is outstanding. For certificates sold prior to 2004 the rate starts at 7% and increases .5% for each year the certificate is outstanding with a 9% maximum rate. Certificates (Series
E) sold in 2004 have an initial interest rate of 6.25% and increase .5% for each year the certificate is outstanding with an 8.25% maximum rate.

Five year certificates have a five year maturity and a $500 minimum investment. The interest rate is 9% for certificates sold prior to 2004 and 8.25% for certificates (Series E) sold in 2004.

The certificates are not collateralized and no sinking fund is required to fund redemptions at maturity. All of the certificates have been registered with the Securities and Exchange Commission under the Securities Act of 1933. Five year schedule of principal maturities for certificates outstanding at June 30:

Years to Maturity                             2004                       2003
-----------------                        ------------               ------------
On demand & 1 year                       $ 15,606,131               $ 10,744,701
2                                          10,803,667                 10,291,648
3                                          15,415,539                 23,194,607
4                                          38,404,494                 17,765,879
5                                          16,882,292                 18,198,729
                                          -----------               ------------
Total Principal                           $97,112,123               $ 80,195,564
                                          ===========               ============


At June 30, 2004 and 2003, accrued interest payable was $7,151,502 and $3,751,175, respectively. Interest rates for certificates outstanding at June 30, 2004 are:

5.0%                $2,186,871
6.25%                2,274,702
7.0%                   327,953
7.5%                 3,810,482
8.0%                 2,471,155
8.25%               16,882,292
9.0%                69,158,668

On April 29, 2003 Cornerstone Ministries Investments, Inc. filed a Form SB-2 Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission to sell up to $40,000,000 of its Series E Certificates of Indebtedness along with $11,375,000 of its Common Stock. The Registration Statement was approved by the Securities and Exchange Commission on March 26, 2004. The Company issued $19,152,825 in new Investor Certificates and $1,884,811 in Common Stock (289,971 shares) during the second quarter of 2004.

NOTE 13 - MORTGAGE PARTICIPATION AGREEMENTS

In the second quarter of 2003, the Company began selling Mortgage Participation ("MP") Agreements. The MP Agreements have not been registered and therefore, are only available to accredited investors. The agreements are collateralized by specific senior housing loans owned by the Company and entitle the investor to a proportionate share of the interest earned on the collateral. Interest is paid monthly to the MP investor after the Company receives interest payments on related the collateralized loans. The agreements have no stated maturity date. Principal payments are made when the Company receives principal payments on the collateralized loans. Losses that the Company may incur on the collateralized loans are shared pro-rata with the MP Agreement holders. The Company has the right but not the obligation to redeem the MP Agreements at any time. The MP Agreement investors do not have the right to sell or repledge their interest in the underlying collateral. Interest expense related to MP Agreements was $154,062 and $27,020 for the three months ended and $307,817 and $27,020 for the six months ended June 30, 2004. MP Agreement principal and interest outstanding and related collateral as of June 30, 2004:

                                                               MP Amount         Total Collateral
                                                              Outstanding        Carrying Amount
                                                              -----------        ---------------
Lewisville, TX senior housing loan; matures 10/1/04
   with a one year extension at the Company's option          $3,766,000             $10,506,229
Garland, TX senior housing loan; matures 12/1/04
   with a one year extension at the Company's option           2,396,500             $ 6,087,652
                                                             -----------
Total principal outstanding                                    6,162,500
Accrued interest payable                                          49,642
                                                             ------------
                                                              $6,212,142
                                                              ==========

The loans which collateralize the MP agreements are classified as real estate joint venture investments in the accompanying Balance Sheets. The total carrying amount is equal to the loan's outstanding principal, plus accrued interest, less deferred loan fees.

NOTE 14 - LOAN GUARANTEES

The Company is guarantor on four loans secured by senior housing facilities owned by unrelated non-profit entities. Certain real estate joint venture investments and real estate acquisition and development loans in which the borrower chooses to secure outside financing may require a Company guarantee as a condition of the extension of the loan by the financial institution. The guarantee is solely limited to amounts drawn under credit facilities and only covers outstanding principal and accrued interest and terminates upon maturity and principal repayment. Only upon an uncured payment default and upon demand by the financial institution would the Company be required to perform under its guarantee obligations. The Company's recourse would be limited to repossession of the underlying collateral and subsequent resale of the facilities. As of June 30, 2004, all loans which had a guarantee were current based on their loan terms. Loan guarantees as of June 30, 2004:

                                                                             Current             Loan
                         Origination       Maturity         Maximum         Principal          Guarantee
Location                    Date             Date          Guarantee       Outstanding        Obligation
--------                    ----             -----         ---------       -----------        ----------
Fort Pierce, FL            5/31/04         11/30/04       $ 6,000,000      $ 6,000,000          $ 60,000
Fort Pierce, FL            7/18/01          8/15/04         4,445,000        4,445,000              -0-
Palm Bay, FL              12/31/02         12/31/05        13,800,000       12,241,293              -0-
St. Petersburg, FL        12/18/01         12/18/04         7,347,300        7,113,692              -0-
                                                          -----------      -----------          --------
                                                          $31,592,300      $29,799,985          $ 60,000
                                                          ===========      ===========          ========

As of June 30, 2004, $60,000 was due from the borrower for the Fort Pierce, FL loan guarantee. The Company received full payment for this guarantee prior to the issuance of these financial statements.

NOTE 15 - PROFIT SHARING PLAN

During 2001, the Company established a profit sharing plan for its employees. The plan allows for entry into the plan after one year of service, and immediate vesting of contributed amounts. All contributions are to be made at the discretion of the Company after approval by the Board of Directors. For the six months ended June 30, 2004 and 2003, the Company has not elected to contribute to the plan.

NOTE 16 - BUILDING MORTGAGE

In connection with the acquisition of office space, the Company obtained a mortgage and pledged the real estate as collateral. The mortgage requires monthly principal and interest payments of $2,068 with an annual interest rate of 8.5%. The loan matures on March 1, 2006, at which time a balloon payment of $158,637 will be required. Estimated annual principle payments: 2004 - $5,071; 2005 - $10,733; 2006 - $159,638.

NOTE 17 - SERIES A CONVERTIBLE PREFERRED STOCK

In 2001, the Company amended its Articles of Incorporation to provide for the issuance of up to 235,000 shares of Series A Convertible Preferred Stock. The shares do not accrue dividends unless such dividends are declared by the Board of Directors. The shares entitle the preferred shareholder to have one vote per share, presently equal to the voting rights of Common shareholders. Each share is convertible, after 3 years, into shares of Common Stock based on an adjustable formula.

During 2001, as part of the Company's formation and initial capitalization of Wellstone Financial Group, LLC ("WFG"), 500 preferred shares with a value of $500,000 were issued to WFG in return for a 100% ownership interest in WFG. In June 2004, WFG was dissolved and all of the outstanding Series A Convertible Preferred Stock was redeemed from WFG in exchange for the Company's ownership interest in WFG. See Note 18 for additional disclosures on this transaction.

NOTE 18 - DISSOLUTION OF SUBSIDIARIES

In June 2004, the Company's Board of Directors approved an agreement to dissolve Wellstone Financial Group, LLC ("WFG"), a 100%-owned subsidiary. In exchange for the Company's ownership interest in WFG, the Company redeemed all of the Company's Series A Preferred Stock owned by WFG. The fair value of the Preferred Stock and the Company's ownership interest in WFG were both estimated at $500,000; therefore, no cash was exchanged. As of June 30, 2004, WFG is no longer included in the Company's financial statements. The transaction had no effect on the Company's assets, liabilities, net income and earning per share of common stock. WFG was dissolved because the Company has been unable to retain the type of specialized employees necessary to develop WFG's operations into a long-term profitable venture.

In June 2004, the Company's Board of Directors approved an agreement to dissolve Wellstone Communities, Inc. ("WCI"), a 100%-owned subsidiary. The Company received all of WCI's assets in exchange for its 136,250 shares of WCI Common Stock. The fair value of this transaction was $1,265,268. WCI's assets included $1,046,340 in cash and a real estate mortgage loan with a carrying amount of $218,928. The transaction had no effect on the Company's assets, liabilities, net income, and earnings per common share. WCI filed a Form SB-2 Registration Statement in 2003 and planned to issue preferred stock to expand its specialized loan operations and possibly purchase a bank. The Company determined that it was not feasible to go forward with the registration statement given the proposed financial structure; therefore, WCI was dissolved.

NOTE 19 - EARNINGS PER SHARE

Basic earnings (loss) per share for the three and six month periods ended June 30 have been calculated as follows:

                                                             Three Months          Six Months
                                                             ------------          ----------
2004              Net Income                                    $54,017              $162,739
----              Average Common Shares Outstanding             709,902               603,085
                  Earnings per Common Share                       $0.07                 $0.27
2003              Net Loss                                    ($125,194)            ($265,180)
----              Average Common Shares Outstanding             519,965               523,088
                  Loss per Common Share                          ($0.24)               ($0.51)

Diluted earnings per share are the same as basic earnings per share because there are no shares of Series A Convertible Preferred Stock outstanding. Other than the Series A Convertible Preferred Stock, there are no other potentially dilutive securities, stock options or warrants outstanding.

NOTE 20 - MAJOR CUSTOMERS

The Company received more than 10% of its total revenue for the three and six months ended June 30, 2004 from the following customers:

                                    Three Months             Six Months
                                  ----------------     -------------------
                                  Amount        %        Amount       %     Description of Revenue Received
                                  ------        -        ------       -     -------------------------------
Senior Housing Services, Inc.    $1,440,889   47.8%    $2,665,631   45.9%   Interest and fees from real estate joint
                                                                              venture investments
Wellstone Housing Corp.             539,803   17.9%     1,051,547   18.1%   Interest and fees from family housing
                                 ----------   ----     ----------   ----      development loans
                                 $1,980,692   65.7%    $3,717,178   64.0%
                                 ==========   ====     ==========   ====

The major customers are not related parties. Neither organization directly or indirectly controls, is controlled by, or is under common control of the Company. There is not common ownership interest, officers, or directors and the Company does not have the power to direct or significantly influence the management or operating policies of these customers.

NOTE 21 - FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and cash equivalents - Fair value approximates their carrying amount due to the initial maturities of the instruments being three months or less.

Bond holdings - These bonds are not traded on an exchange; therefore, fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Investor certificates and mortgage participations - Fair value is estimated based on the present value of expected future cash flows, which approximates their carrying amount.

Building mortgage and capital lease obligation - Fair value approximates carrying value since stated rates are similar to rates currently available to the Company for debt with similar terms and remaining maturities.

The estimated fair values of the Company's financial instruments at June 30, 2004 are:

                                                Carrying Amount      Fair Value
                                                ---------------      ----------
Financial assets:
  Cash and cash equivalents                       $15,773,663        $15,773,663
  Bond holdings                                   $ 3,787,500        $ 3,787,500
  Loan guarantee receivable                       $    60,000        $    60,000
Financial liabilities:
  Investor certificates                           $97,112,123        $97,112,123
  Mortgage participations                         $ 6,162,500        $ 6,162,500
  Building mortgage                               $   175,442        $   175,442
  Capital lease obligation                        $    10,904        $    10,904
  Loan guarantee obligation                       $    60,000        $    60,000

                         [BACK COVER OF THE PROSPECTUS]




Until March 27, 2005 (90 days after the date of this prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.